                                                                    EXHIBIT 99.2

                           CONVERSION APPRAISAL REPORT

                         BENJAMIN FRANKLIN BANCORP, INC.

                          PROPOSED HOLDING COMPANY FOR
                             BENJAMIN FRANKLIN BANK
                             FRANKLIN, MASSACHUSETTS

                                  DATED AS OF:
                                NOVEMBER 26, 2004

                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

                                                               November 26, 2004

Board of Trustees
Benjamin Franklin Bancorp, M.H.C.
Benjamin Franklin Savings Bank
58 Main Street
Franklin, Massachusetts  02038-0309

Members of the Board of Directors:

      At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

      This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks in the absence of separate written valuation guidelines.

Plan of Conversion

      On October 28, 2004, the Board of Trustees adopted a Plan of Conversion (the "Plan"). Pursuant to the Plan, Benjamin Franklin Bancorp, M.H.C. (the "MHC"), will convert from a Massachusetts-chartered bank holding company in mutual form to a Massachusetts-chartered bank holding company in stock form, and will drop "M.H.C." and add "Inc." to its name. Benjamin Franklin Savings Bank ("Benjamin Franklin" or the "Bank") is now and will continue to be the wholly-owned subsidiary of Benjamin Franklin Bancorp, Inc. (the "Company"). The Company will offer and sell the shares of common stock to be sold in the conversion. It is intended that all of the common stock of the Bank following the conversion will be held by the Company.

      Pursuant to the Plan, the Company will offer the public shares of common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Benefit Plans, and Employees, Offices, Directors and Trustees of the Bank or the Company. Upon completion of the subscription offering, any shares of common stock not subscribed for in the subscription offering will be offered in a direct community offering. The Plan also provides for the establishment of the Benjamin Franklin Bank Charitable Foundation (the "Foundation") as part of the conversion, which will be funded with a contribution of Company common stock. The contribution to be made to the Foundation will be equal to 8% of

RP Financial, LC.
Board of Trustees
November 26, 2004
Page 2

the number of shares actually sold in the offering, up to a maximum of 400,000 shares, or $4,000,000. The net conversion proceeds retained by the Company will be loaned to the ESOP to fund the ESOP's stock purchases in the offering. A portion of the remaining net proceeds will be used to fund the acquisition of Chart Bank ("Chart Bank").

      September 1, 2004, the Bank entered into an agreement to acquire Chart Bank, headquartered in Waltham, Massachusetts. Chart Bank will merge with and into the Bank, and Chart Bank will cease to exist as a separate entity. Each share of Chart Bank common stock and each option to purchase Chart Bank common stock, will become exchangeable for, at the election of the holder, convert into the right to receive $30.75 in cash or 3.075 shares of Company common stock, based on the $10.00 conversion offering price per share, with 45% of the aggregate consideration to be paid in cash and 55% of the aggregate consideration to be paid in common stock. It is expected that the aggregate purchase price paid for Chart Bank will be approximately $21.5 million in cash and 2,401,575 shares of Company common stock.

RP Financial, LC.

      RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our Appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan and pro forma financial tables for purposes of the prospectus and regulatory applications, we are independent of the Bank, the Company, Chart Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

      In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the FDIC, the Massachusetts Division of Banks and the Securities and Exchange Commission. We have conducted a financial analysis of the Bank that has included a review of its audited financial information for the fiscal years ended 1999 through 2003 and as of or for the nine months ended September 30, 2004, a review of various unaudited information and internal financial reports through September 30, 2004, and due diligence related discussions with the Bank's management; Wolf & Company, PC, the Bank's independent auditor; Foley Hoag LLP, the Bank's counsel in connection with the Plan and merger agreements, and Ryan Beck & Co., Inc., the Bank's financial and marketing advisor in connection with the Company's stock offering and acquisition of Chart Bank. Additionally, we have conducted an analysis of Chart Bank, including a review of financial documents and discussions with Chart Bank's management. All conclusions set forth in the appraisal were reached independently from such discussions. In addition, where appropriate, we have

RP Financial, LC.
Board of Directors
November 26, 2004
Page 3

considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

      We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the stock conversion and the Chart Bank acquisition on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in the Bank's and Chart Bank's primary market areas as set forth in demographic, economic and competitive information prepared by SNL Financial and other third party private and governmental sources. We have compared the Bank's financial performance and condition, incorporating the Chart Bank acquisition, with selected publicly-traded thrifts with similar characteristics as the Bank, as well as all publicly-traded thrifts. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

      Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and Chart Bank and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank or Chart Bank, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank or Chart Bank. Our valuation was also predicated on the Bank completing the acquisition of Chart Bank in a manner consistent with the merger agreement. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

      Our appraised value is predicated on a continuation of the current operating environment for the Bank and Chart Bank and for all savings institutions. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that the Company intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

      The estimated pro forma market value is defined as the price at which the Company's common stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

RP Financial, LC.
Board of Trustees
November 26, 2004
Page 4

Valuation Conclusion

      It is our opinion that, as of November 26, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued to Chart Bank shareholders and shares issued to the Foundation, was $78,015,750 at the midpoint, equal to 7,801,575 shares at an issue price of $10.00 per share. Based on regulatory conversion guidelines requiring a range applied to the offering shares, the valuation includes a minimum aggregate market value of $69,915,750 and a maximum aggregate market value of $85,515,750. Based on the $10.00 per share offering price, this valuation range equates to total shares outstanding of 6,991,575 at the minimum and 8,551,575 at the maximum. In the event the appraised value is subject to an increase, up to 9,414,075 shares may be issued at an issue price of $10.00 per share, for an aggregate market value of $94,140,750, without requiring a resolicitation.

      Based on the midpoint pro forma market value of $78,015,750, the midpoint of the offering range is $50,000,000. The 15% range required by the conversion regulations results in a range as follows: $42,500,000 at the minimum, $50,000,000 at the midpoint, $57,500,000 at the maximum and $66,125,000 at the top of the super maximum. Based on a $10.00 per share offering price, the number of offering shares is as follows: 4,250,000 at the minimum, 5,000,000 at the midpoint, 5,750,000 at the maximum and 6,612,500 at the top of the super maximum.

Limiting Factors and Considerations

      Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

      RP Financial's valuation was determined based on the financial condition and operations of the Bank and Chart Bank as of September 30, 2004, the date of the financial data included in the regulatory applications and the prospectus and the pro forma acquisition adjustments as described in the Company's prospectus.

      RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

RP Financial, LC.
Board of Directors
November 26, 2004
Page 5

         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's and Chart Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                                 Respectfully submitted,
                                                 RP FINANCIAL, LC.

                                                 William E. Pommerening
                                                 Chief Executive Officer and
                                                 Managing Director

                                                 James J. Oren
                                                 Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                             BENJAMIN FRANKLIN BANK
                             Franklin, Massachusetts

                                                                                             PAGE
DESCRIPTION                                                                                 NUMBER
-----------                                                                                 ------
CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
   Introduction                                                                               1.1
   Plan of Conversion                                                                         1.1
   Acquisition of Chart Bank                                                                  1.2
   Chart Bank                                                                                 1.2
   Strategic Overview                                                                         1.3
   Reasons for the Acquisition                                                                1.5
   Reasons for Conversion and Use of Proceeds                                                 1.6
   Balance Sheet Trends                                                                       1.7
   Chart Bank Balance Sheet Trends                                                           1.12
   Pro Forma Balance Sheet Impact of the Acquisition                                         1.13
   Income and Expense Trends                                                                 1.14
   Chart Bank Income and Expense Trends                                                      1.18
   Pro Forma Earnings Impact of the Acquisition                                              1.18
   Interest Rate Risk Management                                                             1.19
   Lending Activities and Strategy                                                           1.20
   Asset Quality                                                                             1.24
   Funding Composition and Strategy                                                          1.25
   Subsidiaries                                                                              1.27
   Legal Proceedings                                                                         1.28

CHAPTER TWO                     MARKET AREA
Introduction                                                                                  2.1
National Economic Factors                                                                     2.1
Economic and Interest Rate Environment                                                        2.2
Regional Economy                                                                              2.3
Market Area Demographics                                                                      2.6
Deposit Trends                                                                                2.8
Competition                                                                                  2.10

RP Financial, LC.

                                TABLE OF CONTENTS
                             BENJAMIN FRANKLIN BANK
                             Franklin, Massachusetts
                                   (continued)

                                                                                             PAGE
DESCRIPTION                                                                                 NUMBER
-----------                                                                                 ------
CHAPTER THREE                   PEER GROUP ANALYSIS
Peer Group Selection                                                                          3.1
Financial Condition                                                                           3.4
Income and Expense Components                                                                 3.8
Loan Composition                                                                             3.12
Credit Rate Risk                                                                             3.14
Interest Rate Risk                                                                           3.14
Summary                                                                                      3.17

CHAPTER FOUR                    VALUATION ANALYSIS
         Introduction                                                                         4.1
         Appraisal Guidelines                                                                 4.1
         RP Financial Approach to the Valuation                                               4.1
         Valuation Analysis                                                                   4.2
             1.   Financial Condition                                                         4.3
             2.   Profitability, Growth and Viability of Earnings                             4.4
             3.   Asset Growth                                                                4.6
             4.   Primary Market Area                                                         4.7
             5.   Dividends                                                                   4.8
             6.   Liquidity of the Shares                                                     4.9
             7.   Marketing of the Issue                                                     4.10
                      A.   The Public Market                                                 4.10
                      B.   The New Issue Market                                              4.14
                      C.   The Acquisition Market                                            4.16
             8.   Management                                                                 4.17
             9.   Effect of Government Regulation and Regulatory Reform                      4.17
         Summary of Adjustments                                                              4.17
         Valuation Approaches                                                                4.18
             1.   Price-to-Earnings ("P/E")                                                  4.19
             2.   Price-to-Book ("P/B")                                                      4.22
             3.   Price-to-Assets ("P/A")                                                    4.22
         Comparison to Recent Conversions                                                    4.22
         Valuation Conclusion                                                                4.23

RP Financial, LC.

                                 LIST OF TABLES
                             BENJAMIN FRANKLIN BANK
                             Franklin, Massachusetts

TABLE
NUMBER            DESCRIPTION                                                                   PAGE
------            -----------                                                                   ----
1.1          Historical Balance Sheets                                                           1.8
1.2          Historical Income Statements                                                       1.15

2.1          Primary Market Area Employment Sectors                                              2.5
2.2          Unemployment Data                                                                   2.6
2.3          Demographic Data                                                                    2.7
2.4          Deposit Summary                                                                     2.9
2.5          Market Area Counties Deposit Competitors                                           2.11

3.1          Peer Group of Publicly-Traded Thrifts                                               3.3
3.2          Balance Sheet Composition and Growth Rates                                          3.5
3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                    3.9
3.4          Loan Portfolio Composition and Related Information                                 3.13
3.5          Credit Risk Measures and Related Information                                       3.15
3.6          Interest Rate Risk Measures and Net Interest Income Volatility                     3.16

4.1          Market Area Unemployment Rates                                                      4.8
4.2          Pricing Characteristics and After-Market Trends
               Recent Conversions Completed (Last Three Months)                                 4.15
4.3          Valuation Adjustments                                                              4.18
4.4          Estimated Core Earnings                                                            4.20
4.5          Public Market Pricing                                                              4.23

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

      The Bank, organized in 1871, is a Massachusetts-chartered stock savings bank headquartered in Franklin, Massachusetts. The Bank was reorganized into the mutual holding company structure and become the wholly-owned subsidiary of the Company in 1996. The Bank serves southeastern Massachusetts through 6 branch offices located in the counties of Norfolk and Worcester (see Exhibit I-1 for a map of the Bank's office locations. The Bank's primary regulator is the Massachusetts Division of Banks. The Bank is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"), while deposits in excess of FDIC limits are covered in full by the Deposit Insurance Fund of Massachusetts. As of September 30, 2004, the Company had $517.9 million in assets, $399.6 million in deposits and total equity of $30.6 million, equal to 5.9% of total assets. The Company's audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

      On October 28, 2004, the Board of Trustees adopted a Plan of Conversion (the "Plan"). Pursuant to the Plan, the MHC will convert from a Massachusetts-chartered bank holding company in mutual form to a Massachusetts-chartered bank holding company in stock form, and will drop "M.H.C." and add "Inc." to its name. The Bank is now and will continue to be the wholly-owned subsidiary of the Company. The Company will offer and sell the shares of common stock to be sold in the conversion. It is intended that all of the common stock of the Bank following the conversion will be held by the Company.

      Pursuant to the Plan, the Company will offer the public shares of common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Benefit Plans, and Employees, Officers, Directors and Trustees of the Bank or the Company. Upon completion of the subscription offering, any shares of common stock not subscribed for in the subscription offering will be offered in a direct community offering. The Plan also provides for the establishment of the Foundation as part of the conversion, which will

RP Financial, LC.
Page 1.2

be funded with a contribution of Company common stock. The contribution to be made to the Foundation will be equal to 8% of the number of shares actually sold in the offering, up to a maximum of 400,000 shares, or $4,000,000. The net conversion proceeds retained by the Company will be loaned to the ESOP to fund the ESOP's stock purchases in the offering. A portion of the net proceeds will be used to fund the acquisition of Chart Bank.

Acquisition of Chart Bank

      September 1, 2004, the Bank entered into an agreement to acquire Chart Bank, headquartered in Waltham, Massachusetts. Chart Bank will merge with and into the Bank, and Chart Bank will cease to exist as a separate entity. Each share of Chart Bank common stock and each option to purchase Chart Bank common stock, will become exchangeable for, at the election of the holder, convert into the right to receive $30.75 in cash or 3.075 shares of Company common stock, based on the $10.00 conversion offering price per share, with 45% of the aggregate consideration to be paid in cash and 55% of the aggregate consideration to be paid in common stock. It is expected that the aggregate purchase price paid for Chart Bank will be approximately $21.5 million in cash and 2,401,575 shares of Company common stock, issued at $10.00 per share. Based on Chart Bank's balance sheet at September 30, 2004 and estimated purchase accounting adjustments, total intangible assets resulting from the acquisition have been estimated to equal $32.2 million.

Chart Bank

      Chart Bank was founded in 1985 and is currently regulated by the Massachusetts Division of Banks and the FDIC. Headquartered in Waltham, Massachusetts, Middlesex County, Chart Bank's primary deposit and lending areas are concentrated in the communities surrounding its 3 banking offices located in Waltham and Newton, both of which are located in the western suburbs of Boston. Chart Bank is engaged primarily in the business of investing in various types of residential and commercial mortgages, consumer and commercial loans, and investment securities, funded primarily with retail deposits from the general public. Chart Bank offers a wide variety of deposit and loan products and services to individual and commercial customers. Additionally, Chart Bank, through its subsidiary, Creative Strategic Solutions, Inc. ("CSSI"),

RP Financial, LC.
Page 1.3

manages cash for owners of automatic teller machines, or ATMs, and provides related cash management services to a nationwide customer base. On the asset side of the balance sheet, Chart Bank's loan portfolio consists primarily of commercial and residential mortgage loans. Areas of lending diversification include construction/land loans, and to a lesser extent, commercial business loans and consumer loans. Investments held by Chart Bank consist primarily of U.S. Government sponsored agency securities and marketable equity securities. Retail deposits serve as the principal funding source for Chart Bank, which is supplemented with borrowings that consist primarily of FHLB advances.

Strategic Overview

      Based in Franklin, Massachusetts, the Bank serves southeastern Massachusetts through six branch offices. The Bank is a community-oriented financial institution, which emphasizes the offering of traditional financial services to individuals and businesses within the markets served by the Bank's branch offices and nearby surrounding markets. The Bank offers a comprehensive range of personal and business banking products, services and expertise through the retail branch offices, 6 ATM-equipped branch locations, 24-hour phone access, an online banking package and a network of in-branch and field-based loan officers and other banking services professionals. Through the acquisition of Chart Bank, the Bank will expand its market presence into the western suburbs of the Boston metropolitan area that will provide opportunities to develop full service banking relationships with current customers of Chart Bank as well as develop new banking relationships through offering a more comprehensive range of products and services with the highest level of personal service.

      The Bank's market niche is to serve as a community-oriented financial institution that meets the financial services needs of residents and businesses in the markets served by the combined branch networks of the Bank and Chart Bank and nearby surrounding markets. Providing a tradition of quality customer service that serves as the foundation of forming lasting relationships with the Bank's customers is critical to how the Bank conducts business. The focus on the customer covers all sides of the customer experience: service, products and convenience. The Bank seeks to provide an exceptional level of customer service that will serve as the foundation to building long-term, brand-loyal customer relationships and create powerful and

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RP Financial, LC.
Page 1.4

positive "word-of-mouth" marketing in the Bank's communities. The Bank is focused on strengthening and expanding customer relationships to generate additional internal growth from the community bank franchise that will result from the acquisition of Chart Bank.

      Historically, Benjamin Franklin's operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans have been the primary type of loan origination and assets have been primarily funded with retail deposits. In recent years, the Bank was also involved in certain investments in equities, including common stocks, which resulted in losses. Following a change in focus and a change in senior management in 2002, the Bank has followed a strategy of increasing activity in the areas of residential lending (including sales of fixed rate loans in the secondary market), and building the balance of commercial real estate loans held in portfolio. Pursuant to the Bank's business plan, Benjamin Franklin will continue to emphasize 1-4 family lending, but will also pursue greater diversification into commercial real estate and commercial business lending, with a goal of increasing these types of loans as a percent of the loan portfolio.

      The Bank's historical lending emphasis on originating relatively low risk 1-4 family permanent mortgage loans, quality underwriting, maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have facilitated maintenance of low delinquency ratios in recent years. Implementation of a more diversified lending strategy will be pursued to enhance the yield and interest rate sensitivity of the loan portfolio. The Bank has sought to limit the credit risk exposure associated with diversification into higher risk types of loans, through emphasizing origination of such loans in local and stable markets, and establishing lending relationships with favorable credit histories. The Bank also seeks to limit credit risk exposure on commercial business loans through emphasizing origination of smaller balance fully collateralized loans.

      Benjamin Franklin's earnings base is largely dependent upon net interest income and operating expense levels, as income derived through non-interest sources is a modest contributor to the Bank's earnings. As part of the Chart Bank acquisition, the Bank will realize an increase in the level of non-interest income due to the operations of Chart Bank's ATM cash management subsidiary. Operating expenses have trended upwards in recent years, due to general inflationary costs of doing business, and the Bank's post-conversion and acquisition growth strategy

RP Financial, LC.
Page 1.5

represents a key focus in order to improve operating efficiencies and reduce the overall future expense ratios.

Reasons for the Acquisition

      The acquisition of Chart Bank will be beneficial to the Bank's operations in a number of ways. Most notably, the acquisition will provide expansion of market area and strengthen the Bank's competitive position, providing Benjamin Franklin a deposit presence in the Boston area. The acquisition moves Benjamin Franklin into the western section of the Boston metropolitan area. Benjamin Franklin will maintain a market share of 2.31% in Norfolk County and 0.47% Worcester County, and will add Chart Bank's deposits in Middlesex County, equal to a 0.56% market share. Other reasons for the merger are set forth below.

      - The expanded branch network will enhance customer convenience, thereby increasing opportunities for growth at all of the Bank's branches.

      - The combined entity will offer a broader base of customer services than currently offered by each of the institutions independently, which will facilitate cross-selling of additional products and services to a larger customer base.

      - Certain operating synergies and cost reductions, net of certain consolidation costs, are anticipated as a result of the merger, including:

            -- Reduction in personnel expenses through consolidation of certain back office and management positions;

            -- Reduction of certain professional services, such as legal, audit and tax and consulting;

            -- Spreading securities and shareholder reporting expenses over a larger base; and,

            --    Certain cross-selling opportunities

      - The larger asset size, capital base and market capitalization that will result from the acquisition will better position the Company to pursue other strategic acquisitions.

      It is anticipated that the senior management of Benjamin Franklin will continue in their current roles following the acquisition. There will be some consolidation of Chart Bank's senior management positions and administrative staffs following the acquisition.

RP Financial, LC.
Page 1.6

      Thomas R. Venables, current President and Chief Executive Officer of Benjamin Franklin, will continue to serve in that capacity following the acquisition. Six directors from Chart Bank's Board of Directors will join the Board of Directors of Benjamin Franklin that will result in a 17-member Board of Directors for the Company and Benjamin Franklin.

Reasons for Conversion and Use of Proceeds

      The Board and senior management believe that the Bank's planned conversion from mutual form to full stock form is well-founded on several sound business and competitive reasons. Increasing market share and competitive position is a significant part of the Company's growth strategy. The Company's growth strategy going forward will include a combination of internal growth and external growth, including the acquisition of Chart Bank and the intended opening of de novo branch offices. The conversion proceeds will be utilized as the primary source of funds for purposes of funding the cash portion of the acquisition of Chart Bank. Notably, the merger will significantly enhance the Bank's competitive position, as the combined banking institutions will form a financial institution with approximately $800 million in assets and nine branch offices. Following the conversion, opportunities to grow through other acquisitions will continue to be evaluated.

      The stock offering will provide local customers and other residents with an opportunity to become equity owners of the Company, and thereby participate in possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally-owned financial institution servicing local financial needs. The shares issued to the Chart Bank shareholders should also facilitate local ownership of the Company's stock. The Board and management believe that through local stock ownership, current customers and non-customers who own the Company's stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

      A key component of the Bank's business plan is to complete a conversion offering. The conversion will support growth of market share and competitive position, most notably through the acquisition of Chart Bank. The conversion proceeds will be utilized as the primary source of funds for purposes of funding the cash portion of the acquisition of Chart Bank. Additionally, the conversion and increased capital resources that will result from the sale and issuance of

RP Financial, LC.
Page 1.7

common stock will support: (1) expansion of lending and deposit gathering activities with broader distribution outlets throughout Massachusetts; (2) investment in the Bank's operational infrastructure; and (3) expansion and diversification of operations through acquisitions of other financial institutions or fund de novo branching activities. The projected use of proceeds is highlighted below.

      - The Company. The Company will retain up to 75% of the net conversion proceeds after expenses and funding the cash portion of the Chart Bank acquisition, or approximately $21 million. From this amount will be deducted the necessary amount to fund the ESOP loan. The remaining proceeds will be used to fund the cash portion of the acquisition of Chart Bank. It is expected that the aggregate purchase price of the Chart Bank transaction will approximate $45.5 million. Over time, Company funds may be utilized for various corporate purposes, including the possible payment of regular and/or special cash dividends, acquisitions, infusing additional equity into the Bank and/or repurchases of common stock.

      - The Bank. It has been assumed that 75% of the net proceeds will be retained by the Company and 25% of the net proceeds will be infused into the Bank. Under the terms of the acquisition agreement, Chart Bank will be merged into Benjamin Franklin.

Balance Sheet Trends

      Table 1.1 shows the Bank's historical balance sheet data from December 31, 1999 through September 30, 2004, and the Bank's consolidated pro forma balance sheet at September 30, 2004, giving effect to the acquisition of Chart Bank before incorporating the capital to be raised in the stock offering. The following paragraphs describe the historical balance sheet trends for the Bank on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Chart Bank will be discussed at the end of this section.

      From December 31, 1999 through September 30, 2004, the Bank's assets increased at an annualized rate of 4.0%. General trends in the Bank's interest-earning asset composition reflect that following a relatively stable period from fiscal 1999 to fiscal 2002 in terms of loans receivable, the loans receivable balance has trended higher as a percent of assets since December 31, 2002. The increase in the loans receivable ratio has been funded in part from declines in the balances of cash and equivalents and investment securities. Loan growth has been achieved by an expansion of the 1-4 family loan portfolio, reflecting additional lending efforts by in-house

RP Financial, LC.
Page 1.8

                                    Table 1.1
                       Benjamin Frankling Bancorp, M.H.C.
                            Historical Balance Sheets
                         (Amount and Percent of Assets)


                                                     At Fiscal Year End December 31,
                           ------------------------------------------------------------------------------------
                                 1999             2000             2001             2002              2003
                           ---------------  ---------------  ---------------  ---------------   ---------------
                            Amount     Pct   Amount     Pct   Amount    Pct    Amount     Pct    Amount     Pct
                           --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
                            ($000)    (%)    ($000)    (%)    ($000)    (%)    ($000)    (%)     ($000)    (%)
Total Amount of:
Assets                     $429,635  100.0% $443,092  100.0% $430,084  100.0% $452,230  100.0%  $458,844  100.0%
Cash and cash equivalents    19,372    4.5%   20,970    4.7%   62,191   14.5%   52,036   11.5%    35,485    7.7%
Investment securities       113,315   26.4%  112,884   25.5%   85,234   19.8%  109,506   24.2%   103,032   22.5%
Loans, net                  269,125   62.6%  284,232   64.1%  257,566   59.9%  261,933   57.9%   288,862   63.0%
Intangible assets             5,969    1.4%    5,403    1.2%    4,837    1.1%    4,716    1.0%     4,474    1.0%
Deposits                    324,050   75.4%  388,332   87.6%  360,979   83.9%  373,300   82.5%   380,257   82.9%
Borrowings                   69,280   16.1%   25,400    5.7%   36,000    8.4%   45,000   10.0%    45,000    9.8%
Total equity                 28,652    6.7%   24,794    5.6%   27,437    6.4%   29,814    6.6%    29,301    6.4%
Tangible equity              22,683    5.3%   19,391    4.4%   22,600    5.3%   25,098    5.5%    24,827    5.4%
Full Service Offices              6                6                6                6                 6

                                             Annual  Pro Forma Combined
                                             Growth          At
                             09/30/2004       Rate     09/30/2004 (2)
                           ---------------    ----   ------------------
                            Amount    Pct     Pct      Amount    Pct
                           --------  -----    ----   ---------  -------
                            ($000)    (%)      (%)     ($000)     (%)
Total Amount of:
Assets                     $517,931  100.0%    4.0%   $779,368  100.0%
Cash and cash equivalents    15,126    2.9%   -5.1%     53,899    6.9%
Investment securities        94,678   18.3%   -3.7%    102,102   13.1%
Loans, net                  375,516   72.5%    7.3%    551,387   70.7%
Intangible assets             4,339    0.8%   -6.5%     36,573    4.7%
Deposits                    399,562   77.1%    4.5%    616,237   79.1%
Borrowings                   84,000   16.2%    4.1%    105,971   13.6%
Total equity                 30,586    5.9%    1.4%     52,634    6.8%
Tangible equity              26,247    5.1%   ----      16,061    2.1%
Full Service Offices              6                          9

----------------------------
(1) Ratios are as a percent of ending assets.

(2) Includes impact of purchase accounting adjustments for the acquisition of Chart Bank. Does not reflect impact of conversion offering.

Sources: Benjamin Franklin Bancorp's prospectus and RP Financial calculations.

RP Financial, LC.
Page 1.9

personnel, along with increased purchases of loans from outside sources, factors which more than offset the impact of accelerated repayments of 1-4 family loans caused by borrowers refinancing into lower rate loans and the Bank's general philosophy of selling originations of 1-4 family loans that have 30-year fixed rate terms. Similar to the increase in the 1-4 family loan portfolio, other loan types, including commercial real estate, construction and home equity loans have all increased in balance since December 31, 2001. Overall, loans receivable increased from 59.9% of assets at year fiscal year end 2001 to 72.5% of assets at September 30, 2004, while cash, cash equivalents and investment securities decreased from 34.3% of assets at fiscal year end 2001 to 21.2% of assets at September 30, 2004. Asset growth has been funded with additional deposits and borrowings. A summary of Benjamin Franklin's key operating ratios for the past five and three-quarters years is presented in Exhibit I-3.

      Trends in the Bank's loan portfolio composition reflect the impact of the recent emphasis on commercial real estate lending, the recent sales of loans into the secondary market for interest rate risk purposes, and the current business plan of a pursuing a more diversified lending strategy. Over the past five and three-quarters years, the concentration of 1-4 family permanent mortgage loans comprising total loans declined from 70.4% at fiscal year end 1999 to 59.2% at December 31, 2003, and then increased to 65.8% at September 30, 2004. Comparatively, over the same time period, commercial real estate and multi-family loans increased from 16.2% to 21.0% of total loans. Construction and land development loans have become a smaller part of the Bank's total loan portfolio composition, declining from 7.2% to 6.7% of total loans. Commercial business loans decreased from 1.7% to 1.3% of total loans and consumer loans decreased from 1.4% to 0.5% of total loans. Home equity loans have increased from 3.0% to 5.8% of total loans.

      The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Benjamin Franklin's overall credit and interest rate risk objectives. Over the past five and three-quarter years, the Bank's level of cash, cash equivalents and investment securities ranged from a high of 35.7% of assets at fiscal year end 2002 to a low of 21.2% of assets at September 30, 2004.

      Benjamin Franklin purchases mortgage-backed securities and collateralized mortgage obligations ("MBS/CMOs") in the secondary market, with the portfolio consisting substantially

RP Financial, LC.
Page 1.10

of securities guaranteed or insured by a federal agency. Mortgage-backed securities and CMOs are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Benjamin Franklin's investment philosophy. As of September 30, 2004, the portfolio consisted substantially of MBS/CMOs with three-to-five year weighted average life tranches, with expected average life extensions of up to seven years in a rising rate environment. The Bank's portfolio of mortgage-backed securities and CMOs totaled $52.1 million at September 30, 2004, with essentially all of such securities classified as available for sale. As of September 30, 2004, the net unrealized gain on the held-to-maturity portfolio of mortgage-backed securities and CMOs equaled $5,000.

      In addition to the portfolio of MBS/CMOs, investment securities held by the Bank consist of U.S. Government agency securities ($36.5 million), U.S. Treasury securities ($1.0 million), corporate obligations ($5.1 million), federal funds sold ($6.2 million), FHLB stock ($4.3 million) and mutual funds and other equity securities ($2.6 million). To facilitate management of interest rate risk, most of the investment portfolio matures or reprices within five years and, with the exception of a small amount of mortgage-backed securities, the entire portfolio is maintained as available for sale. The Bank also maintained cash and cash equivalents of $8.3 million as of September 30, 2004. As of September 30, 2004, the Bank maintained total cash and investments, including MBS/CMOs, of $115.5 million, equaling 22.3% of total assets. No material changes are planned for the Bank's investment strategy over the near term future, and the Bank's interest-earning asset composition will remain relatively stable in terms of the concentration of loans and investments held on the balance sheet. Exhibit I-4 provides historical detail of the Bank's investment portfolio.

      Benjamin Franklin also maintained an investment in bank-owned life insurance ("BOLI") policies, which cover the lives of some of the Bank's employees and directors. The Bank is the owner and beneficiary of the policies. The purpose of the BOLI investments is to provide funding for employee benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2004, the cash surrender value of Benjamin Franklin's BOLI equaled $7.1 million.

      Over the past five and three-quarter fiscal years, Benjamin Franklin's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained

RP Financial, LC.
Page 1.11

earnings. From fiscal year end 1999 through September 30, 2004, the Bank's deposits increased at an annual rate of 4.5%. Deposits have increased each year since fiscal 2001, and the ratio of deposits funding assets increased from 75.4% at fiscal year end 1999 to 77.1% at September 30, 2004, as borrowings and capital funded a smaller portion of the Bank's asset growth. In recent years, deposit growth has been realized through growth of transaction and savings accounts, while the balance of CDs has declined. Accordingly, the Bank's deposit composition has exhibited a shift towards a higher concentration of transaction and savings accounts. Money market accounts and demand deposits have represented the most significant growth area in transaction and savings accounts. Growth of the money market account has been facilitated by the Bank's promotion of a money market account products. The low interest rate environment is also believed to have contributed to the increase in money market deposits, as the general decline in CD rates has increased depositor preference to hold funds in liquid transaction accounts. As of September 30, 2004, transaction and savings accounts equaled 66.6% of total deposits and CDs equaled 33.4% of total deposits.

      Borrowings serve as an alternative funding source for the Bank to support management of funding costs and interest rate risk. Borrowings as a percent of assets ranged from a low of 5.7% at fiscal year end 2000 to a high of 16.2% at September 30, 2004. The Bank held borrowings of $84.0 million at September 30, 2004, which consisted of $75.0 million of FHLB advances and $9.0 million of trust preferred securities. FHLB advances held by the Bank consist both of short-term notes and longer term fixed rate notes with remaining terms of up to 7 years.

      The Bank's capital increased at a 1.4% annual rate over the past four and three-quarter years, which was realized through the retention of earnings. Asset growth outpaced the Bank's capital growth rate, as Benjamin Franklin's equity-to-assets ratio decreased from 6.7% at fiscal year end 1999 to 5.9% at September 30, 2004. The Company's tangible capital was somewhat lower, equal to 5.1% of assets at September 30, 2004. The intangible assets on the Bank's books, equal to $4.3 million as of September 30, 2004, resulted from a prior acquisition of a commercial bank. The Bank and Company maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2004.

RP Financial, LC.
Page 1.12

      Chart Bank Balance Sheet Trends

      From December 31, 2002 through September 30, 2004, Chart Bank's assets increased at an annual rate of 14.3%. Essentially all of the asset growth has been channeled into loan growth, as the total balance of cash, cash equivalents and investment securities maintained by Chart Bank has remained relatively stable. Growth has been primarily funded by deposits and, to a lesser extent, increased utilization of borrowings and capital growth. Chart Bank's deposits increased at a 14.6% annual rate over the past one and three-quarters years.

      Loans constitute the largest component of Chart Bank's interest-earning asset composition, and loans have increased at a faster rate than investments over the past one and one-half years. Loans receivable increased from 60.6% of assets at year end 2002 to 68.5% of assets at September 30, 2004, while cash, cash equivalents and investments decreased from 37.4% of assets at year end 2002 to 29.8% of assets at September 30, 2004. Chart Bank's loan portfolio is concentrated in 1-4 family permanent mortgage loans (32.8% of total loans), with commercial real estate/multi-family loans (56.2% of total loans) and construction loans (4.6% of total loans) constituting the primary areas of lending diversification. Lending diversification by Chart Bank also includes home equity lines of credit (3.9%), commercial business loans (2.3% of total loans) and consumer loans (0.2% of total loans).

      In recent periods, Chart Bank has not invested available funds into mortgage-backed securities or CMOs, and reported no such investments as of September 30, 2004. Investments held in Chart Bank's investment portfolio at September 30, 2004 consisted of U.S. Government and agency securities ($33.8 million), investments in mutual funds and other marketable equity securities ($1.6 million) and FHLB stock ($1.6 million). Chart Bank maintains $31.8 million of the U.S. Government and agency securities as held-to-maturity, and the remaining investments as available for sale. As of September 30, 2004, Chart Bank maintained total cash and investments of $76.5 million, equaling 29.8% of assets. Overall, Chart Bank's investment portfolio is composed of securities that are consistent with the Bank's investment strategy, with the exception of the marketable equity securities. Upon completion of the acquisition, the balance of Chart Bank's investment portfolio will be incorporated into the Bank's investment portfolio, with the exception of the marketable equity securities, which are expected to be sold.

RP Financial, LC.
Page 1.13

      Deposits serve as the primary funding source for Chart Bank's assets, with borrowings remaining a more moderate source over the past one and three-quarter years. The ratio of deposits-to-assets increased from 83.9% at year end 2002 to 84.3% at September 30, 2004. Comparatively, borrowings-to-assets increased from 7.4% at year end 2002 to 8.6% at September 30, 2004. Recent trends in Chart Bank's deposit composition reflect a shift towards a higher concentration of CDs. As of September 30, 2004, CDs equaled 42.8% of total deposits and transaction and savings accounts equaled 57.2% of total deposits. Chart Bank maintains a similar borrowing structure as the Bank, as borrowings consisted of $11.0 million of short-term FHLB advances and $11.0 million of longer term FHLB advances at September 30, 2004.

      Chart Bank's equity increased at a 5.6% annual rate over the past one and three-quarters years, with essentially all of the increase due to additions to retained earnings. Capital growth has been partially offset by dividend payments. Chart Bank's equity-to-assets ratio equaled 6.9%t at September 30, 2004, versus a comparable ratio of 7.9% at year end 2002.

      Pro Forma Balance Sheet Impact of the Acquisition

      The pro forma balance sheet impact of the acquisition is shown in Table
1.1 as of September 30, 2004. On the asset side of the balance sheet, the acquisition will serve to decrease the concentration of loans and decrease the concentration of cash and investments that comprise interest-earning assets. Approximately $21.5 million of cash will be utilized to fund the cash portion of the acquisition of Chart Bank. Loans decreased from 72.5% of assets to 70.7% of assets on a pro forma combined basis, while cash and investments (including FHLB stock) decreased from 21.2% of assets to 20.0% of assets on a pro forma combined basis. Overall, the level of interest-earning assets declined from 93.7% of assets to 90.7% of assets on a pro forma combined basis, as the result of the goodwill and intangibles created by the acquisition. The Bank maintained a nominal balance of goodwill and intangibles at September 30, 2004, while on a pro forma combined basis goodwill and intangibles equaled 4.7% of assets. On the liability side, the level of deposits and borrowings funding assets will increase and decrease, respectively, on a pro forma combined basis. Deposits increased from 77.1% of assets to 79.1% of assets on a pro forma combined basis, while borrowings decreased from 16.2% of assets to 13.6% of assets on a pro forma combined basis. Before factoring in the impact of the net conversion proceeds,

RP Financial, LC.
Page 1.14

the Company's equity-to-asset ratio increases from 5.9% at September 30, 2004 to 6.8% on a pro forma combined basis. Before factoring in the impact of the net conversion proceeds, tangible equity declines from 5.1% to 2.1% on a pro forma combined basis.

Income and Expense Trends

      Table 1.2 shows the Bank's historical income statements from the fiscal year ended December 31, 1999 through the twelve months ended September 30, 2004, as well as the Bank's pro forma income statement for the twelve months ended September 30, 2004 giving effect to the acquisition of Chart Bank. The following paragraphs describe the historical income statements of Benjamin Franklin on a pre-acquisition basis. The pro forma income statement impact of the acquisition is discussed at the end of this section.

      Earnings for the Company over the past five and three-quarter years ranged from a loss of 1.07% of average assets for the year ended December 31, 2000 to a high of 0.68% of average assets in fiscal year 2002. Net interest income and operating expenses represent the primary components of Benjamin Franklin's core earnings. Non-interest operating income also contributes to the Bank's core earnings and has been source of earnings growth. Loan loss provisions have been a moderate factor in the Bank's earnings in recent years, reflecting Benjamin Franklin's emphasis on relatively low risk lending and overall favorable credit quality of the loan portfolio. Non-operating sources of income or expense have consisted of gains or losses on the sale of investment securities, gains on sale of loans and a loss on the termination of a pension plan.

      The Bank's net interest income to average assets ratio has been affected by the profile of the earning asset base and the capital ratio. Over the past five and three-quarter years, the Bank's net interest income to average assets ratio ranged from a low of 2.72% during the twelve months ended December 31, 2000 to a high of 3.22% during fiscal year 2001. The downward trend reflected in the Bank's net interest margin since fiscal 2001 has been the result of a more significant reduction in yield earned on interest-earning assets relative to the decline in funding costs. Most notably, the loss of yield income resulting from accelerated repayments of 1-4 family loans and mortgage-related securities has not been offset by a comparable reduction in funding costs. Overall, the Bank's interest rate spread declined from 3.29% in fiscal 2001 to

RP Financial, LC
Page 1.15

                                    Table 1.2
                         Benjamin Franklin Bancorp, MHC
                          Historical Income Statements
                    (Amount and Percent of Average Assets)(1)


                                                           For the Fiscal Year Ended December 31,
                                       --------------------------------------------------------------
                                             1999            2000           2001             2002
                                       --------------  --------------  --------------  --------------
                                        Amount   Pct    Amount   Pct    Amount   Pct   Amount    Pct
                                       -------  -----  -------  -----  -------  -----  -------  -----
                                        ($000)   (%)    ($000)   (%)    ($000)   (%)    ($000)   (%)
 Interest Income                       $24,988   5.82% $28,064   6.43% $26,441   6.06% $21,406   4.85%
 Interest Expense                      (12,533) -2.92% (16,216) -3.72% (12,397) -2.84%  (7,594) -1.72%
                                       -------  -----  -------  ------ -------  -----  -------  -----
 Net Interest Income                   $12,455   2.90% $11,848   2.72% $14,044   3.22% $13,812   3.13%
 Provision for Loan Losses                 (70) -0.02%      (1)  0.00%     (51) -0.01%  (1,412) -0.32%
                                       -------  -----  -------  -----  -------  -----  -------  -----
  Net Interest Income after Provisions $12,385   2.88% $11,847   2.71% $13,993   3.21% $12,400   2.81%

 Other Income                            1,289   0.30%   1,819   0.42%   1,585   0.36%   1,955   0.44%
 Goodwill/Intangible amortization         (670) -0.16%    (566) -0.13%    (566) -0.13%    (121) -0.03%
 Operating Expense                      (9,610) -2.24% (10,285) -2.36% (10,999) -2.52% (11,994) -2.72%
                                       -------  -----  -------  -----  -------  -----  -------  -----
  Net Operating Income                 $ 3,394   0.79% $ 2,815   0.65% $ 4,013   0.92% $ 2,240   0.51%

Non-Operating Income

Net gain(loss) on sale of loans           ($37) -0.01%      $0   0.00% $   167   0.04% $    71   0.02%
Net gain(loss) on sale of securities     1,402   0.33%  (6,784) -1.55%  (2,529) -0.58%    1569   0.36%
Pension Plan curtailment loss                0   0.00%       0   0.00%       0   0.00%    (741) -0.17%
Other non-operating income(loss)             0   0.00%       0   0.00%       0   0.00%       0   0.00%
                                       -------  -----  -------  -----  -------  -----  -------  -----
   Net Non-Operating Income              1,365   0.32%  (6,784) -1.55%  (2,362) -0.54%     899   0.20%

 Net Income Before Tax                 $ 4,759   1.11% ($3,969) -0.91% $ 1,651   0.38% $ 3,139   0.71%
 Income Taxes                           (1,858) -0.43%    (708) -0.16%  (1,610) -0.37%    (443) -0.10%
                                       -------  -----  -------  -----  -------  -----  -------  -----
 Net Income (Loss)                     $ 2,901   0.68% ($4,677) -1.07% $    41   0.01% $ 2,696   0.61%


Adjusted Earnings

Net Income Before Ext. Items           $ 2,901   0.68% ($4,677) -1.07% $    41   0.01% $ 2,696   0.61%
Addback: Non-Operating Losses               37   0.01%   6,784   1.55%   2,529   0.58%     741   0.17%
Deduct: Non-Operating Gains             (1,402) -0.33%       0   0.00%    (167) -0.04%  (1,640) -0.37%
Tax effect (2)                             491   0.11%  (2,442) -0.56%    (850) -0.19%     324   0.07%
                                       -------  -----  -------  -----  -------  -----     ----   ----
Adjusted Net Income                    $ 2,027   0.47% ($  335) -0.08% $ 1,553   0.36% $ 2,121   0.48%

                                                                                 Pro Forma Combined
                                                          For the Twelve Months For the Twelve Months
                                            2003             Ended 09/30/04         Ended 09/30/04(3)
                                       --------------     --------------------- ---------------------
                                        Amount    Pct        Amount    Pct         Amount      Pct
                                       -------  ------       -------  -----     ----------   --------
                                        ($000)   (%)          ($000)   (%)        ($000)        (%)
 Interest Income                       $19,532   4.29%       $20,226   4.14%     $  29,907    3.99%
 Interest Expense                       (6,752) -1.48%        (6,642) -1.36%        (9,590)  -1.28%
                                       -------  -----        -------  -----      ---------   -----
 Net Interest Income                   $12,780   2.81%       $13,584   2.78%     $  20,317    2.71%
 Provision for Loan Losses                (625) -0.14%          (795) -0.16%          (915)  -0.12%
                                       -------  -----        -------  -----      ---------   -----
  Net Interest Income after Provisions $12,155   2.67%       $12,789   2.62%     $  19,402    2.59%

 Other Income                            2,015   0.44%         2,068   0.42%         4,548    0.61%
 Goodwill/Intangible amortization         (242) -0.05%          (181) -0.04%          (181)  -0.02%
 Operating Expense                     (12,482) -2.74%       (12,374) -2.53%       (20,156)  -2.69%
                                       -------  -----        -------  -----      ---------   -----
  Net Operating Income                 $ 1,446   0.32%       $ 2,302   0.47%     $   3,613    0.48%

Non-Operating Income

Net gain(loss) on sale of loans        $   975   0.21%       $   130   0.03%     $     130    0.02%
Net gain(loss) on sale of securities        86   0.02%           (19)  0.00%     $      34    0.00%
Pension Plan curtailment loss                0   0.00%             0   0.00%             0    0.00%
Other non-operating income(loss)             0   0.00%             0   0.00%          (382)  -0.05%
                                       -------  -----        -------  -----      ---------   -----
   Net Non-Operating Income              1,061   0.23%           111   0.02%          (218)  -0.03%

 Net Income Before Tax                 $ 2,507   0.55%       $ 2,413   0.49%     $   3,395    0.45%
 Income Taxes                             (819) -0.18%          (794) -0.16%        (1,341)  -0.18%
                                       -------  -----        -------  -----      ---------   -----
 Net Income (Loss)                     $ 1,688   0.37%       $ 1,619   0.33%     $   2,054    0.27%

Adjusted Earnings

Net Income Before Ext. Items           $ 1,688   0.37%       $ 1,619   0.33%     $   2,054    0.27%
Addback: Non-Operating Losses                0   0.00%            19   0.00%           382    0.05%
Deduct: Non-Operating Gains             (1,061) -0.23%          (130) -0.03%          (164)  -0.02%
Tax effect (2)                             382   0.08%            40   0.01%           (77)  -0.01%
                                       -------   ----        -------   ----      ---------   -----
Adjusted Net Income                    $ 1,009   0.22%       $ 1,548   0.32%     $   2,195    0.29%

----------------------------
(1) Ratios are as a percent of average assets.

(2) Assumes tax rate of 36.0%.

(3) Reflects pro forma impact of the Chart Bank acquistion. The impact of the net conversion proceeds has not been reflected.

Sources: Benjamin Franklin Bancorp's prospectus and RP Financial calculations.

RP Financial, LC.
Page 1.16

2.76% as of September 30, 2004. The more significant decline in yield reflects the implementation of the Bank's interest rate risk management strategies to hedge against rising interest rates. These strategies include selling originations of 30-year fixed rate loans and utilizing longer-term fixed rate FHLB advances to fund asset growth. Additionally, the Bank's ability to realize further reductions in core deposit costs is limited, since current rates paid on those accounts have already been reduced to near bottom levels. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

      Non-interest operating income has been a moderate source of earnings growth for the Bank, but has remained fairly stable relative to average assets. Over the past five and three-quarter years, non-interest operating income ranged from a low of 0.30% of average assets during fiscal year 1999 to a high of 0.44% during the fiscal year ended 2003. For the twelve months ended September 30, 2004, non-interest operating income equaled 0.42% of average assets. Service charges on deposits and loan servicing fees constitute the primary components of the Bank's non-interest operating income. It is the Bank's expectation that growth of non-interest operating income will be enhanced by the acquisition, as it will provide the Bank the opportunity to cross-sell a broader base of services to the current customers and potential customers of Chart Bank. In addition, Chart Bank operated an ATM cash management subsidiary which will provide noticeable levels of additional non-interest income to the Bank.

      Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 2.24% of average assets during fiscal 1999 to a high of 2.74% of average assets during fiscal 2003. For the twelve months ended September 30, 2004, operating expenses equaled 2.53% of average assets. The general upward trend reflected in the Bank's operating expense ratio has been in part attributable to an increase investment in personnel compensation and benefits, along with certain other marketing and promotional expenses. Upward pressure will be placed on the Bank's operating expense ratio following the stock offering and acquisition of Chart Bank, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans, as well the expense that will result from the amortization of the intangibles created by the acquisition. The Bank also will incur certain non-recurring merger expenses during the first year following the completion of the acquisition, which have been estimated to equal $3.1 million on a pre-tax basis. The Bank is also expected to

RP Financial, LC.
Page 1.17

realize certain cost savings from the acquisition, as the result of consolidation of certain back office and management positions.

      Overall, the general trends in the Bank's net interest margin and operating expense ratio since fiscal 1999 reflect a decline in core earnings, as indicated by a decline in the expense coverage ratio (net interest income divided by operating expenses). Benjamin Franklin's expense coverage ratio equaled 1.29 times during fiscal 1999, versus a comparable ratio of 1.10 times during the twelve months ended September 30, 2004. Similarly, Benjamin Franklin's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and non-interest operating income) of 79.1% for the twelve months ended September 30, 2004 was less favorable than the 70.0% efficiency ratio maintained during fiscal 1999. A lower net interest margin and a higher operating expense ratio both contributed to the decline experienced in the Bank's core earnings.

      Over the past five and three-quarter years, credit quality related losses have not been a material factor in the Bank's earnings, reflecting Benjamin Franklin's maintenance of generally favorable credit quality measures and a healthy local real estate market. Since fiscal 2002, the Bank has established a noticeable level of loss provisions, primarily to build the level of reserves as a percent of loans receivable, and to a lesser extent, to offset loan chargeoffs. As of September 30, 2004, the Bank maintained valuation allowances of $3.017 million, equal to 0.80% of net loans receivable and 745.1% of non-performing loans. Exhibit I-6 sets forth the Bank's loan loss allowance activity during the past five and three-quarters years.

      Gains and losses derived from the sale of loans and securities have had a varied impact on the Bank's earnings over the past five and three-quarters fiscal years, ranging from a net loss equal to 1.55% of average assets during fiscal 2000 to a net gain equal to 0.32% of average assets during fiscal 1999. For the twelve months ended September 30, 2004, the Bank recorded net gains of $111,000, or 0.02% of average assets. The income statement for fiscal years 1999 through 2002 were impacted by gains or losses on the sale of certain securities, primarily common stocks, including technology company common stocks. This represents a prior investment strategy that was terminated in fiscal 2002. The gains on sale of loans represent the more recent strategy of selling long-term fixed rate residential loans into the secondary market,

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RP Financial, LC.
Page 1.18

and the future level of these gains are subject to market conditions. During fiscal 2002, the Bank recorded a loss due to the termination of a pension plan.

      Benjamin Franklin's effective tax rate equaled 32.9% for the twelve months ended September 30, 2004, which was comparable to the Bank's effective tax rate for recent prior fiscal years. As set forth in the prospectus, the Bank's marginal effective tax approximates 36%.

      Chart Bank Income and Expense Trends

      Chart Bank reported positive earnings over the past five and three-quarters years, ranging from a low of $134,000 during 1999 to a high of $1.7 million during fiscal 2003. For the twelve months ended September 30, 2004, Chart Bank recorded net income of $1.4 million, or approximately 0.5% of average assets. Net interest income and operating expenses also represent the major components of Chart Bank's core earnings, which is supplemented by non-interest operating income derived primarily from service charges and fees, and income from a subsidiary operation that provides cash management for ATMs on a nationwide basis. Growth of net interest income has been supported by Chart Bank's general philosophy of retaining all loan originations for investment, which has sustained loan growth and limited the degree of interest rate spread compression experienced from refinancing of the existing portfolio. Income generated from the ATM cash management subsidiary has accounted for most of increase in non-interest income. Loan loss provisions established by Chart Bank during the twelve months ended September 30, 2004 approximated 0.05% of average assets, which is consistent with the level of loss provisions established in recent prior years. With the exception of 2002, the Bank's earnings have not been noticeably affected by non-operating gains or losses. For the nine months ended September 30, 2004, Chart Bank maintained expense coverage and efficiency ratios of 0.94 times and 79.0%, respectively.

      Pro Forma Earnings Impact of the Acquisition

      The pro forma income statement impact of the acquisition is shown in Table
1.2 for the twelve month period ended September 30, 2004. The pro forma earnings reflect the yield adjustments for interest rate sensitive assets and liabilities, based on mark-to-market valuation adjustments on Chart Bank's September 30, 2004 balance sheet. Non-interest expenses were

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RP Financial, LC.
Page 1.19

adjusted to account for the amortization of intangibles. The adjustment for amortization of intangibles equaled $0.912 million in the first year following the acquisition. On a pro forma basis, before factoring in the reinvestment of conversion proceeds, Benjamin Franklin's core earnings declined from 0.32% of average assets to 0.29% of average assets. In addition to the amortization of the intangibles, the reduction in core earnings was attributable to a lower net interest margin (declining from 2.78% of average assets to 2.71% of average assets) and higher operating expense ratio (increasing from 2.53% of average assets to 2.69% of average assets). Partially offsetting the decline in pro forma core earnings were a lower provision for loan loss ratio (declining from 0.16% of average assets to 0.12% of average assets) and a higher ratio of non-interest operating income (increasing from 0.42% of average assets to 0.61% of average assets). The pro forma earnings do not reflect any potential cost savings that may be realized, as such estimates are considered to be speculative and therefore are not disclosed in the pro forma financial statements set forth in the prospectus.

Interest Rate Risk Management

      The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. As of September 30, 2004, an analysis of the Bank's interest rate risk as measured by the repricing mismatch between interest rate sensitive assets and interest rate sensitive liabilities indicated that the Bank maintained a cumulative one-year gap-to-assets ratio of negative 7.88% (see Exhibit I-7). As of September 30, 2004, the estimated change in the Bank's net interest margin equaled negative 4.21% under a 200 basis point instantaneous and sustained rise in interest rates and negative 2.47% under a 100 basis point instantaneous and sustained decline in interest rates.

      The Bank manages interest rate risk from the asset side of the balance sheet through emphasizing investment in short- and intermediate-term securities, selling originations of long term 1-4 family fixed rate loans to the secondary market, and emphasizing the origination of adjustable rate and short-term fixed rate loans for investment. As of September 30, 2004, of the total loans due after September 30, 2004, ARM loans comprised 60.7% of those loans (see Exhibit I-8). The Bank's entire investment portfolio, except for a minimal balance of MBS

RP Financial, LC.
Page 1.20

($266,000), is classified as available-for-sale and, thereby, facilitates the ability to sell investments for purposes of interest rate risk management. On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms of more than one year and emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts. The majority of the Bank's deposits are maintained in transaction and savings accounts and those deposit types have sustained the Bank's deposit growth in recent years. Management of interest rate risk by Chart Bank is conducted in a similar manner as Benjamin Franklin, with the exception of Chart Bank's philosophy of retaining originations of longer term 1-4 family fixed rate loans for investment. Chart Bank also has built a portfolio shorter term or adjustable commercial real estate loans.

Lending Activities and Strategy

      Benjamin Franklin offers a full range of mortgage loan products through its retail and commercial banking activities. Benjamin Franklin's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate (including multi-family loans), and construction/development loans. Benjamin Franklin has not pursued commercial business or consumer lending to a great extent. Going forward, the Bank's lending strategy is to continue to pursue growth of the loan portfolio through emphasizing origination of commercial loans and 1-4 family permanent mortgage loans, with the goal of increasing the proportion of commercial real estate and multi-family loans held in the loan portfolio Exhibit I-9 provides historical detail of the Bank's loan portfolio composition over the past five and three-quarters fiscal years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of September 30, 2004.

      Chart Bank's loan portfolio is also concentrated in 1-4 family permanent mortgage loans, with commercial real estate loans constituting the primary area of lending diversification. Similar to the Bank, Chart Bank also has not emphasized commercial business or consumer loans. Exhibit I-9A provide historical detail of Chart Bank's loan portfolio composition for the

`
RP Financial, LC.
Page 1.21

past two and three-quarters years. Following the acquisition of Chart Bank, the loan programs offered by Benjamin Franklin will be implemented by the merged entity.

      Benjamin Franklin offers both fixed rate and adjustable 1-4 family mortgage loans. Fixed rate loans offered by the Bank have terms ranging from 9 to 30 years. In the current interest rate environment, the Bank generally sells longer term fixed rate loan originations with servicing retained by the Bank. Notwithstanding the high demand for fixed rate loans in the low interest rate environment that has prevailed in recent years, the Bank has effectively marketed originations of adjustable rate loans and such loans account for the majority of the Bank's 1-4 family loan portfolio. Benjamin Franklin offers ARM loans that have initial repricing periods of one, three or five years. ARM loans are indexed to the constant maturity U.S. treasury index of a similar term. After the initial repricing period, ARM loans convert to a one- three- or five-year ARM loan for the balance of the mortgage term. Interest rate adjustments on such loans are typically limited to no more than 2% during any adjustment period and 6% over the life of the loan. Benjamin Franklin lends up to a maximum loan-to-value ratio of 95% on owner-occupied property, with private mortgage insurance required for loans with a loan-to-value ratio in excess of 80%. The substantial portion of the Bank's 1-4 family permanent mortgage loans are underwritten to secondary market standards specified by Fannie Mae and Freddie Mac. As of September 30, 2004, the Bank's 1-4 family permanent mortgage loan portfolio equaled $244.4 million or 65.8% of total loans outstanding.

      Chart Bank has also emphasized the origination of fixed rate 1-4 family loans in the prevailing interest rate environment and has retained all loans for investment. As of September 30, 2004, Chart Bank's 1-4 family permanent mortgage loan portfolio equaled $58.1 million or 33.1% of its total loans.

      Construction/land development loans originated by the Bank consist primarily of loans to finance the construction of residential developmental properties along with a lower level of originations for construction of commercial properties. Construction and land lending has also been a significant area of lending diversification for Chart Bank. As of September 30, 2004, Benjamin Franklin's and Chart Bank's outstanding balances of construction and land development loans totaled $33.3 million. Land loans are offered as adjustable rate loans with one-year adjustment periods and 25 year amortization periods. Land development loans

RP Financial, LC.
Page 1.22

complement the Bank's residential construction lending activities, as such loans are primarily extended to finance lots that will be used for residential development. Land development loans generally require a loan-to-value ("LTV") ratio of 75% or less and are offered as variable rate loans with a maximum term of 25 years. To a lesser extent, the Bank provides construction financing for commercial real estate up to a maximum LTV ratio of 80%. Commercial real estate construction/land loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. These items are used as an additional basis to determine the appraised value of the subject property.

      The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are generally collateralized by properties in the Bank's normal lending territory. This type of lending is structured based on the credit rating of the borrower and the specific loan characteristics. Credit ratings include "2", "3" and "3A" credits. For each credit rating, the loan characteristics also are determined by the loan term, which can range from one to seven years. Within each credit rating and loan term, the rates are based on the corresponding FHLB advances rate of a similar maturity plus a margin ranging from 1.75% to 2.00%. Loans with terms in excess of one year have floor rates, which currently range from 5.00% to 6.75%. Loan amortization periods are generally up to 20 years, and loan to-value ratios for commercial real estate loans generally do not exceed 80%. Benjamin Franklin also generally requires that the properties securing these loans have debt service coverage ratios of at least 1.20 times, and the Bank also generally obtains personal guarantees on these loans from the borrower. The Bank also offers fixed rate commercial real estate mortgage loans, with the rates increasing by a set amount over the first 10 years of the loan. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of office buildings, retail properties, mix-use properties and apartment buildings.

      Chart Bank also originates commercial real estate and multi-family loans under comparable terms as extended by the Bank and both institutions respective portfolios are largely secured by local properties. Growth of commercial real estate lending is currently an area of lending emphasis for the Bank and will continue to be emphasized over the course of this Plan.

RP Financial, LC.
Page 1.23

Growth will be supported by the Bank's expanded market presence provided by the acquisition. As of September 30, 2004, Benjamin Franklin's and Chart Bank's outstanding balances of commercial real estate and multi-family loans totaled $178.9 million or 32.3% of total loans outstanding.

      Diversification into consumer lending is not an area of emphasis for either Benjamin Franklin or Chart Bank. Home equity loans and lines of credit represent the largest component of the Bank's and Chart Bank's consumer lending activities. Fixed rate home equity loans are offered for terms of up to fifteen years, and are made with loan-to-value ratios of up to 90% with private mortgage insurance, or 80% without private mortgage insurance. Home equity lines of credit are tied to the prime rate and are offered for terms of up to ten years before repayment of principal is required with a maximum balance of $300,000. Home equity loans require a LTV ratio of 80% or less (unless insured) of the combined balance of the home equity loan or line of credit and the first lien. The balance of the Bank's consumer loan portfolio consists primarily of installment loans. Home equity loans and lines of credit represent the primary source of consumer loans for Chart Bank as well. As of September 30, 2004, Benjamin Franklin's and Chart Bank's consumer loan portfolios totaled $31.0 million or 5.6% of total loans outstanding, with home equity loans and lines of credit comprising $28.8 million of the total balance of consumer loans.

      The Bank offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans offered by the Bank consist of floating rate loans indexed to the prime rate with one year adjustment periods, as well as fixed rate loans for typically up to seven years. The commercial business loan portfolio consists primarily of secured loans for purposes of financing equipment acquisition, expansion, working capital and other general business purposes, and the portfolio also includes a minor amount of unsecured loans. When making such loans, Benjamin Franklin considers the value of the collateral, the financial statements of the borrower and debt service capabilities, among other factors. Commercial business lending is expected to be a growth area for the Bank. Chart Bank engages in similar types of commercial business lending as the Bank. As of September 30, 2004, Benjamin Franklin's and Chart Bank's outstanding balances of commercial business loans totaled $9.1 million or 1.6% of total loans outstanding.

RP Financial, LC.
Page 1.24

      Exhibit I-11 provides a summary of the Bank's lending activities over the past five and three-quarters fiscal years, inclusive of loan purchases. The Bank's lending volume has increased significantly since fiscal 2000, which was primarily attributable to increased originations of 1-4 family permanent mortgage loans and, to a lesser extent, higher originations of commercial real estate loans. Total loan originations increased from $83.9 million in fiscal 2000 to $192.4 million for the twelve months ended September 30, 2004. During the past two and three-quarters fiscal years, residential loans originated accounted for 70.1% of total loans originated. Commercial real estate loans represented the second highest source of originations and accounted for 10.9% of total loans originated over the past two and three-quarters fiscal years. Notwithstanding the increase experienced in the Bank's loan volume, loan portfolio growth has been slowed by accelerated repayments that has resulted from borrowers refinancing into lower rate loans and the sale of fixed rate 1-4 family mortgage loans to the secondary market. During fiscal 2003, in an effort to build the loan portfolio, the Bank began active purchases of residential mortgage loans from loan brokers in the Boston metropolitan area, and such purchases totaled $34.4 million for the twelve months ended September 30, 2004. The amount of loans purchased totaled 11.8% of loan originations over that time period. Loans sold increased from $6.6 million in fiscal 2000 to $96.3 million in fiscal 2003 and decreased to $32.2 million for the twelve months ended September 30, 2004, reflecting the slowdown in loan originations. Loan principal repayments increased from $74.1 million in fiscal 2000 to $149.6 million in fiscal 2003 and $98.9 million for the twelve months ended September 30, 2004.

Asset Quality

      The Bank's maintenance of adequate lending policies and the historical 1-4 family lending emphasis has supported the maintenance of favorable credit quality measures during the past five and three-quarters years. Over the past five and three-quarters fiscal years, Benjamin Franklin's balance of non-performing assets ranged from a high of 0.10% of assets at fiscal year end 2003 to a low of 0.00% of assets at fiscal year end 2002. As of September 30, 2004, the Bank's non-performing assets-to-assets ratio equaled 0.08%. As shown in Exhibit I-12, the Bank's balance of non-performing assets at September 30, 2004 consisted of $357,000 of non-accruing loans and $65,000 of loans greater than 90 days delinquent and still accruing. Loans

RP Financial, LC.
Page 1.25

secured by commercial business assets accounted for all of the non-accruing loan balance at September 30, 2004.

      To track the adequacy of valuation allowances, Benjamin Franklin has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. The Bank determines its allowance and provisions for loan losses based upon a detailed evaluation of the loan portfolio segregated into various pools of outstanding loans. Loss factors are determined using the Bank's historical loss experience, industry data and peer comparisons. Some loans have been identified individually and assigned specific reserve amounts. In addition, the Bank's regulators periodically review the allowance for loan losses, and the regulatory agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination, thereby negatively affecting the Bank's financial condition and earnings. As a result of the Bank's loan portfolio evaluations, and increase in the balances of non-residential real estate secured loans, the Bank has increased the total balance of allowances for loan and lease losses in recent years. As of September 30, 2004, the Bank's allowance for loan losses equaled $3.017 million, which equaled 745.1% of non-performing loans and 0.80% of net loans receivable.

      In general, Chart Bank has maintained a relatively low non-performing assets ratio over the past five and three-quarters years. Net charge-offs recorded by Chart Bank have also been relatively limited over the past two and three-quarters years. As of September 30, 2004, Chart Bank's balance of non-performing assets totaled $144,000 or 0.06% of assets, most of which was secured by residential property. Chart Bank maintained valuation allowances of $1.753 million at September 30, 2004, equal to 0.99% of net loans receivable and 1,437.7% of non-performing assets.

Funding Composition and Strategy

      Deposits have consistently served as the Bank's primary source of funds and at September 30, 2004 deposits accounted for 82.6% of Benjamin Franklin's interest-bearing funding composition. Exhibit I-13 provides historical detail of the Bank's deposit composition for the past five and three-quarters years. Lower cost savings and demand accounts comprise the largest component of the Bank's transaction account deposit composition and have increased as

RP Financial, LC.
Page 1.26

percent of total deposits since December 31, 2001. Savings and demand accounts increased from 36.8% of deposits for the fiscal year ended 2001 to 46.7% of deposits as of September 30, 2004. The low interest rate environment is believed to have contributed to the increase in demand and savings accounts maintained by the Bank, as the general decline in CD rates has increased depositor preference to hold funds in liquid transaction accounts. The Bank has experienced relatively stable levels of NOW and money market accounts, which has been facilitated by the Bank's promotion of money market account products and commercial account relationships. Money market accounts and NOW accounts totaled $79.6 million or 19.9% of deposits at September 30, 2004, versus $87.6 million, or 19.6% as of December 31, 2001.

      CDs comprise the balance of the Bank's deposit composition, with the current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of September 30, 2004, CDs totaled $133.6 million, of which 71.2% were scheduled to mature in one year or less. CDs comprised 33.4% of deposits as of September 30, 2004. As of September 30, 2004, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $38.7 million or 29.0% of total CDs. Benjamin Franklin does not maintain any brokered CDs.

      Borrowings serve as an alternative funding source for the Bank to support management of funding costs and interest rate risk. As of September 30, 2003, the Bank held $75.0 million of borrowings, which consisted of $29.0 million of short term FHLB advances maturing within one year from September 30, 2004, and $46.0 million of long term FHLB advances with maturities ranging from 2007 through 2011. Of the longer term FHLB advances, $36.0 million contained call features. In addition, the Company held $9.0 million of trust preferred securities through a subsidiary, Benjamin Franklin Capital Trust I, as described below. Exhibit I-14 provides detail of the Bank's use of FHLB advances over the past three and one-quarters fiscal years.

      Exhibit I-13A sets forth Chart Bank's deposit composition for the past two years and as of September 30, 2004. As of September 30, 2004, deposits held by Chart Bank totaled $216.0 million and accounted for 90.8% of Chart Bank's interest-bearing funding composition. As of September 30, 2004, CDs represented the largest portion of Chart Bank's deposit base, totaling $92.5 million, or 42.8% of total deposits. As of the same date, jumbo CDs held by Chart Bank totaled $43.7 million or 47.3% of total CDs. Chart Bank does not hold any brokered deposits. Money market deposit accounts represent the second largest component of Chart Bank's

RP Financial, LC.
Page 1.27

deposits, equaling $64.4 million, or 29.8% of total deposits at September 30, 2004. Demand, savings and NOW accounts comprise the remainder of the core deposit base.

      Borrowings held by Chart Bank are comparable to the types of borrowings utilized by the Bank, consisting of $22.0 million of FHLB advances, with terms ranging from six months to five years. A total of $11.0 million of borrowings were classified as short term borrowings with terms of less than one year. Long term advances had maturities of the ranging from December 2004 to August 2008 and a weighted average rate of 2.84%. The trust preferred debt consists of one $9.0 million issue with a fixed interest rate of 6.94% and a maturity date in 2032.

Subsidiaries

      The Bank maintains one subsidiary, as described below.

      Benjamin Franklin Securities Corp. was incorporated for the purpose of buying, selling and holding investment securities, in order to qualify for favorable state income tax treatment. As of September 30, 2004, this subsidiary held approximately $73.7 million of assets, consisting primarily of cash and investment securities. The operations of Chart Bank's investment subsidiary, Weston Street Securities Corporation will be consolidated into this subsidiary upon completion of the acquisition.

      Chart Bank maintains two subsidiaries, as follows:

      Creative Strategic Solutions, Inc. was organized to provide electronic commerce, electronic funds transfer, automated teller machine services and related consulting services. At September 30, 2004. this subsidiary held approximately $38.8 million in assets, consisting primarily of cash. Future plans for the operation of this subsidiary include maintaining the operational structure and attempting to expand its level of business activity in order to generate additional non-interest income.

      Weston Street Securities Corporation was incorporated for the purpose of buying, selling and holding investment securities, in order to qualify for favorable state income treatment. As of September 30, 2004, this subsidiary held approximately $33 million of securities. This subsidiary will be consolidated into the Bank's investment subsidiary following completion of the acquisition.

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RP Financial, LC.
Page 1.28

      The Company also owns one statutory business trust, Benjamin Franklin Capital Trust I, which was established in December 2002 for the purpose of issuing a total of $9.0 million of trust preferred securities. The trust preferred debt consists of 9,000 issues with a liquidation value of $1,000 each. These issues carry a fixed interest rate of 6.94% for the first five years of operations, and adjust to the three month LIBOR plus 3.45% thereafter, with a maturity date of November 2032. Early redemption at Bancorp's option may occur after November 2007, or in the event of certain regulatory or tax changes. The trust will be a subsidiary of the Company following the acquisition.

Legal Proceedings

      The Bank and Chart Bank are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by their respective managements to be immaterial to the financial conditions of Benjamin Franklin and Chart Bank.
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RP Financial, LC.
 Page 2.1

                                 II. MARKET AREA

Introduction

      Benjamin Franklin serves southeastern Massachusetts through six branch offices located in the counties of Norfolk and Worcester. With the acquisition of Chart Bank, the Bank's branch presence will expand into eastern-central Massachusetts through the addition of three branches located in the cities of Waltham and Newtonville, Middlesex County. A listing of the Bank's and Chart Bank's office locations is presented in Exhibit II-1. The primary market area includes a mixture of rural, suburban and urban markets, with the Franklin and Waltham markets constituting the largest population centers of the markets that will be served by the combined entity. The economy in the primary market area is fairly diversified, with services, wholesale/retail trade, manufacturing, finance, insurance and real estate ("FIRE"), and state and local government constituting the basis of the regional economy that will be served by the Bank. The Bank's competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

      Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been examined in relation to the relative impact on value.

National Economic Factors

      The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The major stock exchange indices increased during calendar year 2003 and through mid-2004, due to the completion of major military action in Iraq, a somewhat improved overall economic performance by the nation's economy, a continued expectation that interest rates will remain at current historical low levels in the foreseen future, low inflation rates and more

RP Financial, LC.
 Page 2.2

positive recent corporate earnings reports. However, during April and May 2004, increasing signs of a strongly growing economy led to fears of inflation, higher interest rates and a potential slowdown of the national economy, which resulted in a moderate pullback in the stock market during mid-2004. The price of oil reached all time highs approaching $50 per barrel, which also led to fears of adverse economic impacts. The size of the projected federal budget deficit in the future has also led to a level of uncertainty about future economic performance. The economy showed signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate. Surging oil prices continued to hamper the U.S. economy during July, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. Employment data showed a strengthening jobs market for August, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity continued to decelerate, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. In September and October 2004, the stock markets reacted to continued unrest in Iraq, the level of oil prices, and the uncertainty surrounding the presidential election. The national unemployment rate has remained relatively low in comparison to recent historical levels, and was 5.4% as of September 2004, representing a decline from 6.5% one year earlier. As an indication of the changes in the nation's stock markets over the last 12 months, as of November 26, 2004, the Dow Jones Industrial Average closed at 10522.23, an increase of 0.7% from December 31, 2003, while the NASDAQ Composite Index stood at 2102.0, an increase of 7.2% over the same time period. The Standard & Poors 500 Index totaled 1182.7 as of November 26, 2004, an increase of 6.4% from December 31, 2003.

Economic and Interest Rate Environment

      The future success of Benjamin Franklin's operations is partially dependent upon various national and local economic trends. Trends in the national economy improved during calendar year 2003 and in the first three quarters of 2004. Inflation remains relatively low compared to

RP Financial, LC.
 Page 2.3

historical levels, increasing at an annual rate of 4.1% for the first six months of 2004. The economic slowdown of 2000 to 2002, the results of the reaction to the September 11 attacks, and other actions by the federal government has eliminated the previous Federal budget surplus and caused a record budget deficit for fiscal 2004. The economic slowdown has also caused a noticeable increase in unemployment, which increased from several decades lows of below 5.0% in 2000 to 6.0% in late 2003. As of September 2004, the unemployment rate had declined to 5.4%, although a large number of potential workers had stopped seeking employment and thus were not counted among the unemployed. The economy has showed signs of recovery, termed a "jobless recovery", although certain sectors of the economy remain stagnant. The GDP increased by 3.3% in the second quarter of 2004 and a revised 4.5% in the first quarter of 2004, indicating a somewhat stable growth rate to the economy in the short term.

      After remaining at historical lows over the past couple of years, interest rates have increased in recent months, following the perception of a strongly growing economy, and statements by the Federal Reserve that it would likely raise key interest rates in the near future. The Federal Reserve raised the key interest rates by 0.25% at each of the June, July, September and November meetings of the Fed, in recognition of the current stronger economy. The Federal Reserve had kept key market interest rates at historical lows not seen since the 1950s, having lowered the key interest rates (federal funds and the discount rate) over a dozen times since January 1, 2001. As of the latest Fed rate increase, effective September 2004, the Fed Funds rate was 2.00%, down from 6.50% at the beginning of 2001, while the Discount Rate stood at 1.75%, down from 6.00% at January 1, 2001. The financial markets had previously "priced in" the expectation of rising interest rates, as the treasury yield curve had risen in the past 3 months. As of November 26, 2004, one- and ten-year U.S. government bonds were yielding 2.65% and 4.24%, respectively, compared to 1.29% and 4.25%, respectively, as of one year ago. Historical trends for interest rates are presented in Exhibit II-2.

Regional Economy

      The Bank's market area following completion of the acquisition will consist of Norfolk County and the area surrounding the Chart Bank office locations, particularly the cities of Waltham and Newtonville. Five of the six Benjamin Franklin offices are located in Norfolk

RP Financial, LC.
 Page 2.4

County, while one office is located just across the county border in the town of Milford, Worcester County. The Chart Bank offices are located within Middlesex County, a county that covers a large, highly populated area to the west and northwest of Boston. For this reason, the Chart Bank market area, particularly for deposits, will be defined as cities of Waltham and Newtonville. The Norfolk County area was historically based on manufacturing, but similar to many areas of the country, has been transferred into a more services oriented economy in the last couple of decades with employment in most large economic sectors. However, manufacturing maintains a material presence in the area. Two of the largest employers include Waters Corp. and EMC Corp. A large portion of Norfolk County residents work in other nearby areas, including the city of Boston and the Route 128 area, and thus to an extent Norfolk County serves as a bedroom community. There also is significant employment located along the I-495 corridor, which runs directly through the Bank's Norfolk County market area.

      The Middlesex County, or more specifically Waltham area also represents a relatively diversified employment base, with employment spread between most economic sectors. Education-related employment is also significant in this area.

      As shown in Table 2.1 below, the State of Massachusetts and Norfolk and Middlesex Counties all reported the largest proportion of employment in services, wholesale/retail trade, and finance, insurance and real estate, indicative of a relatively diversified employment base. Middlesex County reported a higher level of manufacturing employment, while the state of Massachusetts reported a higher level of government employment. Overall, however, with the exception of the government employment, the employment base of the Bank's market area was quite similar to the statewide averages. Construction employment was similar in the market area counties also. The presence of a higher level of manufacturing employment generally is an unfavorable characteristic, as the manufacturing sector of the economy has been declining for a number of decades. See Exhibit II-3 for additional data and details.

RP Financial, LC.
 Page 2.5

                                    Table 2.1
                     Primary Market Area Employment Sectors
                            (Percent of Labor Force)

Employ. Sectors                    Massachusetts             Norfolk Cty.        Middlesex Cty.
---------------------------        -------------             ------------        --------------
Services                               45.7%                    46.0%                 53.1%
Wholesale/Ret. Trade                   13.7                     16.3                  13.6
Finance, Ins., Real Estate             11.8                     13.0                   6.7
Government                             11.1                      8.0                   8.5
Manufacturing                           8.8                      7.4                  10.2
Construction                            5.4                      6.4                   5.4
Transportation/Public Util.             2.8                      2.6                   2.2
Agriculture                             0.3                      0.1                   0.2
Other                                   0.4                      0.2                   0.3
                                      -----                    -----                 -----
                                      100.0%                   100.0%                100.0%

Source: REIS DataSource.

      Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Massachusetts, are shown in Table 2.2. Current unemployment rates for all of the primary market area counties and cities as well as for Massachusetts were lower than the comparable U.S. unemployment rate. Unemployment was lowest in Franklin City, Middlesex County and Waltham City, with all areas maintaining unemployment rates that were below the Massachusetts unemployment rate of 4.6% as of August 2004. The comparatively lower unemployment rates indicated for the state and local areas are indicative of the overall strength of the economy. Similar to the U.S., the August 2004 unemployment rates for all of the primary market areas were lower than a year ago.

RP Financial, LC.
 Page 2.6

                                    Table 2.2
                                Unemployment Data

Region                     August 2003      August 2004
----------------           -----------      -----------
United States                6.0%              5.4%
Massachusetts                5.8               4.6
Norfolk County               5.0               4.5
   Franklin City             4.9               4.3
Middlesex County             5.2               4.4
   Waltham City              5.1               4.4

Source: U.S. Bureau of Labor Statistics.

Market Area Demographics

      Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Bank's market area (see Table 2.3, with additional data shown in Exhibit II-4). Norfolk and Middlesex Counties are two heavily populated counties that will be served by the combined entity's branch network. Since 2000, population growth in the primary market area has been moderate in comparison to national averages, but in-line with statewide changes in population. The city of Waltham recorded a population decline between 2000 and 2004, and is expected to continue recording declines through 2009, while the city of Franklin recorded a moderate level of population increase.

      These population trends represent a moderately positive trend for Bank as the market area has certain areas of strong growth and certain areas of weaker growth. The overall population base provides a source of business for financial institutions, although the Bank operates in a mixed rural and suburban area with small cities functioning as population centers. As shown in Table 2.3, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to remain relatively constant over the next five years, indicating that the Bank's business prospects are expected to remain stable in the foreseeable future.

                                    Table 2.3
                         Benjamin Franklin Savings Bank
                    Summary Demographic/Economic Information


                                                Year                               Growth           Growth
                              --------------------------------------------          Rate             Rate
                                  2000             2004            2009           2000-04         2004-2009
                              ------------      ----------      ----------        -------         ---------
                                                                                      (%)             (%)
POPULATION(000)
United States                      281,422         292,937         307,116            1.0%            0.9%
Massachusetts                        6,349           6,447           6,545            0.4%            0.3%
Norfolk County                         650             657             663            0.3%            0.2%
   Franklin City                        30              30              30            0.4%            0.3%
Middlesex County                     1,465           1,470           1,469            0.1%            0.0%
   Waltham City                         59              59              58           -0.3%           -0.3%

HOUSEHOLDS(000)
United States                      105,480         109,949         115,474            1.0%            1.0%
Massachusetts                        2,444           2,495           2,551            0.5%            0.4%
Norfolk County                         249             253             258            0.4%            0.4%
   Franklin City                        10              10              10            0.3%            0.2%
Middlesex County                       561             566             570            0.2%            0.1%
   Waltham City                         23              23              23            0.1%            0.1%

MEDIAN HOUSEHOLD INCOME($)
United States                     $ 42,729        $ 46,475        $ 51,597            2.1%            2.1%
Massachusetts                       50,707          57,033          64,912            3.0%            2.6%
Norfolk County                      64,398          72,764          84,920            3.1%            3.1%
   Franklin City                    71,236          84,193         101,678            4.3%            3.8%
Middlesex County                    61,698          69,234          79,910            2.9%            2.9%
   Waltham City                     55,534          59,695          66,213            1.8%            2.1%

PER CAPITA INCOME($)
United States                     $ 21,587        $ 24,092        $ 27,309            2.8%            2.5%
Massachusetts                       25,952          29,837          34,701            3.5%            3.1%
Norfolk County                      32,484          38,037          44,783            4.0%            3.3%
   Franklin City                    27,849          34,034          41,982            5.1%            4.3%
Middlesex County                    31,199          36,220          42,404            3.8%            3.2%
   Waltham City                     26,364          29,853          34,180            3.2%            2.7%

2002 AGE DISTRIBUTION(%)          0-14 Yrs.      15-34 Yrs.      35-54 Yrs.       55+ Yrs.
------------------------          --------       ----------      ----------       --------
United States                         21.0%           28.0%           29.0%          22.0%
Massachusetts                         19.0%           27.0%           31.0%          23.0%
Norfolk County                        19.0%           24.0%           32.0%          26.0%
   Franklin City                      25.0%           23.0%           35.0%          16.0%
Middlesex County                      18.0%           27.0%           32.0%          23.0%
   Waltham City                       13.0%           36.0%           28.0%          23.0%

                                 Less Than         $25,000 to
2002 HH INCOME DIST.(%)           $25,000            50,000         $50,000+
-----------------------          ---------         ----------       --------
United States                         26.0%           28.0%           46.0%
Massachusetts                         22.0%           22.0%           55.0%
Norfolk County                        15.0%           18.0%           66.0%
   Franklin City                      12.0%           15.0%           74.0%
Middlesex County                      17.0%           19.0%           64.0%
   Waltham City                       19.0%           23.0%           58.0%

Source: ERSI.

RP Financial, LC.
 Page 2.8

      Income levels, in terms of median household income and per capita income, varied within a fairly broad range between the market area counties and cities examined, with all four areas posting income measures that exceeded the comparable state and U.S. measures. Waltham City reported the lowest levels of income of all market areas examined. However, reflecting the relative affluence of the State of Massachusetts overall, all four of the counties maintained strong income measures. The city of Franklin, where the largest portion of the Bank's deposits are currently maintained, had income measures that were the highest of all areas, along with the highest growth in median household and per capita income. Similar to Massachusetts, growth in household income is projected to slow throughout the primary market area over the next five years, with Franklin City and Norfolk County projected to experience the strongest growth in household income through 2009. Household income distribution measures reflect that the primary market area is represented by all income levels, with Franklin City and Norfolk County maintaining the highest percentage of households with incomes of more than $50,000. Age distribution measures for the primary market area counties were fairly consistent with the Massachusetts measures, with the exception of Franklin City, which reported a relatively younger average age.

      In summary, the demographic characteristics of the primary market area are considered to be relatively conducive for facilitating loan and deposit growth. It is expected that growth will be achieved through building on the Bank's expansion into new markets through offering comprehensive financial services and providing superior customer service. Additionally, growth may also be realized through additional acquisitions of financial institutions or other providers of financial services, although beyond the acquisition of Chart Bank there are currently no acquisitions under consideration.

Deposit Trends

      The Bank's and Chart Bank's retail deposit bases are closely tied to the market areas where the respective branches are currently maintained. Table 2.4 displays deposit market trends from June 30, 2000 through June 30, 2004 for the primary market area counties as well as for Massachusetts. The data indicates that deposits increased in the counties served by the combined branch networks of Benjamin Franklin and Chart Bank. All three market area

                                    Table 2.4
                         Benjamin Franklin Savings Bank
                                 Deposit Summary

                                                                As of June 30,
                            -----------------------------------------------------------------------------------
                                               2000                                       2004
                            -----------------------------------------   ---------------------------------------       Deposit
                                                 Market          # of                       Market       # of        Growth Rate
                              Deposits           Share        Branches    Deposits           Share      Branches      2000-2003
                            ------------         ------       --------    --------          ------      --------     -----------
                                                      (Dollars in Thousands)                                             (%)
State of Massachusetts      $133,949,000         100.0%         1,972   $172,722,000         100.0%       2,115          8.8%
  Commercial Banks            85,554,000          63.9%           951    108,180,000          62.6%       1,008          8.1%
  Savings Institutions        48,395,000          36.1%         1,021     64,542,000          37.4%       1,107         10.1%

Norfolk County              $ 11,332,000         100.0%           211   $ 15,869,000         100.0%         231         11.9%
  Commercial Banks             5,179,000          45.7%            81      7,634,000          48.1%          92         13.8%
  Savings Institutions         6,153,000          54.3%           130      8,235,000          51.9%         139         10.2%
     Benjamin Franklin SB        342,008           3.0%             5        366,176           2.3%           5          2.3%

Middlesex County            $ 25,577,000         225.7%           454   $ 35,720,000         100.0%         478         11.8%
  Commercial Banks            12,160,000         107.3%           220     18,907,000          52.9%         237         15.9%
  Savings Institutions        13,417,000         118.4%           234     16,813,000          47.1%         241          7.8%
     Chart Bank                  107,939           0.4%             3        200,356           0.6%           3         22.9%

Worcester County            $  7,200,000          63.5%           196   $  9,919,000         100.0%         226         11.3%
  Commercial Banks             4,183,000          36.9%           107      4,490,000          45.3%          93          2.4%
  Savings Institutions         3,017,000          26.6%            89      5,429,000          54.7%         133         21.6%
     Benjamin Franklin SB         40,906           0.6%             1         46,539           0.5%           1          4.4%

Source: FDIC

RP Financial, LC.
 Page 2.10

counties (including Worcester County, in which one of the Bank's branches is located), posted deposit growth rates that exceeded the Massachusetts annualized deposit growth rate of 8.8%. Similar to Massachusetts, savings institutions maintained a larger market share of deposits than commercial banks in all of the primary market area counties, except for Middlesex County.

      Benjamin Franklin's deposit holdings are substantially concentrated in Norfolk County, with a balance of $366 million (89% of all deposits), and a deposit market share of 2.3% at June 30, 2004. During the four year period covered in Table 2.4, the Bank realized a decline in deposit market share in both Norfolk County and Worcester County.

      Chart Bank's holdings of deposits in Middlesex County, totaling $200 million, represented a 0.6% market share of thrift and bank deposits at June 30, 2004. Chart Bank's three branch offices are relatively small in relation to the 478 financial institution branches in that county. It is anticipated that no branches will be closed following the acquisition. Overall, future deposit growth should be enhanced through the Bank's expanded geographic presence in the state and through the introduction of a broader array of financial services that are currently offered through the Bank's branches.

Competition

      The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Benjamin Franklin. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Bank's largest competitors in each of the primary market area counties that will be served following the acquisition of Chart Bank. The Bank's and Chart Bank's deposit market share are also provided in Table 2.5.

RP Financial, LC.
 Page 2.11

                                    Table 2.5
                             Benjamin Franklin Bank
                    Market Area Counties Deposit Competitors

Location                                 Name
---------------------         -------------------------------
Norfolk County, MA            Fleet National Bank (22.2%)
                              Citizens Bank of MA (20.8%)
                              Sovereign Bank (5.1%)
                              Dedham Inst. For Savings (4.8%)
                              Benjamin Franklin SB (2.3%)

Middlesex County, MA          Fleet National Bank (22.1%)
                              Citizens Bank of MA (19.8%)
                              Middlesex Savings Bank (6.6%)
                              Sovereign Bank (6.4%)
                              Chart Bank (0.6%)

Sources: FDIC.

      In the face of this competition, it has been necessary for the Bank to establish a strategy in order to continue to expand and operate as a viable competitor. As a strong multi-market community banking franchise, the Bank's strategy will be to place an emphasis on positioning Benjamin Franklin as a community-oriented financial institution that provides superior customer service with local decision making that meets the retail, commercial banking and asset management needs of its customer base. This strategy is designed to identify a niche in the Bank's market where it can compete against other much larger institutions. In this regard, the Bank continually seeks to create and maintain an image of professionalism and integrity, and to keep customers and potential customers informed of the Bank's services.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

      This chapter presents an analysis of Benjamin Franklin's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Benjamin Franklin is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Benjamin Franklin and the Peer Group, will then be used as a basis for the valuation of the Company's to-be-issued common stock. Our comparative analysis of Benjamin Franklin and the Peer Group took into consideration the pro forma impact of the acquisition of Chart Bank. Such data was derived from the prospectus and RP Financial calculations.

Peer Group Selection

      The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

      Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 185 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

RP Financial, LC.
Page 3.2

be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Benjamin Franklin will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Benjamin Franklin. In the selection process, we applied two "screens" to the universe of all public companies:

      - Screen #1. Massachusetts savings institutions. Eleven companies met the criteria for Screen #1 and eight were included in the Peer Group. Two companies that are under acquisition, Mystic Financial, Inc. and BostonFed Bancorp, Inc., were excluded from consideration, while Westfield Financial, Inc. was excluded due to its mutual holding company form of organization. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in Massachusetts.

      - Screen #2. Other New England institutions with assets between $500 million and $1 billion. Three companies met the criteria for Screen #2 and two were included in the Peer Group. SI Financial Group of CT was excluded due to its mutual holding company form of organization.
            Exhibit III-3 provides financial and public market pricing characteristics of these additional publicly-traded thrifts based in New England.

      Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Benjamin Franklin, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Benjamin Franklin's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP Financial, LC.
Page 3.3

RP Financial, LC.
Page 3.4

      In aggregate, the Peer Group companies maintain a higher level of capital than the industry average (11.67% of assets versus 10.80% for all public companies), generate slightly higher earnings as a percent of average assets (0.92% ROAA versus 0.79% for all public companies), and generate a slightly higher return on equity (9.38% ROE versus 8.38% for all public companies). Overall, the Peer Group's average P/B ratio approximated the average P/B ratio for all publicly-traded thrifts, while the Peer Group's average P/E multiple was higher than the average P/E multiple for all publicly-traded thrifts.

                                                   ALL
                                              PUBLICLY-TRADED          PEER GROUP
                                              ---------------          ----------
Financial Characteristics (Averages)
Assets ($Mil)                                 $   2,524                $   792
Market capitalization ($Mil)                        396                    189
Equity/assets (%)                                 10.80%                 11.67%
Return on average assets (%)                       0.79%                  0.92%
Return on average equity (%)                       8.38%                  9.38%

Pricing Ratios (Averages)(1)
Price/earnings (x)                                18.47x                 18.09x
Price/book (%)                                   164.76%                166.24%
Price/assets (%)                                  17.74%                 19.09%

      (1)   Based on market prices as of November 26, 2004.

      Ideally, the Peer Group companies would be comparable to Benjamin Franklin in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Benjamin Franklin, as will be highlighted in the following comparative analysis. The financial data presented for Benjamin Franklin includes the estimated pro forma impact of the acquisition of Chart Bank. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

      Table 3.2 shows comparative balance sheet measures for Benjamin Franklin and the Peer Group. Benjamin Franklin's and the Peer Group's ratios reflect balances as September 30, 2004,

RP Financial, LC.
Page 3.5

RP Financial, LC.
Page 3.6

unless otherwise indicated for the Peer Group companies. The Bank's ratios have been adjusted to reflect the pro forma impact of the Chart Bank acquisition, before factoring in the proceeds to be realized from the public stock offering. Benjamin Franklin's net worth base of 6.8% was below the Peer Group's net worth ratio of 11.7%. In addition, as the result of the significant goodwill and intangibles created by the acquisition, equal to 4.7% of assets, the Bank's tangible net worth ratio of 2.1% was well below the Peer Group's tangible net worth ratio of 11.2%. Goodwill and intangibles had a far less significant impact on the Peer Group's balance sheet, equaling 0.5% of assets. The Bank's pro forma capital position (consolidated with the holding company) will increase with the addition of the stock proceeds to a level that will be continue to be somewhat below the Peer Group's tangible capital ratio. Both the Bank's and the Peer Group's capital ratios reflected surpluses over the regulatory capital requirements. The regulatory capital ratios indicated for Benjamin Franklin are on a stand alone-basis.

      The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the largest component of their respective interest-earning assets. However, Benjamin Franklin's loans-to-assets ratio of 70.8% was above the comparable Peer Group ratio of 60.4%. Comparatively, the Bank's cash and investments-to-assets ratio of 20.0% was lower than the comparable Peer Group ratio of 36.4%. Overall, Benjamin Franklin's interest-earning assets amounted to 90.8% of assets, which was notably less than the Peer Group's ratio of 96.8%. The Bank's lower ratio was attributable to the significantly larger impact that goodwill and intangibles had on its balance sheet, as indicated by goodwill-to-assets ratios of 4.7% for the Bank and 0.5% for the Peer Group.

      Benjamin Franklin' funding liabilities reflected a funding strategy that relied more on deposits than that of the Peer Group. The Bank's deposits equaled 79.1% of assets, which was above the Peer Group average of 66.6%. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 20.3% and 12.4% for the Peer Group and the Bank, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 92.7% and 87.4%, respectively.

      A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Bank's ratio, based on respective

RP Financial, LC.
Page 3.7

ratios of 110.8% and 98.0%. The additional capital realized from stock proceeds should serve to provide Benjamin Franklin with an IEA/IBL ratio that is more comparable to the Peer Group's ratio, as the increase in capital realized from the stock proceeds will lessen the proportion of interest-bearing liabilities funding assets and on the asset size the proceeds will be primarily deployed into interest-earning investments and loans. At the same time, the Bank's significantly higher level of goodwill and intangibles will continue to result in a lower interest-earning assets-to-assets ratio than maintained by the Peer Group.

      The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Benjamin Franklin's growth rates were based on annualized growth for the nine months ended September 30, 2004, while the Peer Group's growth rates were based on annual growth for the 12 months ended September 30, 2004, or the most recent period available. The Bank's growth rates reflect Benjamin Franklin's growth and the growth resulting from the purchase accounting acquisition of Chart Bank. As the result of the acquisition, Benjamin Franklin's annualized asset growth rate (103%) was significantly higher than the comparable growth rate posted by the Peer Group. The Peer Group's asset growth was realized primarily through growth in cash and investments, which was supplemented with a lower rate of growth for loans. The increase in loans provided by the acquisition will serve to more than double the size of the Bank's current loan portfolio, (annualized growth of 136%), while the Bank's growth rate for cash and investments was significantly less (due to the use of cash for a portion of the Chart Bank acquisition.

      Acquisition-related growth also provided for higher deposit, borrowing and net worth growth rates for Benjamin Franklin. The Bank's 90.4% deposit growth rate was realized substantially through acquisition-related growth, as the Bank posted only modest deposit growth during the nine month period. The Bank's borrowings growth was due to increases in borrowings by the Bank in the most recent nine month period, while a smaller balance of borrowings will be obtained through the acquisition. Asset growth for the Peer Group was funded through a combination of deposits and borrowings, which reflected growth rates of 5.5% and 33.0%, respectively. The Peer Group's positive capital growth rate reflects the impact of dividend payments and stock repurchases substantially offsetting earnings for the period. Comparatively, the Bank's significantly higher capital growth rate reflects the retention of all

RP Financial, LC.
Page 3.8

earnings for the period, as well as the issuance of stock in the acquisition of Chart Bank. However, the Bank's tangible net worth declined significantly, as the result of the goodwill and intangibles that will be created by the acquisition. Following the conversion, the Bank's capital growth rate may also be depressed by possible dividend payments and stock repurchases.

Income and Expense Components

      Table 3.3 displays comparable statements of operations for the Bank and the Peer Group , based on earnings for the twelve months ended September 30, 2004, or the most recent twelve month period available. The Bank's earnings have been adjusted to reflect the pro forma impact of the Chart Bank acquisition, including purchase accounting adjustments. For the period shown in Table 3.3, Benjamin Franklin and the Peer Group reported net income to average assets ratios of 0.27% and 0.92%, respectively. The Peer Group's higher return was realized through lower operating expenses, lower loss provisions and higher net interest income, which was somewhat offset by the Bank's higher non-interest operating income.

      The Bank's lower net interest income was the result of a lower interest income ratio, which was partially offset by the Bank's lower interest expense ratio. The Peer Group's higher interest income ratio was realized through maintaining a higher level of interest-earning assets as a percent of total assets, as the Bank and the Peer Group maintained comparable interest-earning asset yields. In addition, the Bank's post-acquisition level of interest income is lower due to the lost interest income from the cash used to fund a portion of the Chart Bank acquisition, along with the impact of purchase accounting adjustments such as the amortization of a premium on loans. Similarly, the Bank's lower interest expense ratio was the result of the projected amortization of a purchase accounting adjustment in the form of amortization of a deposit premium, which reduces interest expense. The Bank and the Peer Group maintained comparable ratios of funding costs, in costs of interest bearing liabilities, and at the same time the Bank maintains a higher level of interest-bearing liabilities as a percent of assets. Overall, Benjamin Franklin and the Peer Group reported net interest income to average assets ratios of 2.71% and 3.04%, respectively.

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RP Financial, LC.
Page 3.9

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RP Financial, LC.
Page 3.10

      In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. Benjamin Franklin's operating expense to average assets ratio equaled 2.69% for the twelve month period, versus a comparable ratio of 2.17% for the Peer Group. Additional operating expense was included in the form of the year 1 amortization expense of the core deposit value established as part of the Chart Bank acquisition. This item added an estimated 11 basis points the Bank's post-acquisition expense base. The Bank reported a minimal level of intangibles expense, 0.03% of average assets, versus one basis point for the Peer Group. In addition, the Bank's operation of the ATM cash management subsidiary, which generated a higher level of non-interest operating income than earned by the Peer Group, also was considered to be a factor that contributed to the Bank's higher operating expense ratio. Before factoring in any staffing reductions that may result following the acquisition, the Bank combined with Chart Bank maintained a higher number of employees relative to its asset size than the Peer Group. Assets per full time equivalent employee equaled $4.7 million for the Bank, versus a comparable measure of $5.7 million for the Peer Group.

      When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings were not as strong as the Peer Group's. Expense coverage ratios posted by Benjamin Franklin and the Peer Group equaled 1.00x and 1.39x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

      Sources of non-interest operating income were a larger contributor to the Bank's earnings, with such income amounting to 0.61% and 0.46% of Benjamin Franklin's and the Peer Group's average assets, respectively. As noted above, the Bank's higher level of non-interest operating income is supported by diversification of operations into areas that generate fee income and service charges, in particular the ATM cash management subsidiary operations of Chart Bank. There are no purchase accounting adjustments that impact the level of post-acquisition non-interest income. The Bank's higher level of non-interest income is also supported by a funding

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RP Financial, LC
Page 3.11

composition that consists of a comparatively higher level of deposits than maintained by the Peer Group, which generate non-interest income through service charges and cross-selling of other fee-based products and services. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's core earnings, Benjamin Franklin' efficiency ratio of 81.6% was less favorable than the Peer Group's efficiency ratio of 62.3%.

      Loan loss provisions had a more significant impact on the Bank's earnings, amounting to 0.12% and 0.03% of the Bank's and the Peer Group's average assets, respectively. The higher level of loss provisions established by the Bank was consistent with the Bank's higher loans-to-assets ratio (see Table 3.2). Overall, the level of loan loss provisions established by the Bank and the Peer Group were reflective of low credit risk operating strategies, which, in turn, supported the maintenance of generally favorable credit quality measures by the Bank and the Peer Group.

      Net gains or losses did not impact either the Bank's or the Peer Group's income statement to any material degree, equaling a net loss of 0.03% and 0.00% of average assets for the Bank and the Peer Group, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution's core earnings. In the case of Benjamin Franklin, the gains were in part derived through selling fixed rate loans into the secondary market, which is considered to be an ongoing activity for the Bank during low interest rate environment periods such that prevailed in 2002 and the first two quarters of 2003. Other gains were recorded in the form of gains on the sale of investment securities. The Bank also reported a loss of $382,000, or 0.02% of average assets, from the expensing of merger-related costs during the most recent twelve month period. Likewise, the gains recorded by the Peer Group primarily consisted of gains derived from the sale of fixed rate loans into the secondary market, which is also considered an ongoing activity for the majority of the Peer Group companies. Accordingly, such gains warrant some consideration as a core earnings factor for the Bank and the Peer Group, but are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

RP Financial, LC.
Page 3.12

      Taxes had a slightly larger impact on the Bank's earnings, as Benjamin Franklin and the Peer Group posted effective tax rates of 40.0% and 34.7%, respectively.

Loan Composition

      Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions, as well as data pertaining to investments in mortgage-backed securities, loans serviced for others and risk-weighted assets. Benjamin Franklin's ratios include the pro forma impact of the Chart Bank acquisition. The information presented for the Bank and the Peer Group reflect data as of September 30, 2004, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Bank's loan portfolio composition reflected a comparable concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (49.2% of assets versus 44.8% for the Peer Group). The Peer Group maintained a higher concentration of MBS, which was more than offset by the Bank's higher concentration of 1-4 family residential loans. Loans serviced for others represented a more significant off-balance sheet item for the Bank, both in terms of balance of loans serviced ($133.2 million versus $52.2 million for the Peer Group) and as a percent of assets (17.1% versus 6.5% for the Peer Group). The Peer Group's larger portfolio of loans serviced for others portfolio also translated into a higher ratio of servicing intangibles, as servicing assets equaled 0.09% and 0.05% of the Peer Group's and the Bank's assets, respectively.

      Diversification into higher risk types of lending was fairly comparable for the Bank and the Peer Group. Commercial real estate loans represented the most significant area of loan portfolio diversification for the Bank and the Peer Group, with such loans equaling 23.0% and 19.4% of the Bank's and the Peer Group's assets, respectively. Construction/land (4.3% of assets) constituted the other major area of lending diversification for the Bank. The balance of the Peer Group's loan portfolio composition was dividend fairly evenly between commercial business loans (3.4% of assets), construction and land loans (2.9% of assets) and consumer loans (2.8% of assets). Commercial business and consumer loans constituted relatively minor areas of lending diversification for the Bank, with such loans equaling 1.2% and 0.3% of assets, respectively. Benjamin Franklin and the Peer Group maintained comparable risk weighted

RP Financial, LC.
Page 3.13

RP Financial, LC.
Page 3.14

assets-to-assets ratios of 61.9% and 59.0%, respectively, both of which were in line with the average ratio of 60.3% for all publicly-traded thrifts.

Credit Risk

      Overall, both the Bank's and the Peer Group's credit quality measures were considered to be representative of limited credit risk exposure. Benjamin Franklin's ratios include the pro forma impact of the Chart Bank acquisition. As shown in Table 3.5, Benjamin Franklin's ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was less than the comparable Peer Group ratio (0.07% versus 0.09% for the Peer Group). Likewise, Benjamin Franklin's non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was lower than the Peer Group's ratio (0.09% versus 0.11% for the Peer Group). Loss reserve ratios were also stronger for the Bank, as the Bank maintained a higher level of loss reserves as a percent of non-performing loans (900.2% versus 619.0% for the Peer Group). Alternatively, the Peer Group maintained a slightly higher level of reserves as a percent of loans (1.06% versus 0.87% for the Bank). Net loan charge-offs were a higher factor for the Bank, as net loan charge-offs posted by the Bank and the Peer Group equaled 0.08% and 0.03% of their respective loan balances.

Interest Rate Risk

      Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. The Bank's ratios for "Balance Sheet Measures" reflect the pro forma impact of the Chart Bank acquisition. The "Quarterly Change In Net Interest Income" figures reflect Benjamin Franklin's, due to the absence of data for the merged entity. Additionally, the historical fluctuations in Chart Bank's net interest margins is considered to be less meaningful for purposes of analyzing interest rate risk of the combined entity, since Chart Bank's interest rate sensitive assets and liabilities will be marked-to-market based on prevailing interest rates at the time the acquisition becomes effective.

RP Financial, LC.
Page 3.15

RP Financial, LC.
Page 3.16

RP Financial, LC.
Page 3.17

      In terms of balance sheet composition, Benjamin Franklin's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, Benjamin Franklin's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. Likewise, the Peer Group's lower level of non-interest earning assets represented a positive consideration in terms of capacity to generate interest income. On a pro forma basis, the infusion of stock proceeds should serve to narrow the gap between the Bank's and the Peer Group's ratios, although the Bank will continue to maintain a significantly higher ratio for non-interest earning assets due to the goodwill and intangibles that will result from the acquisition.

      To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Benjamin Franklin and the Peer Group. In general, the more significant fluctuations in the Bank's ratios implied there was a slightly greater degree of interest rate risk associated with its net interest income compared to the Peer Group's.

Summary

      Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Benjamin Franklin. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

      This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank's conversion transaction.

Appraisal Guidelines

      The OTS written appraisal guidelines, which have been adopted in practice by the FDIC and the Massachusetts Division of Banks, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

      The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP Financial, LC.
Page 4.2

      The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Benjamin Franklin's and Chart Bank's operations and financial conditions; (2) monitor Benjamin Franklin's and Chart Bank's operations and financial conditions relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

      The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Benjamin Franklin's value, or Benjamin Franklin's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

      A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group, incorporating the Chart Bank acquisition, and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory

RP Financial, LC.
Page 4.3

reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Benjamin Franklin coming to market at this time.

1.    Financial Condition

      The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

      - Overall A/L Composition. Loans and investments funded by retail deposits were the primary components of the Bank's and Peer Group's balance sheets. The Bank's interest-earning asset composition exhibited a higher loans-to-assets ratio, and a higher similar degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank and the Peer Group exhibited comparable risk weighted assets-to-assets ratios. Benjamin Franklin's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Bank maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities relative to the Peer Group's measures, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio to a ratio that is more comparable to the Peer Group's ratio, although the Bank will continue to maintain a higher level of non-interest earning assets compared to the Peer Group. The Bank's higher level of non-interest earning assets is largely due the significant amount of goodwill and intangibles that will result from the acquisitions. Accordingly, for valuation purposes, RP Financial concluded that a no adjustment was warranted for the Bank's overall asset/liability composition.

      - Credit Quality. The Bank maintained lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Reserve coverage ratios were also stronger for the Bank as a percent of non-performing loans, and as a percent of NPAs. Net loan charge-offs were more significant for the Bank, while the Bank's and the Peer Group's risk weighted assets-to-assets ratios were comparable. Overall, in comparison to the Peer Group, the Bank's measures imply a lower degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Bank's credit quality.

      - Balance Sheet Liquidity. The Bank operated with a somewhat lower level of cash and investment securities relative to the Peer Group (20.0% of assets versus 36.4% for the Peer Group). The Bank's cash and investments ratio reflects the reduction in cash and investments to fund a portion of the Chart Bank acquisition,

RP Financial, LC.
Page 4.4

            but does not reflect the impact of the stock offering. Accordingly, after taking into account the pro forma impact of the stock offering, the Bank's cash and investments ratio is expected to be exceed the current ratio as proceeds raised in the offering will offset the funding of the Chart Bank acquisition. Benjamin Franklin's future borrowing capacity was considered to be greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Bank and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity was considered to be more similar for the Bank and the Peer Group and, thus, RP Financial concluded that a no adjustment was warranted for this factor.

      - Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with the Bank's funding composition reflecting a higher concentration of deposits and lower utilization of borrowings in comparison to the Peer Group's measures. The Bank's overall funding composition provided for a similar cost of funds and contributed to the higher level of revenues generated from non-interest income sources. In total, the Bank maintained a higher ratio of interest-bearing liabilities as the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Bank's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets. Overall, RP Financial concluded that a slight upward adjustment was warranted for Benjamin Franklin's funding composition.

      - Capital. The Bank maintains a lower pre-conversion capital ratio than the Peer Group on a reported basis, while on a tangible capital basis the Bank's pre-conversion capital ratio is significantly lower than the Peer Group's ratio. After factoring in stock proceeds, the Bank's tangible capital position is expected to be only somewhat lower than the Peer Group's tangible capital ratio. Accordingly, RP Financial concluded that no adjustment was warranted for the Bank's pro forma capital position.

      Overall, the upward adjustments applied for the Bank's credit quality and funding liabilities resulted in a slight upward adjustment for the Bank's financial condition.

2.    Profitability, Growth and Viability of Earnings

      Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP Financial, LC.
Page 4.5

      - Reported Earnings. The Bank reported lower earnings on a ROAA basis (0.29% of average assets versus 0.92% for the Peer Group). A lower level of operating expenses, lower loss provisions and a higher net interest income level supported the Peer Group's higher return. A higher level of non-interest operating income represented an earnings advantage for the Bank. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings on an ROAA basis. At the same time, the Bank will incur certain one-time expenses related to the acquisitions and the expense of amortizing the stock benefit plans. Overall, after factoring the pro forma impact of the conversion and the acquisitions, Benjamin Franklin's reported earnings warranted a slight downward adjustment for valuation purposes.

      - Core Earnings. Both the Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower level of net interest income, a higher level of non-interest operating income and a higher operating expense ratio. The Bank's higher level of net interest income and higher level of operating expenses translated into a lower expense coverage ratio (1.00x versus 1.39x for the Peer Group), and an unfavorable efficiency ratio of 81.6% compared to the Peer Group's efficiency ratio of 62.3%. Effective tax rates were similar for both. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, indicate that the Bank will continue to report less favorable earnings than the Peer Group, and thus a slight downward adjustment was warranted for the Bank's core earnings.

      - Interest Rate Risk. Quarterly changes in the Bank's and the Peer Group's net interest income to average assets ratios indicated that a slightly higher degree of volatility was associated with the Bank's net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should narrow the current advantages reflected in the Peer Group's ratios. However, as the result of the Bank's significantly higher level of non-interest earnings assets, the Bank will need to maintain a higher yield-cost spread to sustain a comparable level of net interest income as the Peer Group. Overall, RP Financial concluded that the interest rate risk associated with the Bank's earnings was greater than the Peer Group's earnings interest rate risk exposure and a slight downward valuation adjustment was necessary for this factor.

      - Credit Risk. Loan loss provisions were a larger factor in the Bank's earnings (0.12% of average assets versus 0.03% for the Peer Group). Other factors, such as the Bank's slightly lower ratios of non-performing assets and non-performing loans and stronger reserve coverage ratios also implied a lower degree of credit

RP Financial, LC.
Page 4.6

            risk exposure was associated with the Bank's earnings. Overall, RP Financial concluded that a slight upward valuation adjustment was warranted for the Bank's earnings credit risk exposure.

      - Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, earnings growth facilitated by acquisition related growth was considered to be more favorable for the Bank pursuant to the increase in earnings that will be provided by the acquisition of Chart Bank. Second, following the infusion of stock proceeds, the Bank's earnings growth potential with respect to leverage capacity will be less favorable to the Peer Group's. Lastly, the Bank's more diversified operations into areas that generate non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. On balance, the Bank's earnings growth potential appears to be similar to the Peer Group's, and, thus, we concluded that no adjustment was warranted for this factor.

      - Return on Equity. The Bank's pro forma return on equity will be below the comparable averages for the Peer Group and the industry, which will primarily be attributable to Benjamin Franklin's lower level of pro forma earnings on a reported basis. In view of the lower capital growth rate that will be imposed by Benjamin Franklin's lower ROE, we concluded that a moderate downward adjustment was warranted for the Bank's pro forma ROE.

      Overall, due to the Bank's less favorable reported and core earnings levels, along with lower expected ROE, RP Financial concluded that a slight downward valuation adjustment was warranted for the Bank's profitability, growth and viability of earnings.

3.    Asset Growth

      As the result of the Chart Bank acquisition, Benjamin Franklin's asset growth was significantly stronger than the Peer Group's. Without the acquisition, the Bank's annualized growth rate of 17.5% for the nine month period ended September 30, 2004 also exceeded the Peer Group's annual growth rate. On a pro forma basis, the Bank's tangible equity-to-assets ratio will be lower than to the Peer Group's ratio, indicating less comparable leverage capacity as maintained by the Peer Group. The expansion of market area and customer base will provide growth opportunities for the Bank, particularly given the greater diversity of products and services that will be offered to the current customers of the acquired institution. On balance, we believe a slight upward adjustment was warranted for this factor.

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RP Financial, LC.
Page 4.7

4.    Primary Market Area

      The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The market area served by the Bank following the acquisition will include a mixture of rural, suburban, and urban markets, with the Bank's market area covering a part of the southeastern Massachusetts region, which includes a number of small and medium sized towns and cities. The acquisition will expand the Bank's market area into Middlesex County, from the primary market area county of Norfolk. The Chart Bank market area includes the more urban areas to the west of the city of Boston. The primary market areas of the Peer Group companies has experienced population and household growth since 2000, with the strongest growth occurring in Plymouth County, to the east of the Bank's market area. The primary market area has a fairly diversified economy, which has experienced a slowdown in conjunction with the national economic downturn. Competition faced by the Bank for deposits and loans is significant, which includes other locally based banks and savings institutions, as well as regional and super regional banks.

      Overall, the markets served by the Peer Group companies were viewed as having demographic growth characteristics that were relatively comparable to the Bank's primary market area (eight of the Peer Group companies operate in Massachusetts). The primary market areas served by the Peer Group companies contain on average a similar population level and experienced a higher population growth rate compared to the Bank's primary market area, with this trend expected to continue over the next five years. The Bank, combined with Chart Bank will maintain a somewhat smaller deposit market share as the Peer Group companies on average, indicating a potential advantage for the Bank in terms of the degree of competition faced for deposits and competitive position within the market area and the ability to increase the market share. Comparative per capita income data indicate that the Peer Group companies generally operate in markets that are less affluence as the market served by the Bank, with the Bank's market area per capita income higher than the statewide average and the Peer Group's markets reflecting per capita income measures that in line with the respective statewide average. Summary demographic and deposit market share data for the Bank and the Peer Group

RP Financial, LC.
Page 4.8

companies is provided in Exhibit III-4. As shown in Table 4.1, September 2004 unemployment rates for the markets served by the Peer Group companies generally were comparable to the unemployment rates reflected for Bank's primary market area. On balance, we concluded that no valuation adjustment was appropriate for the Bank's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
               Benjamin Franklin and the Peer Group Companies (1)

                                                                     Sept. 2004
                                               County               Unemployment
                                              ----------            ------------
Benjamin Franklin SB of MA                    Norfolk                   3.9%

The Peer Group Average                                                  4.1%

Brookline Bancorp, Inc. of MA                 Norfolk                   3.9%
Berkshire Hills Bancorp, Inc. of MA           Berkshire                 3.8
MassBank Corp. of Reading, MA                 Middlesex                 3.8
Woronoco Bancorp, Inc. of MA                  Hampden                   5.6
Newmil Bancorp, Inc. of CT                    Litchfield                3.8
NH Thrift Bancshares, Inc. of NH              Sullivan                  1.9
Hingham Inst. For Savings of MA               Plymouth                  4.8
Central Bancorp, Inc. of MA                   Middlesex                 3.8
LSB Corp. of North Andover, MA                Essex                     5.7
Mayflower Co-op Bank of MA                    Plymouth                  4.8

      (1)   Unemployment rates are not seasonally adjusted.

      Source: U.S. Bureau of Labor Statistics.

5.    Dividends

      At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

      All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.33% to 3.13%. The average dividend yield on the stocks of the Peer

RP Financial, LC.
Page 4.9

Group institutions was 2.22% as of November 26, 2004, representing an average payout ratio of 41.1% of core earnings. As of November 26, 2004, approximately 91% of all publicly-traded thrifts had adopted cash dividend policies (see
Exhibit IV-1) exhibiting an average yield of 2.26% and an average payout ratio of 36.4% of core earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

      While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group's average dividend yield based on pro forma earnings and capitalization, although the Bank's pro forma tangible capital ratio will be less favorable than the Peer Group. On balance, we concluded that no adjustment was warranted for purposes of the Bank's dividend policy.

6.    Liquidity of the Shares

      The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group companies trade on the NASDAQ system and two trade on the AMEX exchange. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $36.1 million to $940.0 million as of November 26, 2004, with average and median market values of $188.6 million and $105.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.6 million to 58.8 million, with average and median shares outstanding of 8.9 million and 4.0 million, respectively. The Bank's pro forma market value will be somewhat smaller than the median of the Peer Group companies, while the number of shares at the proposed midpoint value will exceed all except one of the Peer Group companies. It is anticipated that the Bank's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the Bank's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP Financial, LC.
Page 4.10

7.    Marketing of the Issue

      We believe that three separate markets exist for thrift stocks, including those coming to market such as Benjamin Franklin: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market for thrift franchises in Massachusetts. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

      A.    The Public Market

            The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

            In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening. Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and

RP Financial, LC.
Page 4.11

weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

            Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

            Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The Dow Jones Industrial Average ("DJIA") hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

RP Financial, LC.
Page 4.12

            Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a five month high. Positive expectations to the opening of the holiday retail shopping season also provide upward momentum to the stock markets in general. As an indication of the general trends in the nation's stock markets over the past year, as of November 26, 2004, the DJIA closed at 10522.23, an increase of 7.6% from one year ago and an increase of 0.7% year-to-date. As of November 26, 2004 the NASDAQ closed at 2,102.0, an increase of 7.2% from one year ago and an increase of 4.9% year-to-date. The Standard & Poors 500 Index closed at 1182.7 on November 26, 2004, an increase of 11.8% from a year ago and an increase of 6.4% year-to-date.

            The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market.

            After following the broader stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

RP Financial, LC.
Page 4.13

            Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

            Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

            Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks

RP Financial, LC.
Page 4.14

moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. On November 26, 2004, the SNL Index for all publicly-traded thrifts closed at 1,568.8, an increase of 3.0% from one year ago and an increase of 5.8% year-to-date.

      B.    The New Issue Market

            In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

            Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion and four mutual holding company offerings were completed during the past three months. The second-step conversion offering is considered to be more relevant in the valuation analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally

RP Financial, LC.
Page 4.15

RP Financial, LC.
Page 4.16

higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Roebling Financial's second-step offering was closed at the top of the super range and its stock price declined 0.5% after one week of trading as a fully-converted company. Roebling Financial's pro forma price/tangible book ratio at closing equaled 112.3% and pro forma core price/earnings ratio at closing equaled 32.6 times. There are no current pricing multiples for fully-converted companies that trade on NASDAQ or an Exchange, as Roebling Financial's stock is traded on the OTC Bulletin Board.

      C.    The Acquisition Market

            Also considered in the valuation was the potential impact on Benjamin Franklin's stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts. As shown in Exhibit IV-4, there were ten Massachusetts thrift acquisitions announced from the beginning of 2003 through year-to-date 2004, of which two are pending acquisitions of Massachusetts savings institutions. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company's market and, thus, are subject to the same type of acquisition speculation that may influence Benjamin Franklin's stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Benjamin Franklin's stock would tend to be less compared to the stocks of the Peer Group companies.

                              * * * * * * * * * * *

      In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for conversion shares, and the acquisition market for Massachusetts thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP Financial, LC.
Page 4.17

8.    Management

      Benjamin Franklin's management team appears to have experience and expertise in all of the key areas of the Bank's operations. The directors and staff that will be added through the acquisition of Chart Bank will serve to strengthen personnel depth and expertise. Six members of Chart Bank's Board of Directors will be added to the Bank's and Company's Board of Directors to form a new 17-member Board of Directors. The Bank's current executive management will serve as executive management for the merged entity. Exhibit IV-5 provides summary resumes of Benjamin Franklin's Board of Directors and senior management. The financial characteristics of the Bank and Chart Bank suggest that both institutions have been effectively managed and there appears to be a well-defined organizational structure for the merged entity.

      Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.    Effect of Government Regulation and Regulatory Reform

      In summary, as a fully-converted FDIC regulated institution, Benjamin Franklin will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

      Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP Financial, LC.
Page 4.18

                                    Table 4.3
                              Valuation Adjustments
               Benjamin Franklin and the Peer Group Companies (1)

Key Valuation Parameters:                                   Valuation Adjustment
-------------------------                                   --------------------
Financial Condition                                             Slight Upward
Profitability, Growth and Viability of Earnings                 Slight Downward
Asset Growth                                                    Slight Upward
Primary Market Area                                             No Adjustment
Dividends                                                       No Adjustment
Liquidity of the Shares                                         No Adjustment
Marketing of the Issue                                          Slight Upward
Management                                                      No Adjustment
Effect of Government Regulations and Regulatory Reform          No Adjustment

Valuation Approaches

      In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC and the Massachusetts Division of Banks, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Benjamin Franklin's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds and the acquisition of Chart Bank. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Benjamin Franklin's prospectus for offering expenses, reinvestment rate, effective tax rate, Foundation shares, purchase accounting adjustments for the acquisition of Chart Bank, and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

      RP Financial's valuation placed an emphasis on the following:

      - P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

RP Financial, LC.
Page 4.19

      - P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

      - P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

      The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

      Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of November 26, 2004, the pro forma market value of the Bank's conversion stock, including the stock to-be-issued for the acquisition of Chart Bank and the shares to-be-issued to the Foundation was $78,015,750 at the midpoint, equal to 7,801,575 shares at $10.00 per share. Excluding the shares issued to the Chart Bank shareholders as a portion of the merger consideration, and the shares issued to the Foundation, the size of the offering at the midpoint value is equal to $50,000,000.

      1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro

RP Financial, LC.
Page 4.20

forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings, including the estimated pro forma earnings impact of the acquisition of Chart Bank, equaled $2.054 million for the twelve months ended September 30, 2004. In deriving Benjamin Franklin's estimated core earnings for purposes of the valuation, the adjustments made to reported earnings were to eliminate net gains on the sale of investment securities ($34,000), eliminate net gains on the sale of loans ($130,000) and eliminate the writeoff of merger expenses ($382,000). As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 36%, the Bank's estimated core earnings were determined to equal $2.195 million for the twelve months ended September 30, 2004. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                    Table 4.4
                             Estimated Core Earnings

                                                                 Amount(1)
                                                                 ---------
                                                                  ($000)
Net income                                                       $  2,054
Less: Net gains on sale of securities                                 (34)
Less: Net gains on sale of loans                                     (130)
Add back: Writeoff of merger expenses                                 382
Less: Tax impact                                                      (77)
                                                                 --------
  Core earnings estimate                                         $  2,195

(1) Adjustments were tax affected at 36%.

      Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core average P/E multiples at the $78.0 million midpoint value equaled 34.45 times and 32.43 times, respectively, which provided for premiums of 90.4% and 70.3% relative to the Peer Group's average reported and core earnings multiples of 18.09 times and 19.04 times, respectively (see Table 4.5).

RP Financial, LC.
Page 4.21

RP Financial, LC.
Page 4.22

      2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Bank's pro forma book value taking into account the estimated pro forma impact of the Chart Bank acquisition. In applying the P/B approach, we considered both reported book value and tangible book value. Goodwill and intangibles created by the acquisition of Chart Bank have been estimated to equal $32.2 million. Based on the $78.0 million midpoint valuation, Benjamin Franklin's pro forma P/B and P/TB ratios equaled 81.29% and 131.34%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 166.24% and 178.05%, the Bank's ratios reflected discounts of 51.1% and 26.2%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the nature of the calculation of the pro forma P/B ratio which mathematically results in a discount ratio to book value, the Bank's comparatively lower pro forma return on equity and the resulting pricing ratios under the earnings approach.

      3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base taking into account the estimated pro forma impact of the Chart Bank acquisition and conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Benjamin Franklin's value equaled 9.48% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 19.09%, which implies a discount of 50.3% has been applied to the Bank's pro forma P/A ratio.

Comparison to Recent Conversions

      As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary

RP Financial, LC.
Page 4.23

determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The one second-step conversion completed during the past three month closed at a price/tangible book ratio of 112.3% (see Table 4.2). The price of the second-step conversion declined by 0.5% during the first week of trading. In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects a premium of 17.0% relative to the closing P/TB ratio of the recent second-step conversion The meaningfulness of this comparative technical analysis is also considered to be somewhat diminished by the different characteristics of a second-step conversion offering compared to a full conversion offering.

Valuation Conclusion

      Based on the foregoing, it is our opinion that, as of November 26, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares to be issued in connection with the acquisition of Chart Bank's common stock and the shares to be issued to the Foundation was $78,015,750 at the midpoint. Pursuant to conversion guidelines, the regulatory range applied to the offering shares provides for a minimum aggregate value of $69,915,750 and a maximum aggregate value of $85,515,750. Based on the $10.00 per share offering price, this valuation range equates to total shares outstanding of 6,991,575 at the minimum and 8,551,575 at the maximum. In the event the appraised value is subject to an increase, up to 9,414,075 shares may be issued at an issue price of $10.00 per share, for an aggregate market value of $94,140,750, without requiring a resolicitation.

      Based on the midpoint pro forma market value of $78,015,750, the midpoint of the offering range is $50,000,000. Based on this midpoint of the offering range, the offering range is as follows: $42,500,000 at the minimum, $50,000,000 at the midpoint, $57,500,000 at the maximum and $66,125,000 at the top of the super maximum. Based on a $10.00 per share offering price, the number of offering shares is as follows: 4,250,000 at the minimum, 5,000,000 at the midpoint, 5,750,000 at the maximum and 6,612,500 at the top of the super maximum. The

RP Financial, LC.
Page 4.24

comparative pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibits IV-7 and IV-8.

RP Financial, LC.

                                LIST OF EXHIBITS


Exhibit
Number                                         Description
------                 ---------------------------------------------------------
  I-1                  Map of Office Locations

  I-2                  Audited Financial Statements

  I-3                  Key Operating Ratios

  I-4                  Investment Portfolio Composition

  I-5                  Yields and Costs

  I-6                  Loan Loss Allowance Activity

  I-7                  Gap Table

  I-8                  Fixed Rate and Adjustable Rate Loans

  I-9                  Loan Portfolio Composition

  I-9A                 Chart Bank Loan Portfolio Composition

  I-10                 Contractual Maturity By Loan Type

  I-11                 Loan Originations, Purchases and Sales

  I-12                 Non-Performing Assets

  I-13                 Deposit Composition

  I-13A                Chart Bank Deposit Composition

  I-14                 Borrowing Activity

  II-1                 Description of Office Facilities

  II-2                 Historical Interest Rates

  II-3                 Economic Data in the Primary Market Area

  II-4                 Demographic Data in the Primary Market Area

RP Financial, LC.

  III-1                General Characteristics of Publicly-Traded Institutions

  III-2                Public Market Pricing of Connecticut Savings Institutions

  III-3                Public Market Pricing of New England Savings Institutions

  III-4                Peer Group Market Area Comparative Analysis

  IV-1                 Stock Prices:  As of November 26, 2004

  IV-2                 Historical Stock Price Indices

  IV-3                 Historical Thrift Stock Indices

  IV-4                 Market Area Acquisition Activity

  IV-5                 Director and Senior Management Summary Resumes

  IV-6                 Pro Forma Regulatory Capital Ratios

  IV-7                 Pro Forma Analysis Sheet

  IV-8                 Pro Forma Effect of Conversion Proceeds

  IV-9                 Peer Group Core Earnings Analysis

   V-1                 Firm Qualifications Statement

                                    EXHIBITS

                                   EXHIBIT I-1
                      Benjamin Franklin Bank and Chart Bank
                             Map of Office Locations

        IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT I-1, BENJAMIN FRANKLIN BANK AND CHART BANK MAP OF OFFICE LOCATIONS, IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                   EXHIBIT I-2
                      Benjamin Franklin Bank and Chart Bank
                          Audited Financial Statements
                           [Incorporated by Reference]

                                   EXHIBIT I-3
                             Benjamin Franklin Bank
                              Key Operating Ratios

                                                               AT OR FOR THE NINE
                                                                  MONTHS ENDED
                                                                  SEPTEMBER 30,         AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                                ----------------  -------------------------------------------------
                                                                 2004     2003     2003        2002       2001      2000     1999
                                                                -------  -------  -------  ------------  -------  --------  -------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average
   total assets) (1) .....................................        0.36%    0.40%    0.36%         0.61%    0.01%   (1.09%)    0.76%
Return on equity (ratio of net income to average
   equity) (1) ...........................................        5.85%    6.13%    5.65%         9.45%    0.16%  (16.32%)   10.23%
Average interest rate spread (1) (2) .....................        2.67%    2.76%    2.76%         3.32%    3.29%    2.87%     3.47%
Net interest margin (1)(3) ...............................        3.03%    2.93%    2.98%         3.47%    3.51%    3.57%     4.30%
Efficiency ratio (4) .....................................       79.31%   87.13%   84.78%        75.69%   72.84%   78.07%    73.53%
Non-interest expense to average total assets (1) .........        2.61%    2.76%    2.73%         2.76%    2.64%    2.53%     2.70%
Average interest-earning assets to average  interest
   bearing liabilities ...................................      124.43%  110.89%  114.38%       108.04%  106.92%   88.16%    86.56%

ASSET QUALITY RATIOS:
Non-performing assets to total assets ....................        0.08%    0.14%    0.10%         0.00%    0.04%    0.04%     0.04%
Non-performing loans to total loans ......................        0.11%    0.24%    0.16%         0.00%    0.06%    0.06%     0.07%
Allowance for loan losses to non-performing loans ........      714.93%  394.35%  544.92%   115,600.00%  749.68%  603.39%   657.22%
Allowance for loan losses to total loans .................        0.80%    0.95%    0.87%         0.88%    0.46%    0.38%     0.44%

CAPITAL RATIOS:
Equity to total assets at end of period ..................        5.91%    6.22%    6.39%         6.59%    6.26%    5.60%     6.67%
Average equity to average assets .........................        6.19%    6.47%    6.42%         6.49%    5.82%    6.67%     7.45%
Risk-based capital ratio (bank only) at end of period.....       13.05%   14.01%   13.94%        13.54%    9.65%    7.69%    10.08%

OTHER DATA:
Number of full service offices ...........................           6        6        6             6        6        6         6

----------
(1) Ratios for the nine months ended September 30, 2004 and 2003 are annualized.

(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4) The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets and the pension plan curtailment loss).

      Source: Benjamin Franklin's prospectus.

                                   EXHIBIT I-4
                             Benjamin Franklin Bank
                        Investment Portfolio Composition

                                                                                         AT DECEMBER 31,
                                                                  ------------------------------------------------------------
                                           AT SEPTEMBER 30, 2004          2003                 2002                 2001
                                           ---------------------  -------------------  -------------------  ------------------
                                            AMORTIZED   FAIR      AMORTIZED   FAIR     AMORTIZED    FAIR    AMORTIZED   FAIR
                                              COST      VALUE       COST      VALUE      COST       VALUE     COST      VALUE
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------
                                                                           (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:

   U.S. Government and agency
     obligations ........................   $  37,691  $37,492    $  30,272  $ 30,347  $  67,513  $ 67,582  $  38,506  $39,113
   State agency and municipal
     obligations ........................           0        0            0         0        570       570      1,942    1,915
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------
                                               37,691   37,492       30,272    30,347     68,083    68,152     40,488   41,028
   Corporate bonds and other
obligations .............................       5,086    5,057            0         0      3,536     3,716     23,091   23,214
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------
                                               42,777   42,549       30,272  $ 30,347     71,619    71,868     63,539   64,242
   Mortgage-backed securities ...........      53,869   51,874       74,502    72,299     26,376    26,446     13,432   13,536
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------
     Total debt securities ..............      96,646   94,423      104,774   102,646     97,995    98,314     76,971   77,778
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------

Marketable equity securities:

   Bank Investment Fund -- Fund One .....           0        0            0         0     10,206    10,206          0        0
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------
              Total securities
available for sale ......................   $  96,646  $94,423    $ 104,774  $102,646  $ 108,201  $108,520  $  76,971  $77,778
                                            =========  =======    =========  ========  =========  ========  =========  =======

SECURITIES HELD TO MATURITY:
     Mortgage-backed securities .........   $     266  $   271    $     386  $    398  $     986  $  1,023  $   2,749  $ 2,774
                                            =========  =======    =========  ========  =========  ========  =========  =======

RESTRICTED EQUITY SECURITIES:
     Federal Home Loan Bank of Boston
stock ...................................   $   4,347  $ 4,347    $   3,707  $  3,707  $   3,707  $  3,707  $   3,707  $ 3,707
     Access Capital Strategies
      Community Investment Fund .........       2,000    2,000        3,000     3,000      1,000     1,000      1,000    1,000
     Savings Bank Life Insurance and
      Depositors Insurance Fund stock....         515      515          515       515        515       515        902      902
                                            ---------  -------    ---------  --------  ---------  --------  ---------  -------
              Total restricted equity
securities ..............................   $   6,862  $ 6,862    $   7,222  $  7,222  $   5,222  $  5,222  $   5,609  $ 5,609
                                            =========  =======    =========  ========  =========  ========  =========  =======

Source: Benjamin Franklin's prospectus.

                                   EXHIBIT I-5
                             Benjamin Franklin Bank
                                Yields and Costs

                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                         --------------------------------------------------------------
                                  AT SEPTEMBER 30, 2004                 2004                          2003
                                  ---------------------  ------------------------------  ------------------------------
                                             WEIGHTED
                                              AVERAGE      AVERAGE                         AVERAGE
                                               YIELD/    OUTSTANDING            YIELD/   OUTSTANDING            YIELD/
                                    BALANCE    RATE        BALANCE    INTEREST  RATE(1)    BALANCE    INTEREST  RATE(1)
                                   --------  --------    -----------  --------  -------  ----------   --------  -------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans............................  $375,516    5.00%      $ 324,944   $ 12,567    5.17%   $ 265,369   $ 11,601    5.84%
Investment securities............   101,551    3.77%        109,898      2,549    3.10%     121,402      2,413    2.66%
Interest-earning deposits........     6,831    1.71%         15,382        107    0.93%      41,565        515    1.66%
                                   --------               ---------   --------            ---------   --------
Total interest-earning assets....   483,898    4.70%        450,224     15,223    4.52%     428,336     14,529    4.54%
Non-interest-earning assets......    34,033                  33,760                          37,560
                                   --------               ---------                       ---------
  Total assets...................  $517,931               $ 483,984                       $ 465,896
                                   ========               =========                       =========

INTEREST-BEARING LIABILITIES:
Savings deposits.................   $99,799    0.50%        $99,172        368    0.50%     $92,652        345    0.50%
Money market.....................    54,391    1.14%         51,779        332    0.86%      47,836        290    0.81%
NOW accounts.....................    25,179    0.14%         23,955         27    0.15%      73,403         82    0.15%
Certificates of deposits.........   133,589    2.35%        133,492      2,494    2.50%     127,370      2,723    2.86%
                                   --------               ---------   --------            ---------   --------
  Total deposits.................   312,958    1.37%        308,398      3,221    1.40%     341,261      3,440    1.35%
Short term borrowings............    29,000    1.68%          6,195         56    1.21%           -          -    0.00%
Long-term debt...................    55,000    4.72%         47,226      1,747    4.94%      45,000      1,694    5.03%
                                   --------               ---------   --------            ---------   --------
  Total interest-bearing
    liabilities..................   396,958    1.86%        361,819      5,024    1.85%     386,261      5,134    1.78%
Non-interest bearing liabilities.    90,387                  92,207                          49,501
                                   --------               ---------                       ---------
  Total liabilities..............   487,345                 454,026                         435,762
Equity...........................    30,586                  29,958                          30,134
                                   --------               ---------                       ---------
  Total liabilities and equity...  $517,931               $ 483,984                       $ 465,896
                                   ========               =========                       =========

Net interest income..............                                     $ 10,199                        $  9,395
                                                                      ========                        ========
Net interest rate spread (2)(5)..              2.84%                              2.67%                           2.76%
Net interest-earning assets (3)..   $86,940               $  88,405                       $  42,075
                                                          =========                       =========
Net interest margin (4)..........               N/A                               3.03%                           2.93%
Average interest-earning assets
  to interest-bearing liabilities                                               124.43%                         110.89%

                             Benjamin Franklin Bank
                                Yields and Costs

                                                                       YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                   2003                            2002                            2001
                                    -----------------------------   -----------------------------   -----------------------------
                                      AVERAGE                         AVERAGE                         AVERAGE
                                    OUTSTANDING            YIELD/   OUTSTANDING            YIELD/   OUTSTANDING            YIELD/
                                      BALANCE    INTEREST   RATE      BALANCE    INTEREST   RATE      BALANCE    INTEREST   RATE
                                    -----------  --------  ------   -----------  --------  ------   -----------  --------  ------
                                                                        (DOLLAR IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans...........................     $270,342    $ 15,530    5.74%   $249,260    $ 16,322    6.55%   $274,088    $ 20,355    7.43%
Investment securities...........      122,570       3,450    2.81%     89,295       4,166    4.67%     73,069       4,267    5.84%
Interest-earning deposits.......       35,293         552    1.56%     58,980         918    1.56%     53,084       1,819    3.43%
                                     --------    --------            --------    --------            --------    --------
  Total interest-earning
    assets......................      428,205      19,532    4.56%    397,535      21,406    5.38%    400,241      26,441    6.61%
Non-interest-earning assets.....       37,495                          41,978                          37,154
                                     --------                        --------                        --------
  Total assets..................     $465,700                        $439,513                        $437,395
                                     ========                        ========                        ========

INTEREST-BEARING LIABILITIES:...
Savings deposits................     $ 93,501         465    0.50%   $ 83,878         567    0.68%   $ 71,651         921    1.29%
Money market....................       48,256         392    0.81%     45,648         617    1.35%     37,919         849    2.24%
NOW accounts....................       60,751          92    0.15%     69,832         221    0.32%     61,957         360    0.58%
Certificates of deposits........      126,856       3,538    2.79%    131,073       4,451    3.40%    167,566       8,622    5.15%
                                     --------    --------            --------    --------            --------    --------
  Total deposits................      329,364       4,487    1.36%    330,431       5,856    1.77%    339,093      10,752    3.17%
Short-term borrowings...........            0           0    0.00%          0           0    0.00%          0           0    0.00%
Long-term debt..................       45,001       2,265    5.03%     37,504       1,738    4.63%     35,242       1,645    4.67%
                                     --------    --------            --------    --------            --------    --------
  Total interest-bearing
liabilities.....................      374,365       6,752    1.80%    367,935       7,594    2.06%    374,335      12,397    3.31%
Non-interest bearing
liabilities.....................       61,454                          43,041                          37,612
                                     --------                        --------                        --------
  Total liabilities.............      435,819                         410,976                         411,947
Equity..........................       29,881                          28,537                          25,448
                                     --------                        --------                        --------
  Total liabilities and
    equity......................     $465,700                        $439,513                        $437,395
                                     ========                        ========                        ========

Net interest income.............                 $ 12,780                        $ 13,812                        $ 14,044
                                                 ========                        ========                        ========
Net interest rate spread
(5).............................                            2.76%                            3.32%                           3.30%
Net interest-earning
assets (3)......................     $ 53,840                        $ 29,600                        $ 25,906
                                     ========                        ========                        ========
Net interest margin (4).........                            2.98%                            3.47%                           3.51%
Average interest-earning
  assets to interest-bearing
  liabilities...................                           114.38%                         108.04%                         106.92%

Source: Benjamin Franklin's prospectus.

                                   EXHIBIT I-6
                             Benjamin Franklin Bank
                          Loan Loss Allowance Activity

                                                 AT OR FOR THE
                                              NINE MONTHS ENDED
                                                 SEPTEMBER 30,                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------      -----------------------------------------------------------
                                              2004         2003         2003         2002          2001         2000        1999
                                             -------      -------      -------   -----------      -------      -------     -------
                                                                             (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF PERIOD ............  $ 2,523      $ 2,312      $ 2,312   $     1,177      $ 1,068      $ 1,183     $ 1,418
                                             -------      -------      -------   -----------      -------      -------     -------

CHARGE-OFFS:
Mortgage loans on real estate: ............        -            -            -             -            -            -           -
                                             -------      -------      -------   -----------      -------      -------     -------
Other loans:
    Commercial business ...................        -          (43)         (43)         (389)         (10)        (138)       (325)
    Consumer and other ....................       (9)         (20)        (494)          (30)         (22)         (13)        (36)
                                             -------      -------      -------   -----------      -------      -------     -------
            Total other loans .............       (9)         (63)        (537)         (419)         (32)        (151)       (361)
                                             -------      -------      -------   -----------      -------      -------     -------
  Total charge-offs .......................       (9)         (63)        (537)         (419)         (32)        (151)       (361)
                                             -------      -------      -------   -----------      -------      -------     -------

RECOVERIES:
Mortgage loans on real estate .............        -            -            -             -           20           20           -
                                             -------      -------      -------   -----------      -------      -------     -------
Other loans:
    Commercial business ...................       23           94          100           132           55            9          48
    Consumer and other ....................       10            7           23            10           15            6           8
                                             -------      -------      -------   -----------      -------      -------     -------
            Total other loans .............       33          101          123           142           70           15          56
                                             -------      -------      -------   -----------      -------      -------     -------
    Total recoveries ......................       33          101          123           142           90           35          56
                                             -------      -------      -------   -----------      -------      -------     -------

Net (charge-offs) recoveries ..............       24           38         (414)         (277)          58         (116)       (305)
Provision for loan losses .................      470          300          625         1,412           51            1          70
                                             -------      -------      -------   -----------      -------      -------     -------

BALANCE AT END OF PERIOD ..................  $ 3,017      $ 2,650      $ 2,523   $     2,312      $ 1,177      $ 1,068     $ 1,183
                                             =======      =======      =======   ===========      =======      =======     =======

RATIOS:
Net (charge-offs) recoveries  to average
    loans outstanding (annualized) ........     0.01%        0.01%       (0.15%)       (0.11%)       0.02%       (0.04%)     (0.12%)
Allowance for loan losses to non-performing
    loans at end of period ................   714.93%      394.35%      544.92%   115,600.00%      749.68%      603.39%     657.22%
Allowance for loan losses to total loans at
    end of period .........................     0.80%        0.95%        0.87%         0.88%        0.46%        0.38%       0.44%

Source: Benjamin Franklin's prospectus.

                                   EXHIBIT I-7
                             Benjamin Franklin Bank
                                    Gap Table

                                                           MORE THAN   MORE THAN     MORE THAN     MORE THAN
                                                UP TO     ONE YEAR TO TWO YEARS TO  THREE YEARS  FOUR YEARS TO MORE THAN
                                               ONE YEAR    TWO YEARS  THREE YEARS  TO FOUR YEARS   FIVE YEARS  FIVE YEARS   TOTAL
                                              ----------- ----------- ------------ ------------- ------------- ---------- ---------
                                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans.......................................  $ 124,891    $ 61,882    $ 73,424      $ 31,222      $ 41,131     $ 42,576  $ 375,126
Investment securities.......................     26,729      30,643      10,752         4,978         4,396       25,750    103,248
Short-term investments......................      6,831                                                                       6,831
                                              ---------    --------    --------      --------      --------     --------  ---------
  Total interest-earning assets.............    158,451      92,525      84,176        36,200        45,527       68,326    485,205
                                              ---------    --------    --------      --------      --------     --------  ---------

INTEREST-BEARING LIABILITIES:
Savings deposits............................     46,007      24,798      13,366         7,204         3,883        4,540     99,799
Money market................................     25,944      13,569       7,096         3,711         1,941        2,128     54,390
NOW accounts................................      3,198       2,792       2,437         2,128         1,857       12,768     25,179
Certificates of deposits....................     95,097      27,129       6,687         4,660            16                 133,589
Short-term borrowings.......................      3,000                                                                       3,000
Long-term debt..............................     29,000           -      10,000             -         6,000       39,000     84,000
                                              ---------    --------    --------      --------      --------     --------  ---------
  Total interest-bearing liabilities........    202,246      68,287      39,587        17,703        13,698       58,436    396,957
                                              ---------    --------    --------      --------      --------     --------  ---------
Interest rate sensitivity gap...............    (43,795)     24,238      44,589        18,497        31,829        9,890     88,248
                                              =========    ========    ========      ========      ========     ========  =========
Interest rate sensitivity gap as a
     %  of total assets.....................      (8.46%)      4.68%       8.61%         3.57%         6.15%        1.91%
Cumulative interest rate sensitivity gap....    (43,795)    (19,557)     25,032        43,529        75,358       85,248
                                              =========    ========    ========      ========      ========     ========
Cumulative interest rate sensitivity gap
     as a % of total assets.................      (8.46%)     (3.78%)      4.83%         8.40%        14.55%       16.46%

Source: Benjamin Franklin's prospectus.

                                   EXHIBIT I-8
                             Benjamin Franklin Bank
                      Fixed Rate and Adjustable Rate Loans

                                        FIXED       ADJUSTABLE       TOTAL
                                      --------      ----------      --------
                                              (DOLLARS IN THOUSANDS)
Residential mortgage ..........       $ 97,940       $146,423       $244,363
Commercial mortgage ...........         24,601         54,572         79,173
Construction ..................         20,669          4,410         25,079
Commercial business ...........          2,494          2,478          4,972
Home equity, consumer and other          3,878         19,884         23,762
                                      --------       --------       --------

      TOTAL LOANS .............       $149,582       $227,767       $377,349
                                      ========       ========       ========

Source: Benjamin Franklin's prospectus.

                                   EXHIBIT I-9
                             Benjamin Franklin Bank
                           Loan Portfolio Composition

                                                                   AT DECEMBER 31,
                                                       --------------------------------------
                                AT SEPTEMBER 30, 2004         2003                2002
                                ---------------------  ------------------  ------------------
                                  AMOUNT    PERCENT     AMOUNT    PERCENT   AMOUNT    PERCENT
                                 ---------  -------    ---------  -------  ---------  -------
                                                               (DOLLARS IN THOUSANDS)
Mortgage loans on real estate:

  Residential ................   $ 244,363   64.76%    $ 172,123   59.22%  $ 165,007   62.58%
  Commercial .................      79,173   20.98%       68,652   23.62%     51,357   19.48%
  Construction ...............      25,079    6.64%       23,936    8.23%     21,082    8.00%
  Home equity ................      21,883    5.80%       18,171    6.25%     16,507    6.26%
                                 ---------  ------     ---------  ------   ---------  ------
                                   370,498   98.18%      282,882   97.32%    253,953   96.32%
                                 ---------  ------     ---------  ------   ---------  ------

Other loans:

  Commercial business ........       4,972    1.32%        5,559    1.92%      6,552    2.48%
  Consumer and other .........       1,879    0.50%        2,219    0.76%      3,157    1.20%
                                 ---------  ------     ---------  ------   ---------  ------
                                     6,851    1.82%        7,778    2.68%      9,709    3.68%
                                 ---------  ------     ---------  ------   ---------  ------

      TOTAL LOANS ............     377,349  100.00%      290,660  100.00%    263,662  100.00%
                                            ======                ======              ======

OTHER ITEMS:

Deferred loan origination
  costs ......................       1,184                   725                 583
Allowance for loan losses ....      (3,017)               (2,523)             (2,312)
                                 ---------             ---------           ---------

      TOTAL LOANS, NET .......   $ 375,516             $ 288,862           $ 261,933
                                 =========             =========           =========

                                                      AT DECEMBER 31,
                                 ---------------------------------------------------------
                                        2001                2000                1999
                                 -----------------  ------------------  ------------------
                                  AMOUNT   PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                                 --------  -------  ---------  -------  ---------  -------
                                                  (DOLLARS IN THOUSANDS)
Mortgage loans on real estate:

  Residential ................   $172,959   66.99%  $ 206,918   72.69%  $ 190,027   70.43%
  Commercial .................     45,532   17.64%     44,456   15.62%     43,734   16.21%
  Construction ...............     19,106    7.40%     13,117    4.61%     19,429    7.20%
  Home equity ................     11,161    4.32%      9,778    3.44%      8,167    3.03%
                                 --------   -----   ---------   -----   ---------   -----
                                  248,758   96.35%    274,269   96.36%    261,357   96.87%
                                 --------   -----   ---------   -----   ---------   -----

Other loans:

  Commercial business ........      5,512    2.14%      5,951    2.09%      4.649    1.72%
  Consumer and other .........      3,899    1.51%      4,417    1.55%      3,811    1.41%
                                 --------   -----   ---------   -----   ---------   -----
                                    9,411    3.65%     10,368    3.64%      8,460    3.13%
                                 --------   -----   ---------   -----   ---------   -----

      TOTAL LOANS ............    258,169  100.00%    284,637  100.00%    269,817  100.00%
                                           ======              ======              ======

OTHER ITEMS:

Deferred loan origination
  costs ......................        574                 663                 491
Allowance for loan losses ....     (1,177)             (1,068)             (1,183)
                                 --------           ---------           ---------

      TOTAL LOANS, NET .......   $257,566           $ 284,232           $ 269,125
                                 ========           =========           =========

Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-9A
                             Benjamin Franklin Bank
                           Loan Portfolio Composition

                                                                                         DECEMBER 31,
                                                                          -------------------------------------------
                                                    SEPTEMBER 30, 2004             2003                   2002
                                                 ----------------------   --------------------    -------------------
                                                   AMOUNT       PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                                   ------       -------     ------     -------     ------     -------
                                                                        (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
    Residential............................      $  64,953       36.63%   $  37,666     26.61%    $ 33,719     27.09%
    Commercial.............................         99,682       56.21%      91,788     64.85%      83,619     67.16%
    Construction...........................          8,225        4.64%       6,498      4.59%       3,327      2.67%
                                                 ---------      ------    ---------    ------     --------    ------
                                                   172,860       97.48%     135,952     96.05%     120,665     96.92%
                                                 ---------      ------    ---------    ------     --------    ------
Commercial loans:
    Secured................................          4,029        2.27%       3,913      2.76%       3,182      2.56%
    Unsecured..............................             95        0.06%         512      0.36%         255      0.20%
                                                 ---------      ------    ---------    ------     --------    ------
                                                     4,124        2.33%       4,425      3.12%       3,437      2.76%
                                                 ---------      ------    ---------    ------     --------    ------
Consumer loans:
    Consumer share secured.................            132        0.07%         741      0.53%          61      0.05%
    Other consumer.........................            209        0.12%         429      0.30%         338      0.27%
                                                 ---------      ------    ---------    ------     --------    ------
                                                       341        0.19%       1,170      0.83%         399      0.32%
                                                 ---------      ------    ---------    ------     --------    ------
             Total loans...................        177,325      100.00%     141,547    100.00%     124,501    100.00%
                                                                ======                 ======                 ======
Allowance for loan losses..................         (1,753)                  (1,657)                (1,536)
                                                 ---------                ---------               --------
             Loans, net....................      $ 175,572                $ 139,890               $122,965
                                                 =========                =========               ========

------------------
Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-10
                             Benjamin Franklin Bank
                        Contractual Maturity By Loan Type

                                                RESIDENTIAL MORTGAGE   COMMERCIAL MORTGAGE      CONSTRUCTION
                                                --------------------   -------------------   ------------------
                                                            WEIGHTED               WEIGHTED            WEIGHTED
                                                             AVERAGE               AVERAGE              AVERAGE
                                                 AMOUNT       RATE     AMOUNT       RATE     AMOUNT      RATE
                                                 ------       ----     ------       ----     ------      ----
                                                                    (DOLLARS IN THOUSANDS)
Due less than one year ............             $ 12,242      5.07%    $ 5,242      6.05%    $15,027      6.51%
Due after one year to five years...               42,217      4.99%     17,429      5.84%      1,510      5.58%
Due after five years...............              189,904      4.77%     56,502      5.79%      8,542      5.50%
                                                --------               -------               -------
            TOTAL..................             $244,363      4.82%    $79,173      5.82%    $25,079      6.11%
                                                ========               =======               =======

                                                                         HOME EQUITY,
                                               COMMERCIAL BUSINESS    CONSUMER AND OTHER            TOTAL
                                               -------------------  ---------------------   -------------------
                                                           WEIGHTED              WEIGHTED              WEIGHTED
                                                            AVERAGE              AVERAGE                AVERAGE
                                                AMOUNT       RATE      AMOUNT      RATE     AMOUNT       RATE
                                                ------       ----      ------      ----     ------       ----
                                                                    (DOLLARS IN THOUSANDS)
Due less than one year ............              $2,202      6.80%    $12,215     4.86%    $ 46,928      5.67%
Due after one year to five years...               1,696      7.38%      1,250     6.63%      64,102      5.33%
Due after five years...............               1,074      6.98%     10,297     4.63%     266,319      5.01%
                                                 ------               -------              --------
            TOTAL..................              $4,972      7.04%    $23,762     4.85%    $377,349      5.15%
                                                 ======               =======              ========

Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-11
                             Benjamin Franklin Bank
                     Loan Originations, Purchases and Sales

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,                 FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------     --------------------------------------------------------
                                         2004        2003         2003        2002        2001        2000        1999
                                         ----        ----         ----        ----        ----        ----        ----
                                                                    (DOLLARS IN THOUSANDS)
Loans at beginning of period.......    $290,660    $263,662     $263,662    $258,169   $ 284,637    $269,817    $244,584
                                       --------    --------     --------    --------   ---------    --------    --------

Originations:
  Mortgage loans on real estate:
    Residential....................     103,120     172,210      183,263     151,241      94,461      32,084      67,027
    Commercial.....................      17,659      18,280       27,105      23,383       9,371       6,929       5,759
    Construction...................      25,612      11,152       16,176      22,524      32,301      27,975      39,585
    Home equity....................      13,350      13,584       17,115      14,509       9,104       8,071       6,794
                                       --------    --------     --------    --------   ---------    --------    --------
                                        159,741     215,226      243,659     211,657     145,237      75,059     119,165
  Other loans:
    Commercial business............       1,724         570        1,584       1,310       1,933       5,754       2,604
    Consumer and other.............       1,126       1,281        1,625       1,953       3,502       3,131       4,073
                                       --------    --------     --------    --------   ---------    --------    --------
                                          2,850       1,851        3,209       3,263       5,435       8,885       6,677
                                       --------    --------     --------    --------   ---------    --------    --------
        Total loans originated.....     162,591     217,077      246,868     214,920     150,672      83,944     125,842
Purchases of mortgage loans........      34,207      26,332       26,546       1,298         853      11,739           0
                                       --------    --------     --------    --------   ---------    --------    --------

Deduct:
Principal loan repayments and
   prepayments.....................      81,534     132,286      149,623     140,554     114,717      74,067      87,570
  Loan sales.......................      28,566      92,606       96,256      69,752      63,244       6,645      12,678
  Charge-offs......................           9          63          537         419          32         151         361
  Transfers to OREO................           0           0            0           0           0           0           0
                                       --------    --------     --------    --------   ---------    --------    --------
      Total deductions.............     110,109     224,955      246,416     210,725     177,993      80,863     100,609
                                       --------    --------     --------    --------   ---------    --------    --------
Net increase/(decrease) in
 loans.............................      86,689      18,454       26,998       5,493     (26,468)     14,820      25,233
                                       --------    --------     --------    --------   ---------    --------    --------
Loans at end of period.............    $377,349    $282,116     $290,660    $263,662   $ 258,169    $284,637    $269,817
                                       ========    ========     ========    ========   =========    ========    ========

Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-12
                             Benjamin Franklin Bank
                              Non-Performing Assets

                                                                     AT
                                                                  SEPTEMBER                      AT DECEMBER 31,
                                                                  ---------   -----------------------------------------------
                                                                  30, 2004    2003      2002       2001      2000        1999
                                                                  --------    ----      ----       ----      ----        ----
                                                                                  (DOLLARS IN THOUSANDS)
NON-ACCRUAL LOANS:
  Residential mortgage.......................................      $    -    $    -    $    -     $    -    $    -     $    -
  Commercial mortgage........................................           -         -         -          -         -          -
  Construction...............................................           -         -         -          -         -          -
  Commercial business........................................         357       458         -        157         -          -
  Home equity, consumer and other............................           -         -         -          -         -          -
                                                                   ------    ------    ------     ------    ------     ------
    TOTAL NON-ACCRUAL LOANS..................................         357       458         -        157         -          -
                                                                   ------    ------    ------     ------    ------     ------

LOANS GREATER THAN 90 DAYS DELINQUENT AND STILL ACCRUING:
  Residential mortgage.......................................          64         -         -          -       177        180
  Commercial mortgage........................................           -         -         -          -         -          -
  Construction...............................................           -         -         -          -         -          -
  Commercial business........................................           -         -         -          -         -          -
  Home equity, consumer and other............................           1         5         2          -         -          -
                                                                   ------    ------    ------     ------    ------     ------
    TOTAL LOANS 90 DAYS DELINQUENT AND STILL ACCRUING........          65         5         2          0       177        180
                                                                   ------    ------    ------     ------    ------     ------
    TOTAL NON-PERFORMING LOANS...............................         422       463         2        157       177        180
                                                                   ------    ------    ------     ------    ------     ------
TOTAL NON-PERFORMING ASSETS..................................      $  422    $  463    $    2     $  157    $  177     $  180
                                                                   ======    ======    ======     ======    ======     ======
RATIOS:
  Non-performing loans to total loans........................        0.11%     0.16%     0.00%      0.06%     0.06%      0.07%
  Non-performing assets to total assets......................        0.08%     0.10%     0.00%      0.04%     0.04%      0.04%

      Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-13
                             Benjamin Franklin Bank
                               Deposit Composition

                                               AT SEPTEMBER 30, 2004                    AT DECEMBER 31, 2003
                                        -----------------------------------       ---------------------------------
                                                                   WEIGHTED                                WEIGHTED
                                                                   AVERAGE                                  AVERAGE
                                        BALANCE      PERCENT         RATE         BALANCE      PERCENT       RATE
                                        -------      -------       --------       -------      -------     --------
                                                                  (DOLLARS IN THOUSANDS)
DEPOSIT TYPE:
Demand deposits.....................   $ 86,605       21.68%        0.00%        $ 85,681       22.53%       0.00%
NOW deposits........................     25,179        6.30%        0.14%          24,581        6.47%       0.15%
Money market deposits...............     54,390       13.61%        1.14%          50,094       13.17%       0.83%
Regular savings.....................     99,799       24.98%        0.50%          96,118       25.28%       0.50%
                                       --------      ------                      --------      ------
  Total transaction accounts........    265,973       66.57%        0.43%         256,474       67.45%       0.36%

  Certificates of deposit...........    133,589       33.43%        2.35%         123,783       32.55%       2.55%
                                       --------      ------                      --------      ------
  Total deposits....................   $399,562      100.00%        1.07%        $380,257      100.00%       1.08%
                                       ========      ======                      ========      ======

                                                                      AT DECEMBER 31,
                                       ----------------------------------------------------------------------------
                                                        2002                                    2001
                                       ------------------------------------       ---------------------------------
                                                                   WEIGHTED                                WEIGHTED
                                                                   AVERAGE                                  AVERAGE
                                       BALANCE         PERCENT      RATE          BALANCE        PERCENT     RATE
                                       -------         -------     --------       -------        -------   --------
                                                                  (DOLLARS IN THOUSANDS)
DEPOSIT TYPE:
Demand deposits.................      $ 36,730           9.84%     0.00%         $ 36,744         10.18%     0.00%
NOW deposits....................        79,904          21.41%     0.14%           68,429         18.96%     0.36%
Money market deposits...........        44,177          11.83%     0.87%           37,876         10.49%     1.60%
Regular savings.................        87,536          23.45%     0.50%           77,323         21.42%     0.75%
                                      --------         ------                    --------        ------
  Total transaction accounts....       248,347          66.53%     0.38%          220,372         61.05%     0.65%

  Certificates of deposit.......       124,953          33.47%     3.09%          140,607         38.95%     3.99%
                                      --------         ------                    --------        ------

  Total deposits................      $373,300         100.00%     1.28%         $360,979        100.00%     1.95%
                                      ========         ======                    ========        ======

      Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-13A
                             Benjamin Franklin Bank
                               Deposit Composition

                                                                                        AT DECEMBER 31,
                                                                      --------------------------------------------
                                              AT SEPTEMBER 30, 2004           2003                      2002
                                              ---------------------   -------------------      -------------------
                                               AMOUNT      PERCENT    AMOUNT      PERCENT      AMOUNT      PERCENT
                                               ------      -------    ------      -------      ------      -------
                                                                    (DOLLARS IN THOUSANDS)
Demand deposits.........................      $ 33,205     15.38%   $ 30,458       17.32%     $ 27,701     16.27%
NOW accounts............................        11,266      5.22%      9,601        5.46%        9,384      5.51%
Money market deposits...................        64,383     29.81%     50,977       29.00%       49,848     29.27%
Other savings accounts..................        14,630      6.77%     21,479       12.22%       18,988     11.15%
                                              --------    ------    --------      ------      --------    ------
Total non-certificate accounts..........       123,484     57.18%    112,515       64.00%      105,921     62.20%
                                              --------    ------    --------      ------      --------    ------
Term certificates less than $100,000....        48,762     22.58%     32,013       18.21%       38,094     22.37%
Term certificates of $100,000 or more...        43,726     20.24%     31,273       17.79%       26,264     15.43%
                                              --------    ------    --------      ------      --------    ------
Total certificate accounts..............        92,488     42.82%     63,286       36.00%       64,358     37.80%
                                              --------    ------    --------      ------      --------    ------
Total deposits..........................      $215,972    100.00%   $175,801      100.00%     $170,279    100.00%
                                              ========    ======    ========      ======      ========    ======

      Source: Benjamin Franklin's prospectus.

                                  EXHIBIT I-14
                             Benjamin Franklin Bank
                               Borrowing Activity

                                                        AT OR FOR THE
                                                       NINE MONTHS ENDED       AT OR FOR THE YEARS ENDED
                                                         SEPTEMBER 30,               DECEMBER 31,
                                                      ------------------    ----------------------------
                                                        2004       2003       2003       2002       2001
                                                        ----       ----       ----       ----       ----
                                                                   (DOLLARS IN THOUSANDS)
FEDERAL HOME LOAN BANK OF BOSTON ADVANCES
Balance at end of period................              $75,000    $36,000    $36,000    $36,000    $36,000
Average balance during period...........              $44,421    $36,000    $36,000    $36,000    $35,242
Maximum outstanding at any month end....              $75,000    $36,000    $36,000    $36,000    $36,150
Weighted average interest rate at end of
period..................................                 3.21%      4.47%      4.47%      4.47%      4.47%
Weighted average interest rate during
period..................................                 3.99%      4.47%      4.47%      4.47%      4.67%

Source: Benjamin Franklin's prospectus.

                                  EXHIBIT II-1
                        Description of Office Facilities

MAIN OFFICE:           58 Main Street, Franklin, MA 02038          1935

BRANCH OFFICES:        231 East Central St., Franklin, MA 02038    1998
                       4 North Main St., Bellingham, MA 02019      1982
                       1 Mechanic St., Foxborough, MA 02035        1998
                       76 North Street, Medfield, MA 02052         1998
                       221 Main Street, Milford, MA 01757          1992

                                  LOCATION                 LEASED OR OWNED       YEAR OPENED      EXPIRATION OF LEASE
                     ----------------------------          ---------------       -----------      -------------------
MAIN OFFICE:         75 Moody Street, Waltham,
                     Massachusetts  02453                      Leased                1996             March 2008
BRANCH OFFICES:      1290 Main Street, Waltham,
                     Massachusetts  02451                      Owned                 1996             N/A
                     40 Austin Street, Newton,
                     Massachusetts  02460                      Owned                 1998             N/A
ADMINISTRATIVE       295 Weston Street
OFFICE:              Waltham, Massachusetts 02453              Leased                1999             April 2005

      Source: Benjamin Franklin's prospectus.

                                  Exhibit II-2
                          Historical Interest Rates(1)

                        Prime      90 Day      One Year     10 Year
Year/Qtr. Ended          Rate      T-Bill       T-Bill       T-Bond
---------------          ----      ------       ------       ------
1995:  Quarter 1         9.00%      5.88%        6.49%       7.20%
       Quarter 2         9.00%      5.60%        5.65%       6.21%
       Quarter 3         8.75%      5.40%        5.65%       6.17%
       Quarter 4         8.50%      5.10%        5.18%       5.58%

1996:  Quarter 1         8.25%      5.13%        5.41%       6.34%
       Quarter 2         8.25%      5.18%        5.70%       6.73%
       Quarter 3         8.25%      5.14%        5.71%       6.72%
       Quarter 4         8.25%      5.21%        5.51%       6.43%

1997:  Quarter 1         8.50%      5.35%        6.02%       6.92%
       Quarter 2         8.50%      5.25%        5.67%       6.51%
       Quarter 3         8.50%      5.06%        5.47%       6.12%
       Quarter 4         8.50%      5.36%        5.51%       5.75%

1998:  Quarter 1         8.50%      5.16%        5.41%       5.67%
       Quarter 2         8.50%      5.10%        5.38%       5.44%
       Quarter 3         8.25%      4.37%        4.41%       4.44%
       Quarter 4         7.75%      4.48%        4.53%       4.65%

1999:  Quarter 1         7.75%      4.49%        4.72%       5.25%
       Quarter 2         7.75%      4.78%        5.07%       5.81%
       Quarter 3         8.25%      4.88%        5.22%       5.90%
       Quarter 4         8.50%      5.33%        5.98%       6.45%

2000:  Quarter 1         9.00%      5.88%        6.28%       6.03%
       Quarter 2         9.50%      5.88%        6.08%       6.03%
       Quarter 3         9.50%      6.23%        6.07%       5.80%
       Quarter 4         9.50%      5.89%        5.32%       5.12%

2001:  Quarter 1         8.00%      4.30%        4.09%       4.93%
       Quarter 2         6.75%      3.65%        3.72%       5.42%
       Quarter 3         6.00%      2.40%        2.49%       4.60%
       Quarter 4         4.75%      1.74%        2.17%       5.07%

2002:  Quarter 1         4.75%      1.79%        2.70%       5.42%
       Quarter 2         4.75%      1.70%        2.06%       4.86%
       Quarter 3         4.75%      1.57%        1.53%       3.63%
       Quarter 4         4.25%      1.22%        1.32%       3.83%

2003:  Quarter 1         4.25%      1.14%        1.19%       3.83%
       Quarter 2         4.00%      0.90%        1.09%       3.54%
       Quarter 3         4.00%      0.95%        1.15%       3.96%
       Quarter 4         4.00%      0.95%        1.26%       4.27%

2004:  Quarter 1         4.00%      0.95%        1.20%       3.86%
       Quarter 2         4.00%      1.33%        2.09%       4.62%
       Quarter 3         4.75%      1.70%        2.16%       4.12%
As of  Nov. 26, 2004     5.00%      2.18%        2.65%       4.24%

(1) End of period data.

Sources:  Federal Reserve.

                                  EXHIBIT II-3
                   Economic Trends in the Primary Market Area

        IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT II-3,
       ECONOMIC TRENDS IN THE PRIMARY MARKET AREA, IS BEING FILED IN PAPER
                  PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  EXHIBIT II-4
                  Demographic Trends in the Primary Market Area

        IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT II-4, DEMOGRAPHIC TRENDS IN THE PRIMARY MARKET AREA, IS BEING FILED IN
               PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  EXHIBIT III-1
                   Characteristics of Publicly-Traded Thrifts
                              November 27, 2004(1)

       IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT III-1, CHARACTERISTICS OF PUBLICLY-TRADED THRIFTS NOVEMBER 27, 2004(1), IS
        BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  EXHIBIT III-2
                           Market Pricing Comparatives
                         Prices as of November 26, 2004

       IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT III-2,
      MARKET PRICING COMPARATIVES PRICES AS OF NOVEMBER 26, 2004, IS BEING
           FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  EXHIBIT III-3
                           Market Pricing Comparatives
                         Prices as of November 26, 2004

       IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT III-3,
      MARKET PRICING COMPARATIVES PRICES AS OF NOVEMBER 26, 2004, IS BEING
           FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  Exhibit III-4
                   Peer Group Market Area Comparative Analysis

                                                                                                Per Capita Income
                                                  Population   Proj.                        -------------------------  Deposit
                                                 ------------   Pop.  2000-2004  2004-2009                   % State    Market
             Institution              County      2000   2004  2009   % Change   % Change    Amount          Average   Share(1)
             -----------              ------     -----  -----  ----   ---------  ---------   ------          -------   --------
                                                 (000)  (000)
Brookline Bancorp, Inc. of MA        Norfolk       650    657    663     1.1%       0.9%    $38,037           127.5%      3.9%
Berkshire Hills Bancorp, Inc. of MA  Berkshire     135    132    128    -2.3%      -3.2%     24,305            81.5%     32.8%
MassBank Corp. of Reading, MA        Middlesex   1,465  1,470  1,469     0.3%       0.0%     36,220           121.4%      2.4%
Woronoco Bancorp, Inc. of MA         Hampden       456    460    463     0.8%       0.6%     21,661            72.6%      6.5%
Newmil Bancorp, Inc. of CT           Litchfield    182    190    199     4.2%       5.0%     30,821            97.2%      7.7%
NH Thrift Bancshares, Inc. of NH     Sullivan       40     42     43     3.0%       3.4%     24,193            88.5%     27.6%
Hingham Inst. For Savings of MA      Plymouth      473    492    515     4.1%       4.6%     28,492            95.5%      3.9%
Central Bancorp of Somerville, MA    Middlesex   1,465  1,470  1,469     0.3%       0.0%     36,220           121.4%      0.9%
LSB Corp. of North Andover, MA       Essex         723    739    757     2.2%       2.3%     30,342           101.7%      2.1%
Mayflower Co-op. Bank of MA          Plymouth      473    492    515     4.1%       4.6%     28,492            95.5%      2.8%

                                      AVERAGES:    606    614    622     1.8%       1.8%     29,878           100.3%      9.0%
                                       MEDIANS:    473    492    515     1.6%       1.6%     29,417            96.3%      3.9%

BENJAMIN FRANKLIN SB                 NORFOLK       650    657    663     1.1%       0.9%    $38,037           127.5%      2.3%

(1) Total institution deposits in headquarters county as percent of total county deposits.

Sources: SNL Financial, LC. and the FDIC.

                                  EXHIBIT IV-1A
                      Weekly Thrift Market Line - Part One
                         Prices as of November 26, 2004

       IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT IV-1A, WEEKLY THRIFT MARKET LINE - PART ONE PRICES AS OF NOVEMBER 26, 2004, IS
        BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  EXHIBIT IV-1B
                      Weekly Thrift Market Line - Part Two
                         Prices as of November 26, 2004

       IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT IV-1B, WEEKLY THRIFT MARKET LINE - PART TWO PRICES AS OF NOVEMBER 26, 2004, IS
        BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

                                  Exhibit IV-2
                        Historical Stock Price Indices(1)

                                                                             SNL          SNL
                                                             NASDAQ        Thrift         Bank
  Year/Qtr. Ended            DJIA          S&P 500         Composite       Index         Index
  ---------------            ----          -------         ---------       -----         -----
1995:  Quarter 1            4157.7           500.7            817.2         278.4        152.1
       Quarter 2            4556.1           544.8            933.5         313.5        171.7
       Quarter 3            4789.1           584.4          1,043.5         362.3        195.3
       Quarter 4            5117.1           615.9          1,052.1         376.5        207.6

1996:  Quarter 1            5587.1           645.5          1,101.4         382.1        225.1
       Quarter 2            5654.6           670.6          1,185.0         387.2        224.7
       Quarter 3            5882.2           687.3          1,226.9         429.3        249.2
       Quarter 4            6442.5           737.0          1,280.7         483.6        280.1

1997:  Quarter 1            6583.5           757.1          1,221.7         527.7        292.5
       Quarter 2            7672.8           885.1          1,442.1         624.5        333.3
       Quarter 3            7945.3           947.3          1,685.7         737.5        381.7
       Quarter 4            7908.3           970.4          1,570.4         814.1        414.9

1998:  Quarter 1            8799.8          1101.8          1,835.7         869.3        456.1
       Quarter 2            8952.0          1133.8          1,894.7         833.5        457.7
       Quarter 3            7842.6          1017.0          1,693.8         651.3        363.5
       Quarter 4            9181.4          1229.2          2,192.7         705.9        439.6

1999:  Quarter 1            9786.2          1286.4          2,461.4         707.6        448.4
       Quarter 2           10970.8          1372.7          2,686.1         695.6        479.3
       Quarter 3           10337.0          1282.7          2,746.2         609.1        409.9
       Quarter 4           11497.1          1469.3          4,069.3         562.4        416.7

2000:  Quarter 1           10921.9          1498.6          4,572.8         545.6        421.2
       Quarter 2           10447.9          1454.6          3,966.1         567.8        387.4
       Quarter 3           10650.9          1436.5          3,672.8         718.3        464.6
       Quarter 4           10786.9          1320.3          2,470.5         874.3        479.4

2001:  Quarter 1            9878.8          1160.3          1,840.3         885.2        459.2
       Quarter 2           10502.4          1224.4          2,160.5         964.5        493.7
       Quarter 3            8847.6          1040.9          1,498.8         953.9        436.6
       Quarter 4           10021.5          1148.1          1,950.4         918.2        473.7

2002:  Quarter 1           10403.9          1147.4          1,845.4        1006.7        498.3
       Quarter 2            9243.3           989.8          1,463.2        1121.4        468.9
       Quarter 3            7591.9           815.3          1,172.1         984.3        396.8
       Quarter 4            8341.6           879.8          1,335.5        1073.2        419.1

2003:  Quarter 1            7992.1           848.2          1,341.2        1096.2        401.0
       Quarter 2            8985.4           974.5          1,622.8        1266.6        476.1
       Quarter 3            9275.1           996.0          1,786.9        1330.9        490.9
       Quarter 4           10453.9          1112.0          2,003.4        1482.3        548.6

2004:  Quarter 1           10357.7          1126.2          1,994.2        1585.3        562.2
       Quarter 2           10435.5          1140.8          2,047.8        1437.8        546.6
       Quarter 3           10080.3          1114.6          1,896.8        1495.1        556.0
As of  Nov. 26, 2004       10522.2          1182.7          2,102.0        1568.8        581.5

(1) End of period data.
Sources: SNL Securities and Wall Street Journal.

                                  EXHIBIT IV-3
                         Historical Thrift Stock Indices

        IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT IV-3, HISTORICAL THRIFT STOCK INDICES, IS BEING FILED IN PAPER PURSUANT TO A
                         CONTINUING HARDSHIP EXEMPTION.

                                  EXHIBIT IV-4
                 MASSACHUSETTS THRIFT ACQUISITIONS 2003-PRESENT

                                                                                              TARGET FINANCIALS AT ANNOUNCEMENT
                                                                                          -----------------------------------------
                                                                                            TOTAL                     NPAS/  RSRVS/
ANNOUNCE    COMPLETE                                                                       ASSETS    E/A  ROAA  ROAE ASSETS   NPLS
  DATE        DATE          BUYER SHORT NAME                 TARGET NAME                   ($000)    (%)   (%)   (%)  (%)     (%)
  ----        ----          ----------------                 -----------                   ------    ---   ---   ---  ---     ---
07/07/2004    PENDING BROOKLINE BANCORP INC.       MA  MYSTIC FINANCIAL, INC.         MA    428,417  6.47 0.39  6.35  0.50   131.20
06/21/2004    PENDING BANKNORTH GROUP INC.         ME  BOSTONFED BANCORP, INC.        MA  1,667,866  5.73 0.19  3.30    NA       NA
01/26/2004 07/23/2004 SOVEREIGN BANCORP INC.       PA  SEACOAST FINANCIAL SERVICES
                                                       CORPORATION                    MA  4,476,594  8.55 0.65  7.65  0.38   258.10
01/08/2004 07/16/2004 INDEPENDENT BANK CORP.       MA  FALMOUTH BANCORP, INC.         MA    166,118 10.68 0.37  3.48  0.00       NM
11/25/2003 04/30/2004 BANKNORTH GROUP INC.         ME  FOXBOROUGH SAVINGS BANK        MA    231,074 13.02 1.59 12.46  0.00       NA
10/20/2003 04/29/2004 SEACOAST FINANCIAL SERVICES  MA  ABINGTON BANCORP, INC.         MA    950,600  6.15 0.40  6.53  0.26   170.56
10/06/2003 05/14/2004 WEBSTER FINANCIAL CORP.      CT  FIRSTFED AMERICA BANCORP, INC. MA  2,680,526  7.44 1.00 12.82  0.08       NM
06/13/2003 02/06/2004 SOVEREIGN BANCORP INC.       PA  FIRST ESSEX BANCORP, INC.      MA  1,755,214  8.23 1.14 13.65  0.29   455.24
04/17/2003 07/31/2003 ROYAL BANK OF SCOTLAND GROUP     PORT FINANCIAL CORP.           MA  1,469,265  8.24 1.03 11.91  0.02       NM
02/10/2003 09/22/2003 AUBURNDALE CO-OPERATIVE BANK MA  NEWTON SOUTH CO-OPERATIVE BANK MA    118,756 16.52 1.91 11.92  0.00       NA
                                                                                            ------- ----- ---- -----  ----       --

                                                       AVERAGE:                           1,394,443  9.10 0.87  9.01  0.17   253.78
                                                       MEDIAN:                            1,209,933  8.24 0.83  9.78  0.08   455.24

                                                                                         DEAL TERMS AND PRICING AT ANNOUNCEMENT
                                                                                    -----------------------------------------------
                                                                                     DEAL    VALUE/                           PREM/
ANNOUNCE    COMPLETE                                                                VALUE    SHARE   P/B   P/TB   P/E   P/A   CDEPS
  DATE        DATE          BUYER SHORT NAME                   TARGET NAME           ($M)     ($)    (%)    (%)   (X)   (%)    (%)
  ----        ----          ----------------                   -----------           ----     ---    ---    ---   ---   ---    ---
07/07/2004    PENDING BROOKLINE BANCORP INC.       MA  MYSTIC FINANCIAL, INC.   MA     66.8  39.354 207.56 207.56 37.48 15.60 13.61
06/21/2004    PENDING BANKNORTH GROUP INC.         ME  BOSTONFED BANCORP, INC.  MA    194.5  40.555 192.02 233.88 33.24 11.66 13.62
01/26/2004 07/23/2004 SOVEREIGN BANCORP INC.       PA  SEACOAST FINANCIAL
                                                       SERVICES CORPORATION     MA  1,099.8  35.327 218.07 396.04 33.02 20.54    NA
01/08/2004 07/16/2004 INDEPENDENT BANK CORP.       MA  FALMOUTH BANCORP, INC.   MA     36.9  37.560 193.31 193.31 58.69 22.23 14.48
11/25/2003 04/30/2004 BANKNORTH GROUP INC.         ME  FOXBOROUGH SAVINGS BANK  MA     90.6 100.000 301.03 301.03 22.41 39.20 35.05
10/20/2003 04/29/2004 SEACOAST FINANCIAL SERVICES  MA  ABINGTON BANCORP, INC.   MA    137.4  34.000 220.92 266.88 26.98 14.79 14.95
10/06/2003 05/14/2004 WEBSTER FINANCIAL CORP.      CT  FIRSTFED AMERICA
                                                       BANCORP, INC.            MA    456.5  24.500 207.63 282.91 16.67 17.33 33.84
06/13/2003 02/06/2004 SOVEREIGN BANCORP INC.       PA  FIRST ESSEX BANCORP, INC.MA    402.6  48.014 256.35 285.97 18.54 22.93 23.20
04/17/2003 07/31/2003 ROYAL BANK OF SCOTLAND GROUP     PORT FINANCIAL CORP.     MA    308.4  54.000 224.63 224.63 19.85 20.99 17.69
02/10/2003 09/22/2003 AUBURNDALE CO-OPERATIVE BANK MA  NEWTON SOUTH
                                                       CO-OPERATIVE BANK        MA       NA      NA     NA     NA    NA    NA    NA
                                                                                         --      --     --     --    --    --    --

                                                       AVERAGE:                                     224.61 265.80 29.65 20.59 20.81
                                                       MEDIAN:                                      218.07 266.88 26.98 20.54 16.32

SOURCE: SNL FINANCIAL, LC.

                                  EXHIBIT IV-5
                             Benjamin Franklin Bank
                            Director Summary Resumes

      DR. MARY AMBLER is a retired physician and a Professor Emeritus of Brown University.

      WILLIAM P. BISSONNETTE is a partner in the firm of Little & Bissonnette, CPAs.

      WILLIAM F. BRADY, JR., D.D.S. is a retired dentist.

      JOHN C. FULLER is retired. He was formerly a Vice President and member of the Board of Directors of the Foxboro Company, a controls and instrumentation company located in Foxboro, Massachusetts.

      ANNE M. KING, Clerk of Benjamin Franklin Bancorp and Benjamin Franklin Bank, is a retired journalist and currently works part-time in public relations.

      RICHARD D. MANN is an owner of Buckley & Mann, Inc., a textile manufacturer located in Norfolk, Massachusetts. He also serves as a member of the Board of Trustees of Clark-Cutler-McDermott Co. of Franklin, Massachusetts and of Draper Knitting Co. of Canton, Massachusetts.

      JOHN D. MURPHY is self-employed in the field of real estate.

      CHARLES F. OTERI is the Chief Executive Officer and Funeral Director of Oteri Funeral Home in Franklin, Massachusetts.

      THOMAS R. VENABLES has served as President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank since 2002. Prior to 2002, Mr. Venables co-founded Lighthouse Bank of Waltham, Massachusetts in 1999 and served as its President and Chief Executive Officer. From 1998 to 1999, Mr. Venables was employed as a consultant with Marsh and McLennan Capital, Inc. He was employed by Grove Bank of Newton, Massachusetts from 1974 until it was acquired by Citizens Bank in 1997, serving as its President and Chief Executive Officer for the last 11 years of his tenure.

      ALFRED H. WAHLERS, is the Chairman of the Board of Benjamin Franklin Bancorp and Benjamin Franklin Bank. Mr. Wahlers is a retired insurance executive.

      CHARLES YERGATIAN is a retired residential real estate developer.

                                  EXHIBIT IV-5
                             Benjamin Franklin Bank
                        Director Summary Resumes (cont.)

      Upon completion of the Chart Bank acquisition, six directors of Chart Bank will be appointed as directors of Benjamin Franklin Bancorp and Benjamin Franklin Bank. The principal occupation and business experience for the last five years for each of these Chart Bank directors is set forth below. All of these individuals have held their present positions for five years unless otherwise stated.

      RICHARD E. BOLTON, JR. has served as the President and Chief Executive Officer of Chart Bank since 1995. He has served as President of Chart Bank's subsidiary, CSSI, since 1999. Mr. Bolton is 45 years old.

      PAUL E. CAPASSO is the President of Capasso Realty Corporation located in Newton, Massachusetts, a real estate investment company specializing in apartment and office building ownership. Mr. Capasso is 48 years old.

      JONATHAN A. HAYNES is the President of Haynes Management, a real estate management firm located in Wellesley Hills, Massachusetts, and President of D.M. Bernardi, a general contracting firm located in Wellesley Hills, Massachusetts. Mr. Haynes is 48 years old.

      DANIEL F. O'BRIEN is a certified public accountant and owner and president of O'Brien, Riley and Ryan, a CPA firm located in Boston. Mr. O'Brien is also the manager of State Street Wealthcare Advisors, LLC, a financial services company and State Street Consulting, LLC, a computer services consulting firm. Mr. O'Brien is also a practicing attorney. Mr. O'Brien is 49 years old.

      DONALD P. QUINN is an attorney in private practice in Plymouth, Massachusetts. He was formerly a partner concentrating in commercial business and real estate matters at Goodwin Procter LLP, a law firm located in Boston. Mr. Quinn is 66 years old.

      NEIL E. TODREAS is a professor of nuclear engineering and a professor of mechanical engineering at Massachusetts Institute of Technology. He also provides consulting services through his company, Energy Technology Associates, Inc. Mr. Todreas is 69 years old.

                                  EXHIBIT IV-6
                             Benjamin Franklin Bank
                       Pro Forma Regulatory Capital Ratios

                                                                                   PRO FORMA AT SEPTEMBER 30, 2004 BASED ON (1)
                                                        BENJAMIN FRANKLIN       --------------------------------------------------
                                                          HISTORICAL AT          4,250,000 SHARES SOLD      5,000,000 SHARES SOLD
                                                       SEPTEMBER 30, 2004         @ $10 PER SHARE (2)          @ $10 PER SHARE
                                                     -----------------------    -----------------------    -----------------------
                                                                   PERCENT                    PERCENT                    PERCENT
                                                                      OF                         OF                         OF
                                                       AMOUNT     ASSETS (3)      AMOUNT     ASSETS (3)      AMOUNT     ASSETS (3)
                                                     ----------   ----------    ----------   ----------    ----------   ----------
                                                                                 (DOLLARS IN THOUSANDS)
BENJAMIN FRANKLIN BANCORP:
TOTAL CAPITAL SHOWN ON FINANCIAL STATEMENTS ......   $   30,586      5.91%      $   89,296     10.94%      $   95,972     11.67%
                                                     ==========   =======       ==========   =======       ==========   =======
Tier 1 leverage capital ..........................       37,281      7.42%          63,878      8.29%          70,554      9.07%
Tier 1 leverage requirement ......................       20,093      4.00%          30,832      4.00%          31,099      4.00%
                                                     ----------   -------       ----------   -------       ----------   -------
Excess capital ...................................   $   17,188      3.42%      $   33,046      4.29%      $   39,454      5.07%
                                                     ==========   =======       ==========   =======       ==========   =======
Tier 1 risk-based capital ........................       37,281     11.71%          63,878     13.68%          70,554     15.07%
Tier 1 risk-based requirement(2) .................       12,738      4.00%          18,676      4.00%          18,730      4.00%
                                                     ----------   -------       ----------   -------       ----------   -------
Excess capital ...................................   $   24,543      7.71%      $   45,201      9.68%      $   51,824     11.07%
                                                     ==========   =======       ==========   =======       ==========   =======
Total risk-based capital .........................       40,298     12.65%          68,648     14.70%          75,324     16.09%
Total risk-based requirement .....................       25,476      8.00%          37,353      8.00%          37,460      8.00%
                                                     ----------   -------       ----------   -------       ----------   -------
Excess capital ...................................   $   14,822      4.65%      $   31,295      6.70%      $   37,864      8.09%
                                                     ==========   =======       ==========   =======       ==========   =======

BENJAMIN FRANKLIN BANK:
TOTAL CAPITAL SHOWN ON FINANCIAL STATEMENTS ......   $   38,785      7.50%      $   83,498     10.37%      $   84,708     10.49%
                                                     ==========   =======       ==========   =======       ==========   =======
Tier 1 leverage capital ..........................       36,481      7.27%          49,080      6.46%          50,290      6.60%
Tier 1 leverage requirement ......................       20,059      4.00%          30,407      4.00%          30,481      4.00%
                                                     ----------   -------       ----------   -------       ----------   -------
Excess capital ...................................   $   16,422      3.27%      $   18,673      2.46%      $   19,809      2.60%
                                                     ==========   =======       ==========   =======       ==========   =======
Tier 1 risk-based capital ........................       36,481     11.50%          49,080     10.57%          50,290     10.82%
Tier 1 risk-based requirement(2) .................       12,685      4.00%          18,581      4.00%          18,596      4.00%
                                                     ----------   -------       ----------   -------       ----------   -------
Excess capital ...................................   $   23,796      7.50%      $   30,498      6.57%      $   31,694      6.82%
                                                     ==========   =======       ==========   =======       ==========   =======
Total risk-based capital .........................       39,498     12.45%          53,850     11.59%          55,060     11.84%
Total  risk-based requirement ....................       25,371      8.00%          37,163      8.00%          37,192      8.00%
                                                     ----------   -------       ----------   -------       ----------   -------
Excess capital ...................................   $   14,127      4.45%      $   16,687      3.59%      $   17,867      3.84%
                                                     ==========   =======       ==========   =======       ==========   =======

                                                         PRO FORMA AT SEPTEMBER 30, 2004 BASED ON (1)
                                                     --------------------------------------------------
                                                      5,750,000 SHARES SOLD      6,612,500 SHARES SOLD
                                                         @ $10 PER SHARE            @ $10 PER SHARE
                                                     -----------------------    -----------------------
                                                                   PERCENT                    PERCENT
                                                                      OF                         OF
                                                       AMOUNT     ASSETS (3)      AMOUNT     ASSETS (3)
                                                     ----------   ----------    ----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
BENJAMIN FRANKLIN BANCORP:
TOTAL CAPITAL SHOWN ON FINANCIAL STATEMENTS ......   $  102,503     12.36%      $  110,013     13.15%
                                                     ==========   =======       ==========   =======
Tier 1 leverage capital ..........................       77,085      9.83%          84,595     10.69%
Tier 1 leverage requirement ......................       31,361      4.00%          31,661      4.00%
                                                     ----------   -------       ----------   -------
Excess capital ...................................   $   45,724      5.83%      $   52,934      6.69%
                                                     ==========   =======       ==========   =======
Tier 1 risk-based capital ........................       77,085     16.42%          84,595     17.96%
Tier 1 risk-based requirement(2) .................       18,782      4.00%          18,842      4.00%
                                                     ----------   -------       ----------   -------
Excess capital ...................................   $   58,303     12.42%      $   65,753     13.96%
                                                     ==========   =======       ==========   =======
Total risk-based capital .........................       81,855     17.43%          89,365     18.97%
Total risk-based requirement .....................       37,564      8.00%          37,684      8.00%
                                                     ----------   -------       ----------   -------
Excess capital ...................................   $   44,291      9.43%      $   51,681     10.97%
                                                     ==========   =======       ==========   =======

BENJAMIN FRANKLIN BANK:
TOTAL CAPITAL SHOWN ON FINANCIAL STATEMENTS ......   $   85,965     10.63%      $   87,412     10.78%
                                                     ==========   =======       ==========   =======
Tier 1 leverage capital ..........................       51,547      6.75%          52,994      6.92%
Tier 1 leverage requirement ......................       30,555      4.00%          30,641      4.00%
                                                     ----------   -------       ----------   -------
Excess capital ...................................   $   20,992      2.75%      $   22,353      2.92%
                                                     ==========   =======       ==========   =======
Tier 1 risk-based capital ........................       51,547     11.08%          52,994     11.38%
Tier 1 risk-based requirement(2) .................       18,611      4.00%          18,628      4.00%
                                                     ----------   -------       ----------   -------
Excess capital ...................................   $   32,936      7.08%      $   34,366      7.38%
                                                     ==========   =======       ==========   =======
Total risk-based capital .........................       56,317     12.10%          57,764     12.40%
Total  risk-based requirement ....................       37,222      8.00%          37,256      8.00%
                                                     ----------   -------       ----------   -------
Excess capital ...................................   $   19,095      4.10%      $   20,507      4.40%
                                                     ==========   =======       ==========   =======

------------------
(1) Pro forma capital compliance figures shown for Benjamin Franklin Bancorp and Benjamin Franklin Bank.

(2) If Benjamin Franklin Bancorp receives orders for fewer than 4,250,000 shares, Benjamin Franklin Bancorp may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve this minimum number. If the full 2,082,500 shares are applied in this manner, then Benjamin Franklin Bancorp would contribute to Benjamin Franklin Bank 90% (rather than 25%, as otherwise planned) of the cash proceeds of the offering remaining after providing for offering expenses, the cash consideration in the acquisition and the loan to the employee stock ownership plan, and the resulting pro forma regulatory capital ratios for Benjamin Franklin Bancorp and Benjamin Franklin Bank as of September 30, 2004 would be as follows:

                                                     BENJAMIN FRANKLIN BANCORP    BENJAMIN FRANKLIN BANK
                                                     -------------------------    ----------------------
             (DOLLARS IN THOUSANDS)                   CAPITAL          RATIO       CAPITAL       RATIO
--------------------------------------------------   ---------       ---------    ---------   ----------
Total capital per financial statements ...........   $  68,672          8.63%     $  75,534      9.47%
Tier 1 leverage capital ..........................      43,254          5.77%        41,116      5.47%
Tier 1 risk-based capital ........................      43,254          9.35%        41,116      8.88%
Total risk-based capital .........................      48,024         10.38%        45,886      9.91%

(3) Adjusted total or adjusted risk-weighted assets, as appropriate. Pro forma adjusted risk-weighted assets assume that funds infused into Benjamin Franklin Bank are held in assets that carry a risk-weighting of 20.0%.

Source: Benjamin Franklin's Prospectus

                                  EXHIBIT IV-7
                            PRO FORMA ANALYSIS SHEET
                         Benjamin Franklin Bancorp, Inc.
                         Prices as of November 26, 2004

                                                                        Massachusetts    All Publicly Traded
                                                       Peer Group         Companies           Companies
                                                     ---------------   ---------------   -------------------
Price Multiple                  Symbol  Subject (1)   Mean    Median    Mean    Median    Mean        Median
------------------------------------------------------------------------------------------------------------
Price-earnings ratio        =     P/E      34.45      18.09x   19.34x   19.44x   19.46x   18.47x       17.47x
Price-core earnings ratio   =   P/Core     32.43      19.04x   20.23x   20.50x   21.46x   19.81x       18.28x
Price-book ratio            =     P/B      81.29%    166.24%  159.61%  162.34%  159.51%  164.76%      180.03%
Price-tangible book ratio   =    P/TB     131.34%    178.05%  169.23%  165.26%  162.89%  155.47%      170.41%
Price-assets ratio          =     P/A       9.48%     19.09%   16.47%   20.49%   16.47%   17.74%       15.22%

Valuation Parameters

Pre-Conversion Earnings (Y)          $  2,054,000 (2)    ESOP Stock Purchases (E)                     5.54% (5)
Pre-Conversion Book Value (B)        $ 52,634,000 (2)    Cost of ESOP Borrowings (S)                  0.00% (5)
Pre-Conv. Tang. Book Val. (B)        $ 16,061,000 (2)    ESOP Amortization (T)                       30.00  years
Pre-Conversion Assets (A)            $779,368,000 (2)    MRP Amount (M)                               2.77% (6)
Reinvestment Rate (R)                        1.38%(3)    MRP Vesting (N)                              5.00  years
Est. Conversion Expenses (X)                 2.08%(4)    Shares Issued to Chart Bank             2,401,575
Tax rate (TAX)                              36.00%       Percent of Total Shares (AP)                30.78% (7)
                                                         Foundation (F)                               5.13% (8)
                                                         Tax Benefit (Z)                       $ 1,440,000
                                                         Percentage Sold (PCT)                      100.00%

Calculation of Pro Forma Value After Conversion

1. V= P/E * Y                                                                      V=    $ 78,015,750
      ---------------------------------------------------------------------
      1 - P/E * PCT * ( (1 - X - E - M - F - AP) * R - (1-TAX)* ( E/T + M/N))

2. V= P/B  *  ( B + Z )                                                            V=    $ 78,015,750
      ----------------------------------------
      1 - P/B * PCT * (1 - X - E - M - F - AP)

3. V= P/A * ( A + Z )                                                              V=    $ 78,015,750
      ----------------------------------------
      1 - P/A * PCT * (1 - X - E - M - F - AP)

                                       Price          Gross          Shares        Shares        Total       Total
                         Share Sold     Per         Offering        Issued To     Issued To     Shares       Market
Conclusion               to Public     Share        Proceeds       Foundation    Chart Bank     Issued       Value
----------------------------------------------------------------------------------------------------------------------
Supermaximum             6,612,500     10.00       $66,125,001       400,000     2,401,575     9,414,075   $94,140,750
Maximum                  5,750,000     10.00       $57,500,000       400,000     2,401,575     8,551,575   $85,515,750
Midpoint                 5,000,000     10.00       $50,000,000       400,000     2,401,575     7,801,575   $78,015,750
Minimum                  4,250,000     10.00       $42,500,000       340,000     2,401,575     6,991,575   $69,915,750

----------------

(1)   Pricing ratios shown reflect the midpoint value.

(2) Reflects impact of purchase accounting adjustments and merger costs for the acquisition of Chart Bank

(3)   Net return reflects a reinvestment rate of 2.16% and a tax rate of 34.0%.

(4) Offering expenses are $1.6 million as a percent of the $78.0 million total market value of the company at the midpoint of the valuation.

(5) ESOP is 8.0% of the gross offering plus foundation, equal to $4.3 million at the midpoint. Shown as a percent of the $78.0 million total market value of the at the midpoint of the valuation. ESOP is funded internally by the company, thus no interest cost is recorded.

(6) MRP is 4.0% of the gross offering plus foundation, equal to $2.2 million at the midpoint. Shown as a percent of the $78.0 million total market value at the midpoint.

(7) Percent is 2,401,575 shares issued to Chart Bank as a percent of the 7,801,575 shares outstanding on a pro forma basis at the midpoint.

(8) Foundation is 8.0% of gross offering, to a maximum of 400,000 shares. Percent is 400,000 shares issued to the Foundation at the midpoint as a percent of the 7,801,575 shares outstanding on a pro forma basis at the midpoint.

                                  Exhibit IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                        Benjamin Franklin Bancorp, Inc.
                      At the Minimum of the Offering Range

1. Offering Proceeds                                                                               $ 42,500,000
   Less: Estimated Offering Expenses                                                                  1,553,850
                                                                                                   ------------
   Net Conversion Proceeds                                                                         $ 40,946,150

2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                         $ 40,946,150
   Less: Non-recurring merger expenses                                                                        0
   Less: Non-Cash Stock Purchases (1)                                                                 5,508,000
                                                                                                   ------------
   Net Proceeds Reinvested                                                                         $ 35,438,150
   Estimated net incremental rate of return                                                                1.38%
                                                                                                   ------------
   Earnings Increase                                                                               $    489,897
       Less: Estimated cost of ESOP borrowings (2)                                                            0
       Less: Amortization of ESOP borrowings (3)                                                         78,336
       Less: Recognition Plan Vesting (4)                                                               235,008
                                                                                                   ------------
   Net Earnings Increase                                                                           $    176,553

                                                                                      Net
                                                                     Before         Earnings          After
                                                                   Conversion       Increase        Conversion
                                                                  ------------   ---------------   ------------
3. Pro Forma Earnings

   12 Months ended September 30, 2004 (reported)                  $  2,054,000   $       176,553   $  2,230,553
   12 Months ended September 30, 2004 (core)                      $  2,195,000   $       176,553   $  2,371,553

                                                      Before        Net Cash     Tax Benefit (5)       After
                                                    Conversion      Proceeds     Of Contribution    Conversion
                                                   ------------   ------------   ---------------   ------------
4. Pro Forma Net Worth

   September 30, 2004                              $ 52,634,000   $ 35,438,150   $     1,224,000   $ 89,296,150
   September 30, 2004 (Tangible)                   $ 16,061,000   $ 35,438,150   $     1,224,000   $ 52,723,150

                                                      Before        Net Cash     Tax Benefit (5)       After
                                                    Conversion      Proceeds     Of Contribution    Conversion
                                                   ------------   ------------   ---------------   ------------
5. Pro Forma Assets

   September 30, 2004                              $779,368,000   $ 35,438,150   $     1,224,000   $816,030,150

(1) Includes ESOP and MRP stock purchases equal to 8.0% and 4.0% of the offering and foundation.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) It has been assumed that ESOP borrowings are amortized over 30 years and the amortization expense is tax-effected at a 36.0% rate.

(4) MRP is amortized over 5 years, and the amortization expense is tax effected at 36.0%.

(5)   Reflects tax benefit of the contribution to the Foundation.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                         Benjamin Franklin Bancorp, Inc.
                      At the Midpoint of the Offering Range

1.       Offering Proceeds                                                                                            $ 50,000,000
         Less: Estimated Offering Expenses                                                                               1,622,370
                                                                                                                      ------------
         Net Conversion Proceeds                                                                                      $ 48,377,630

2.     Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                                        $ 48,377,630
       Less: Non-recurring merger expenses                                                                                       0
       Less: Non-Cash Stock Purchases (1)                                                                                6,480,000
                                                                                                                      ------------
       Net Proceeds Reinvested                                                                                        $ 41,897,630
       Estimated net incremental rate of return                                                                               1.38%
                                                                                                                      ------------
       Earnings Increase                                                                                              $    579,193
           Less: Estimated cost of ESOP borrowings (2)                                                                           0
           Less: Amortization of ESOP borrowings (3)                                                                        92,160
           Less: Recognition Plan Vesting (4)                                                                              276,480
                                                                                                                      ------------
       Net Earnings Increase                                                                                          $    210,553

                                                                                                        Net
                                                                                    Before            Earnings           After
                                                                                  Conversion          Increase         Conversion
                                                                                  ----------          --------         ----------
3.     Pro Forma Earnings

       12 Months ended September 30, 2004 (reported)                             $ 2,054,000          $210,553        $  2,264,553
       12 Months ended September 30, 2004 (core)                                 $ 2,195,000          $210,553        $  2,405,553

                                                                 Before           Net Cash        Tax Benefit (5)        After
                                                               Conversion         Proceeds        Of Contribution      Conversion
                                                               ----------         --------        ---------------      ----------
4.     Pro Forma Net Worth

       September 30, 2004                                     $ 52,634,000       $41,897,630        $ 1,440,000       $ 95,971,630
       September 30, 2004 (Tangible)                          $ 16,061,000       $41,897,630        $ 1,440,000       $ 59,398,630

                                                                 Before            Net Cash       Tax Benefit (5)        After
                                                               Conversion          Proceeds       Of Contribution      Conversion
                                                               ----------          --------       ---------------      ----------
5.     Pro Forma Assets

       September 30, 2004                                     $779,368,000       $41,897,630        $ 1,440,000       $822,705,630

(1) Includes ESOP and MRP stock purchases equal to 8.0% and 4.0% of the offering and foundation.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) It has been assumed that ESOP borrowings are amortized over 30 years and the amortization expense is tax-effected at a 36.0% rate.

(4) MRP is amortized over 5 years, and the amortization expense is tax effected at 36.0%.

(5) Reflects tax benefit of the contribution to the Foundation.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                         Benjamin Franklin Bancorp, Inc.
                      At the Maximum of the Offering Range

1.       Offering Proceeds                                                                                            $ 57,500,000
         Less: Estimated Offering Expenses                                                                               1,691,370
                                                                                                                      ------------
         Net Conversion Proceeds                                                                                      $ 55,808,630

2.     Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                                        $ 55,808,630
       Less: Non-recurring merger expenses                                                                                       0
       Less: Non-Cash Stock Purchases (1)                                                                                7,380,000
                                                                                                                      ------------
       Net Proceeds Reinvested                                                                                        $ 48,428,630
       Estimated net incremental rate of return                                                                               1.38%
                                                                                                                      ------------
       Earnings Increase                                                                                              $    669,477
           Less: Estimated cost of ESOP borrowings (2)                                                                           0
           Less: Amortization of ESOP borrowings (3)                                                                       104,960
           Less: Recognition Plan Vesting (4)                                                                              314,880
                                                                                                                      ------------
       Net Earnings Increase                                                                                          $    249,637

                                                                                                     Net
                                                                               Before              Earnings              After
                                                                             Conversion            Increase            Conversion
                                                                             ----------            --------            ----------
3.      Pro Forma Earnings

       12 Months ended September 30, 2004 (reported)                         $2,054,000          $  249,637           $  2,303,637
       12 Months ended September 30, 2004 (core)                             $2,195,000          $  249,637           $  2,444,637

                                                            Before            Net Cash         Tax Benefit (5)           After
                                                          Conversion          Proceeds         Of Contribution         Conversion
                                                         ------------         --------         ---------------         ----------
4.     Pro Forma Net Worth

       September 30, 2004                                $ 52,634,000       $48,428,630          $1,440,000           $102,502,630
       September 30, 2004 (Tangible)                     $ 16,061,000       $48,428,630          $1,440,000           $ 65,929,630

                                                            Before            Net Cash         Tax Benefit (5)           After
                                                          Conversion          Proceeds         Of Contribution         Conversion
                                                          ----------          --------         ---------------         ----------
5.      Pro Forma Assets

       September 30, 2004                                $779,368,000       $48,428,630          $1,440,000           $829,236,630

(1) Includes ESOP and MRP stock purchases equal to 8.0% and 4.0% of the offering and foundation.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) It has been assumed that ESOP borrowings are amortized over 30 years and the amortization expense is tax-effected at a 36.0% rate.

(4) MRP is amortized over 5 years, and the amortization expense is tax effected at 36.0%.

(5) Reflects tax benefit of the contribution to the Foundation.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                         Benjamin Franklin Bancorp, Inc.
               At the Maximum, as Adjusted, of the Offering Range

1.       Offering Proceeds                                                                                            $ 66,125,001
         Less: Estimated Offering Expenses                                                                            $  1,770,720
                                                                                                                      ------------
         Net Conversion Proceeds                                                                                      $ 64,354,281

2.     Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                                        $ 64,354,281
       Less: Non-recurring merger expenses                                                                                       0
       Less: Non-Cash Stock Purchases (1)                                                                                8,415,000
                                                                                                                      ------------
       Net Proceeds Reinvested                                                                                        $ 55,939,281
       Estimated net incremental rate of return                                                                               1.38%
                                                                                                                      ------------
       Earnings Increase                                                                                              $    773,305
           Less: Estimated cost of ESOP borrowings (2)                                                                           0
           Less: Amortization of ESOP borrowings (3)                                                                       119,680
           Less: Recognition Plan Vesting (4)                                                                              359,040
                                                                                                                      ------------
       Net Earnings Increase                                                                                          $    294,585

                                                                                                       Net
                                                                             Before                 Earnings              After
                                                                           Conversion               Increase           Conversion
                                                                           ----------               --------           ----------
3.     Pro Forma Earnings

       12 Months ended September 30, 2004 (reported)                      $ 2,054,000              $  294,585         $  2,348,585
       12 Months ended September 30, 2004 (core)                          $ 2,195,000              $  294,585         $  2,489,585

                                                        Before             Net Cash              Tax Benefit (5)         After
                                                      Conversion           Proceeds              Of Contribution       Conversion
                                                      ----------           --------              ---------------       ----------
4.     Pro Forma Net Worth

       September 30, 2004                           $ 52,634,000          $55,939,281              $1,440,000         $110,013,281
       September 30, 2004 (Tangible)                $ 16,061,000          $55,939,281              $1,440,000         $ 73,440,281

                                                       Before              Net Cash              Tax Benefit (5)         After
                                                     Conversion            Proceeds              Of Contribution       Conversion
                                                     ----------            --------              ---------------       ----------
5.     Pro Forma Assets

       September 30, 2004                           $779,368,000          $55,939,281              $1,440,000         $836,747,281

(1) Includes ESOP and MRP stock purchases equal to 8.0% and 4.0% of the offering and foundation.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) It has been assumed that ESOP borrowings are amortized over 30 years and the amortization expense is tax-effected at a 36.0% rate.

(4) MRP is amortized over 5 years, and the amortization expense is tax effected at 36.0%.

(5) Reflects tax benefit of the contribution to the Foundation.

                                  EXHIBIT IV-9
                        Peer Group Core Earnings Analysis

  IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT IV-9, PEER GROUP
    CORE EARNINGS ANALYSIS, IS BEING FILED IN PAPER PURSUANT TO A CONTINUING
                              HARDSHIP EXEMPTION.

                                 EXHIBIT V-1
                              RP Financial, LC.
                        Firm Qualifications Statement

                                                    FIRM QUALIFICATION STATEMENT

RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

STRATEGIC AND CAPITAL PLANNING

RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

MERGER AND ACQUISITION SERVICES

RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

VALUATION SERVICES

RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

OTHER CONSULTING SERVICES AND DATA BASES

RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.

RP Financial's Key Personnel

   Gregory E. Dunn, Senior Vice President
   James P. Hennessey, Senior Vice President
   James J. Oren, Senior Vice President
   William E. Pommerening, Managing Director
   Ronald S. Riggins, Managing Director